      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 3, 2001
                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                         BRIGGS & STRATTON CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                            ------------------------

               WISCONSIN                                   3519                                  39-0182330
      (STATE OR OTHER JURISDICTION             (PRIMARY STANDARD INDUSTRIAL                   (I.R.S. EMPLOYER
   OF INCORPORATION OR ORGANIZATION)           CLASSIFICATION CODE NUMBER)                  IDENTIFICATION NO.)
                DELAWARE                     GENERAC PORTABLE PRODUCTS, INC.                     13-4006887
                DELAWARE                                GPPD, INC.                               13-4012696
               WISCONSIN                                GPPW, INC.                               13-4012695
                DELAWARE                      GENERAC PORTABLE PRODUCTS, LLC                     39-1932782
      (STATE OR OTHER JURISDICTION             (EXACT NAME OF GUARANTOR AS                    (I.R.S. EMPLOYER
   OF INCORPORATION OR ORGANIZATION)            SPECIFIED IN ITS CHARTER)                   IDENTIFICATION NO.)

                            12301 WEST WIRTH STREET
                           WAUWATOSA, WISCONSIN 53222
                                 (414) 259-5333
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                 JAMES E. BRENN
               SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
                         BRIGGS & STRATTON CORPORATION
                            12301 WEST WIRTH STREET
                           WAUWATOSA, WISCONSIN 53222
                                 (414) 259-5333
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                            ------------------------

 COPIES OF ALL COMMUNICATIONS, INCLUDING ALL COMMUNICATIONS SENT TO THE AGENT,
                               SHOULD BE SENT TO:

                               BRUCE C. DAVIDSON
                              JOSEPH D. MASTERSON
                              QUARLES & BRADY LLP
                           411 EAST WISCONSIN AVENUE
                              MILWAUKEE, WI 53202
                                 (414) 277-5000
                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after the effective date of this Registration Statement.

    If the only securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
---------------

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
---------------
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------------
                                                                        PROPOSED             PROPOSED
                                                                         MAXIMUM              MAXIMUM
           TITLE OF EACH CLASS OF                AMOUNT TO BE        OFFERING PRICE          AGGREGATE            AMOUNT OF
        SECURITIES TO BE REGISTERED               REGISTERED            PER UNIT          OFFERING PRICE     REGISTRATION FEE(1)
--------------------------------------------------------------------------------------------------------------------------------
8.875% Senior Notes due March 15, 2011......     $275,000,000             100%             $275,000,000          $68,750(2)
--------------------------------------------------------------------------------------------------------------------------------
Guarantees of each of the Guarantors........          (2)                  (3)                  (3)                  (3)
--------------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------------

(1) Calculated at the statutory rate of .000250 of the proposed maximum aggregate offering price, which price is exclusive of accrued interest and is estimated solely for the purpose of calculating the registration fee.

(2) The 8.875% Senior Notes due March 15, 2011 will be guaranteed by each of the Guarantors.

(3) No additional consideration will be paid by the recipients of the notes for the guarantees. Pursuant to Rule 457(n), no separate fee is payable for the guarantees.
                            ------------------------

    THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

The information in this prospectus is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus is not an offer to sell these securities nor a solicitation of an offer to buy these securities where the offer or sale is not permitted.

PROSPECTUS
                   SUBJECT TO COMPLETION, DATED JULY 3, 2001.

                         BRIGGS & STRATTON CORPORATION

     OFFER TO EXCHANGE UP TO $275,000,000 IN PRINCIPAL AMOUNT OF OUR 8.875%
       SENIOR NOTES DUE MARCH 15, 2011 FOR ANY AND ALL OF OUR OUTSTANDING $275,000,000 PRINCIPAL AMOUNT OF 8.875% SENIOR NOTES DUE MARCH 15, 2011

             THE REGISTERED EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M.
          NEW YORK CITY TIME ON              , 2001, UNLESS EXTENDED.

      We are offering the 8.875% Senior Notes due March 15, 2011 (the "Exchange Notes"). We are offering to exchange up to $275,000,000 in aggregate principal amount of Exchange Notes for $275,000,000 aggregate principal amount of our outstanding 8.875% Senior Notes due March 15, 2011 (the "Original Notes"). We sometimes refer to the Original Notes and the Exchange Notes collectively as the "notes." The notes are guaranteed on a general unsecured basis by certain of our subsidiaries, Generac Portable Products, Inc., GPPD, Inc., GPPW, Inc. and Generac Portable Products, LLC.

    The terms of the Exchange Notes are substantially identical in all respects (including principal amount, interest rate and maturity) to the terms of the Original Notes for which they may be exchanged pursuant to this exchange offer, except that the Exchange Notes will be freely transferable by the holders (other than as described herein), are issued free of any covenant restricting transfer absent registration and will not have the right to earn additional interest in the event of a failure to register the Exchange Notes. The Exchange Notes will evidence the same debt as the Original Notes and contain terms that are substantially identical as the terms of the Original Notes. Original Notes that are accepted for exchange will be cancelled and retired. For a description of the terms of the notes, see "Description of Notes." There will be no cash proceeds to Briggs & Stratton from this exchange offer.

    The Exchange Notes will bear interest from the most recent date to which interest has been paid on the Original Notes, or if no interest has been paid on the Original Notes, from May 14, 2001. Holders whose Original Notes are accepted for exchange will not receive any payment in respect of interest on the Original Notes for which the record date occurs on or after completion of the exchange offer. See "The Exchange Offer -- Terms of the Exchange Offer."

    We will pay interest on the notes on March 15 and September 15 of each year. We will make the first payment on September 15, 2001. The notes will be senior unsecured obligations of Briggs & Stratton and the subsidiary guarantors and will rank equally with all of our existing and future senior unsecured debt. The notes will not be entitled to the benefit of any sinking fund or other mandatory redemption obligation prior to maturity. We may redeem some or all of the notes prior to maturity at 100% of the principal amount plus a "make-whole" premium as described in this prospectus. If we experience a change of control, we will be required to offer to repurchase the notes at 101% of their principal amount, plus accrued interest to the date of repurchase. The notes will be issued only in book-entry form, in denominations of $1,000 and integral multiples of $1,000.

    The Original Notes are and the Exchange Notes will be evidenced by global notes deposited with a custodian for and registered in the name of a nominee of The Depository Trust Company. Except as described in this prospectus, beneficial interests in the global notes will be shown on, and transfers will be effected only through, records maintained by The Depository Trust Company and its direct and indirect participants.

    The Original Notes were sold on May 14, 2001, in a transaction that was not registered under the Securities Act of 1933. Accordingly, the Original Notes may not be offered or sold within the United States or to U.S. persons, except to qualified institutional buyers in reliance on the exemption from registration provided by Rule 144A under the Securities Act and to certain persons in offshore transactions in reliance on Regulation S under the Securities Act. We are offering the Exchange Notes to satisfy certain of our obligations under the Registration Rights Agreement relating to the Original Notes. See "The Exchange Offer -- Purposes and Effects of the Exchange Offer."

    EACH BROKER-DEALER THAT RECEIVES EXCHANGE NOTES FOR ITS OWN ACCOUNT PURSUANT TO THE EXCHANGE OFFER MUST ACKNOWLEDGE THAT IT WILL DELIVER A PROSPECTUS IN CONNECTION WITH ANY RESALE OF THE EXCHANGE NOTES. THE LETTER OF TRANSMITTAL STATES THAT BY SO ACKNOWLEDGING AND BY DELIVERING A PROSPECTUS, A BROKER-DEALER WILL NOT BE DEEMED TO ADMIT THAT IT IS AN "UNDERWRITER" WITHIN THE MEANING OF THE SECURITIES ACT. THIS PROSPECTUS, AS IT MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, MAY BE USED BY A BROKER-DEALER IN CONNECTION WITH ANY RESALES OF EXCHANGE NOTES RECEIVED IN EXCHANGE FOR ORIGINAL NOTES WHERE THE ORIGINAL NOTES WERE ACQUIRED BY THE BROKER-DEALER AS A RESULT OF MARKET-MAKING ACTIVITIES OR OTHER TRADING ACTIVITIES. BRIGGS & STRATTON HAS AGREED THAT, FOR A PERIOD OF 180 DAYS AFTER THE EXPIRATION DATE (AS DEFINED IN THIS PROSPECTUS), IT WILL MAKE THIS PROSPECTUS AVAILABLE TO ANY BROKER-DEALER FOR USE IN CONNECTION WITH ANY SUCH RESALE. SEE "PLAN OF DISTRIBUTION."

    The notes are not listed and will not be listed on any national securities exchange.

     INVESTING IN THE NOTES INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 10.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED THAT THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

            The date of this prospectus is                  , 2001.

     NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY BRIGGS & STRATTON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF BRIGGS & STRATTON SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SECURITIES OTHER THAN THOSE SPECIFICALLY OFFERED HEREBY OR OF ANY SECURITIES OFFERED HEREBY IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. THE INFORMATION CONTAINED IN THIS PROSPECTUS SPEAKS ONLY AS OF THE DATE OF THIS PROSPECTUS UNLESS THE INFORMATION SPECIFICALLY INDICATES THAT ANOTHER DATE APPLIES.

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

     Statements made in this prospectus that are not statements of historical fact are forward-looking statements. In addition, from time to time, we and our representatives may make statements that are forward-looking. All forward-looking statements involve risks and uncertainties. This section provides you with cautionary statements identifying, for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, important factors that could cause our actual results to differ materially from those contained in forward-looking statements made in this prospectus or otherwise made by us or on our behalf. You can identify these forward-looking statements by forward-looking words such as "expect", "anticipate", "intend", "plan", "may", "will", "believe", "seek", "estimate", and similar expressions. You are cautioned not to place undue reliance on these forward-looking statements.

     The following are some of the factors that could cause actual results to differ materially from estimates contained in our forward-looking statements: our ability to successfully forecast demand for our products and appropriately adjust our manufacturing levels; changes in our operating expenses; our ability to successfully integrate Generac Portable Products, Inc. ("Generac") into our operations; changes in interest rates; the effects of weather on purchasing patterns of consumers and original equipment manufacturers ("OEMs"); actions of engine manufacturers and OEMs with whom we compete; the seasonal nature of our business; changes in laws and regulations, including accounting standards; work stoppages or other consequences of any deterioration in our employee relations; changes in consumer and OEM demand; changes in prices of raw materials and parts that we purchase; changes in domestic economic conditions, including housing starts and changes in consumer disposable income; changes in foreign economic conditions, including currency rate fluctuations; and other factors disclosed under "Risk Factors" in this prospectus and that may be disclosed from time to time in our SEC filings or otherwise. Some or all of these factors may be beyond our control.

     We caution you that any forward-looking statement reflects only our belief at the time the statement is made. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made.

                            INDUSTRY AND MARKET DATA

     In this prospectus we rely on and refer to information and statistics regarding our markets and market share in the sectors in which we compete. We obtained this information and statistics from various third-party sources, discussions with our customers and our own internal estimates. We believe that these sources and estimates are reasonable, but have not independently verified them and cannot guarantee their accuracy or completeness.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. Our SEC filings are available over the Internet at the SEC's web site at http://www.sec.gov.

     You may also read and copy any document we file with the SEC at its public reference facilities:

     Public Reference Room Office  New York Regional Office       Chicago Regional Office
     450 Fifth Street, N.W.        7 World Trade Center           Citicorp Center
     Room 1024                     Suite 1300                     500 West Madison Street
     Washington, D.C. 20549        New York, New York 10048       Suite 1400
                                                                  Chicago, Illinois 60661-2511

     You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Please call 1-800-732-0330 for further information on the operations of the public reference facilities. Our SEC filings are also available at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

                   INCORPORATION OF INFORMATION BY REFERENCE

     We have elected to incorporate by reference information filed with the SEC, which means that:

     - incorporated documents are considered part of this prospectus;

     - we may disclose important information to you by referring you to those documents; and

     - information that we file with the SEC will automatically update and supersede the information in this prospectus and any information that was previously incorporated in this prospectus.

     We incorporate by reference the documents listed below that were filed with the SEC under the Securities Exchange Act of 1934:

     - our annual report on Form 10-K for the fiscal year ended July 2, 2000;

     - our quarterly reports on Form 10-Q for the quarterly periods ended October 1, 2000, December 31, 2000 and April 1, 2001;

     - our current reports on Form 8-K filed with the SEC on March 1, 2001; March 23, 2001; April 30, 2001; May 15, 2001; May 29, 2001 (as amended by
       Form 8-K/A filed on June 28, 2001); and June 19, 2001;

     We also incorporate by reference any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until this prospectus is no longer in use.

     You may obtain any of the filings incorporated by reference in this prospectus through us or from the SEC through its web site or at the addresses listed above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents that are not specifically incorporated by reference in such documents. You may request a copy of the documents incorporated by reference in this prospectus and a copy of the Indenture, Registration Rights Agreement and other agreements referred to in this prospectus by requesting them in writing or by telephone from us at the following address:

                         Briggs & Stratton Corporation
                                  P.O. Box 702
                        Milwaukee, Wisconsin 53201-0702
                           Attn: Corporate Secretary
                           Telephone: (414) 259-5333

     We maintain a website at http:www.briggsandstratton.com. Our website and the information at that site, or connected to that site, is not incorporated into this prospectus or the registration statement of which this prospectus is a part.

                                    SUMMARY

     You should read this entire prospectus carefully. The following summary highlights selected information contained in this prospectus. When used in this prospectus, the terms "Briggs & Stratton," "we," "our," or "us" refer to Briggs & Stratton Corporation or Briggs & Stratton Corporation and its consolidated subsidiaries, as appropriate in the context.

                                  THE COMPANY

     We are the world's largest producer of air-cooled gasoline engines for outdoor power equipment. We design, manufacture, market and service these products for original equipment manufacturers worldwide. These engines are primarily aluminum alloy gasoline engines ranging from 3 to 25 horsepower. Our engines are used mainly in various lawn and garden equipment applications, such as walk-behind lawnmowers, riding lawnmowers and garden tillers, as well as in many commercial products for both industrial and consumer applications, such as generators, pumps and pressure washers. We also manufacture replacement engines and service parts for sale through distributors to approximately 33,000 independently owned, authorized service dealers throughout the world.

     Market studies indicate that consumers of lawn and garden products prefer our brand of engine to the competition by a significant margin. Many retailers specify our engines on the power equipment they sell, and our brand is often featured prominently on the products and in their advertisements. We believe our sales represent nearly 50% of the worldwide unit sales of 3 to 25 horsepower, four cycle engines for outdoor power equipment applications.

     We strive to enhance our brand equity and our market leadership position by developing and manufacturing our products efficiently and marketing and servicing engines for a broad range of power products. We believe it is the combination of our broad array of engines, the strength of our brand, the service network supporting the markets we serve and our low cost manufacturing capabilities that makes us a leader in providing engines for power equipment throughout the world.

     In fiscal 2000, we derived approximately 21% of our net sales from sales in international markets, primarily Europe, where we are the market leader for supplying gasoline engines for lawn and garden equipment. We also export to developing and other nations that do not have established lawn and garden markets, where our engines are used in agricultural, marine, construction and other applications.

     Briggs & Stratton is a successor to a business organized in 1909. Our principal executive offices are located at 12301 West Wirth Street, Wauwatosa, Wisconsin 53222, and our telephone number is 414-259-5333.

                            THE GENERAC ACQUISITION

     On May 15, 2001 we acquired Generac Portable Products, Inc. Generac is a leading designer, manufacturer and marketer of engine-powered tools and related accessories for use in both consumer and commercial applications. Generac's two principal product lines are portable generators and pressure washers, which are sold primarily to large mass merchandisers and home center retailers throughout the United States, Canada and Europe. We estimate that, by dollar volume, Generac accounted for 32% of all portable generator sales and 37% of all pressure washer sales in the United States during calendar 2000. We believe that the acquisition of Generac provides us with an important opportunity to enhance our revenue and earnings growth rates and leverage our strong brand equity.

     The aggregate amount paid to the Generac stockholders at closing was approximately $45.0 million, of which $8.1 million was placed in escrow, leaving a cash payment of approximately $36.9 million. This amount was derived as follows: stated price of $55.0 million, minus a working capital adjustment of $6.5 million, and minus Generac's transaction costs of approximately $3.5 million. We also promised to pay an earnout if Generac's earnings before interest, taxes, depreciation and amortization for the 12-month period ended June 30, 2002 meet certain targets. The earnout payment, which would be paid in the third or fourth calendar quarter of 2002, is calculated so that the total of the initial cash payment, any earnout payment, the transaction costs incurred by Generac and its stockholders and the long-term debt of Generac at closing will not exceed $350.0 million. Our expenses in connection with this transaction were approximately $4.0 million.

Upon closing of the merger on May 15, 2001, we repaid all of Generac's approximately $219.7 million of outstanding debt, except $1.2 million of capital lease obligations, including:

     - $110.0 million of tendered Generac notes;

     - $1.1 million of premium on the tendered notes;

     - $4.6 million of accrued interest on the tendered notes;

     - $15.3 million to retire Generac's zero coupon notes, plus

     - $87.5 million to retire Generac's senior debt.

A portion of the proceeds of the Original Notes and the concurrently issued $140.0 million of 5.00% convertible senior notes due May 15, 2006, were used to make these payments.

                               THE EXCHANGE OFFER

Purpose of Exchange...........    We sold the Original Notes in a private
                                  offering to certain accredited institutions through Goldman, Sachs & Co. and Banc of
                                  America Securities LLC (the "Initial
                                  Purchasers"). In connection with that
                                  offering, we and the Initial Purchasers
                                  entered into an Exchange and Registration
                                  Rights Agreement dated as of May 9, 2001 (the
                                  "Registration Rights Agreement") for the benefit of holders of the Original Notes, which is an exhibit to the registration statement of which this prospectus is a part, providing for, among other things, the exchange offer. The exchange offer is intended to make the Exchange Notes freely transferable by the holders without registration or any prospectus delivery requirements under the
                                  Securities Act, except that a "dealer" or any "affiliate" of a "dealer" (as those terms are defined under the Securities Act) who exchanges Original Notes held for its own account (a "Restricted Holder") will be required to deliver copies of this prospectus in connection with any resale of the Exchange
                                  Notes issued in exchange for those Original
                                  Notes. See "The Exchange Offer -- Purposes and
                                  Effects of the Exchange Offer" and "Plan of Distribution."

The Exchange Offer............    We are offering to exchange pursuant to the
                                  exchange offer up to $275.0 million aggregate principal amount of our new 8.875% Senior
                                  Notes due March 15, 2011 (the "Exchange
                                  Notes") for $275.0 million aggregate principal amount of our outstanding 8.875% Senior Notes due March 15, 2011 (the "Original Notes"). We sometimes refer to the Original Notes and the Exchange Notes collectively as the "notes."
                                  The terms of the Exchange Notes are
                                  substantially identical in all respects
                                  (including principal amount, interest rate and maturity) to the terms of the Original Notes, except that the Exchange Notes are freely transferable by the holders (other than as described in this prospectus) and are not subject to any covenant regarding registration under the Securities Act. See "The Exchange
                                  Offer -- Terms of the Exchange Offer" and "The
                                  Exchange Offer -- Procedures for Tendering."
                                  The exchange offer is not conditioned upon any minimum aggregate principal amount of Original
                                  Notes being tendered for exchange.

Expiration Date...............    The exchange offer will expire at 5:00 p.m.,
                                  New York City time on             , 2001,
                                  unless extended (the "Expiration Date").

Conditions of the Exchange
Offer.........................    Our obligation to consummate the exchange
                                  offer is subject to certain conditions. We will not be required to accept for exchange any Original Notes tendered and may terminate the exchange offer before acceptance of any Original Notes if, among other things, legal actions or proceedings are instituted that challenge or seek to prohibit the exchange offer or there shall have been proposed, adopted or enacted any law, statute or regulation materially affecting the benefits of the exchange offer. See "The Exchange
                                  Offer -- Conditions of the Exchange Offer." We reserve the right to terminate or amend the exchange offer at any time prior to the Expiration Date upon the occurrence of any of the conditions.

Procedures for Tendering
Original Notes................    To accept the exchange offer, you must
                                  complete, sign and date the letter of
                                  transmittal, or a facsimile of it, in
                                  accordance with the instructions in this prospectus and contained in the letter of transmittal, and mail or otherwise deliver the letter of transmittal or a facsimile of it, together with the Original Notes and any other required documentation to the exchange agent
                                  (the "Exchange Agent") at the address set forth in this prospectus. Physical delivery of the Original Notes is not required if confirmation of a book-entry transfer of the Original Notes to the Exchange Agent's account at The Depository Trust Company ("DTC" or the
                                  "Depository") is timely delivered. By
                                  executing the letter of transmittal, you represent to us that:

                                  - you are acquiring the Exchange Notes in the
                                    ordinary course of business,

                                  - you are not engaged in, do not intend to
                                    engage in, and have no arrangement or
                                    understanding with any person to participate in, the distribution of the Original Notes or the Exchange Notes within the meaning of the Securities Act, and

                                  - you are not an "affiliate" of Briggs &
                                    Stratton as defined under the Securities
                                    Act, or if you are an affiliate, that you will comply with the registration and prospectus delivery requirements of the Securities Act, to the extent applicable.

                                  In addition, each broker or dealer that
                                  receives Exchange Notes for its own account in exchange for any Original Notes that were acquired by the broker or dealer as a result of market-making activities or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of the Exchange Notes. See "The Exchange Offer -- Procedures for Tendering" and "Plan of Distribution."

Special Procedures for
Beneficial Owners.............    If you are a beneficial owner whose Original
                                  Notes are registered in the name of a
                                  broker-dealer, commercial bank, trust company or other nominee and you wish to tender, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf. If the Original Notes are in certificated form and you are a beneficial owner who wishes to tender on the registered holder's behalf, prior to completing and executing the letter of transmittal and delivering the Original
                                  Notes, you must either make appropriate
                                  arrangements to register ownership of the Original Notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time. See "The
                                  Exchange Offer -- Procedures for Tendering."

Guaranteed Delivery
Procedures....................    If you wish to tender your Original Notes in
                                  the exchange offer but your Original Notes are not immediately available for delivery or other documentation cannot be completed by the Expiration Date, you may still tender your Original Notes by completing, signing and delivering the letter of transmittal and any other documents required by the letter of transmittal to the Exchange Agent prior to the Expiration Date and tendering your Original
                                  Notes according to the guaranteed delivery procedures set forth in "The Exchange
                                  Offer -- Guaranteed Delivery Procedures."

Withdrawal Rights.............    You may withdraw your tenders at any time
                                  prior to 5:00 p.m. New York City time on the Expiration Date. See "The Exchange
                                  Offer -- Withdrawal of Tenders."

Acceptance of Original Notes
and Delivery of Exchange
  Notes.......................    We will accept for exchange any and all
                                  Original Notes that are properly tendered to the Exchange Agent prior to 5:00 p.m. New York
                                  City time on the Expiration Date. The Exchange
                                  Notes issued pursuant to the exchange offer will be delivered promptly following the Expiration Date. See "The Exchange Offer --
                                  Terms of the Exchange Offer."

Exchange Agent................    Bank One Trust Company, N.A., is serving as
                                  the Exchange Agent in connection with the exchange offer. See "The Exchange
                                  Offer -- Exchange Agent."

Tax Consequences..............    For a summary of certain federal income tax
                                  consequences of ownership of the notes, the exchange of Original Notes for Exchange Notes and the disposition of notes, see "Certain
                                  United States Federal Income Tax
                                  Consequences."

Effect on Holders of the
Original Notes................    As a result of making this exchange offer, and
                                  upon acceptance for exchange of all validly tendered Original Notes pursuant to the terms of this exchange offer, we will have fulfilled some of our obligations contained in the Registration Rights Agreement and, accordingly, there will be no increase in the interest rate on the Original Notes pursuant to the Registration Rights Agreement. Holders of Original Notes who do not tender their Original Notes will continue to be entitled to all the rights and limitations applicable thereto under the Indenture dated as of May
                                  14, 2001, as supplemented, among Briggs &
                                  Stratton, Generac and its subsidiaries (the
                                  "Guarantors"), and Bank One, N.A., as trustee
                                  (the "Trustee") relating to the Original Notes and the Exchange Notes (the "Indenture"), except for any rights under the Indenture or the Registration Rights Agreement which by their terms terminate or cease to be effective as a result of our making and accepting for exchange all validly tendered
                                  Original Notes pursuant to the exchange offer.
                                  All Original Notes that remain outstanding will continue to be subject to the restrictions on transfer provided for in the Original Notes and the Indenture. To the extent that Original Notes are tendered and accepted in the exchange offer, the trading market, if any, for Original Notes could be adversely affected.

Use of Proceeds...............    There will be no cash proceeds to Briggs &
                                  Stratton from the exchange pursuant to the exchange offer. We used approximately $271.0 million of the net proceeds from the sale of the Original Notes and our concurrent offering of convertible senior notes to fund our acquisition of Generac, including the repayment of approximately $218.5 million of Generac debt. We used the remaining net proceeds to repay a portion of the outstanding balance of our unrated commercial paper and our short-term borrowings under our credit facilities. See "Use of Proceeds."

                               TERMS OF THE NOTES

     The exchange offer applies to the entire $275.0 million principal amount of Original Notes that are outstanding. The terms of the Exchange Notes are identical in all material respects to the Original Notes, except for certain transfer restrictions and registration and other rights relating to the exchange of the Original Notes for Exchange Notes. The Exchange Notes will evidence the same debt as the Original Notes and will be governed by the same Indenture under which the Original Notes were issued. See "Description of the Notes."

Securities Offered............    $275,000,000 aggregate principal amount of
                                  8.875% Senior Notes due March 15, 2011.

Issuer........................    Briggs & Stratton Corporation, a Wisconsin
                                  corporation.

Maturity Date.................    March 15, 2011.

Interest Payment Dates........    March 15 and September 15, beginning September
                                  15, 2001.

Redemption....................    We may redeem some or all of the Original
                                  Notes and the Exchange Notes prior to
                                  maturity, at 100% of the principal amount plus a "make whole" premium as described under "Description of the Notes -- Redemption At Our
                                  Option."

Sinking Fund..................    None.

Ranking.......................    The effective ranking of the Original Notes is
                                  and the Exchange Notes will be as follows:

                                  - The Original Notes are and the Exchange
                                    Notes will be our senior unsecured
                                    obligations and will rank equally with all of our existing and future senior unsecured debt.

                                  - The Original Notes are and the Exchange
                                    Notes will be senior to all of our unsecured subordinated indebtedness.

                                  - The Original Notes are and the Exchange
                                    Notes will be effectively junior to all of our secured indebtedness, and that of our subsidiary guarantors, to the extent of the value of the collateral.

                                  - The Original Notes are and the Exchange
                                    Notes will be effectively junior to all
                                    indebtedness and other obligations,
                                    including trade payables, of all of our
                                    non-guarantor subsidiaries.

                                  As of May 27, 2001, our total senior unsecured debt, including the notes and the $140.0 million of 5.00% Convertible Senior Notes due May 15, 2006 that we sold concurrently with the Original Notes, was approximately $587.3 million. We currently have no indebtedness that is expressly subordinated to the notes.

Guarantees....................    The Original Notes are or will be and the
                                  Exchange Notes will be unconditionally
                                  guaranteed, jointly and severally, by each of our existing and future significant domestic subsidiaries. Currently our only guarantors are Generac and its subsidiaries. See
                                  "Description of Notes -- Guarantees" and
                                  "-- Subsidiary Guarantees."

Change of Control.............    If we experience certain kinds of change of
                                  control events, we must offer to repurchase both the Original Notes and the Exchange Notes at a price of 101% of the principal amount thereof, plus accrued but unpaid interest, if any, to the date of repurchase. See
                                  "Description of Notes -- Repurchase at the
                                  Option of Holders -- Change of Control."

Restrictive Covenants
Applicable Until We Meet the
  Rating Condition............    The Indenture governing the Original Notes and
                                  the Exchange Notes contains covenants that, among other things, limit our ability and the ability of any of our restricted subsidiaries to do certain things until we meet the Rating
                                  Condition (as defined). We will meet the Rating Condition if the outstanding Original
                                  Notes and/or Exchange Notes are rated
                                  investment grade with at least a stable
                                  outlook by Moody's Investor Service, Inc. and by Standard & Poor's Rating Services and if we are not in default under the Indenture. We currently do not meet the Rating Condition because of the ratings of the Original Notes.
                                  The covenants restrict our ability to:

                                  - pay dividends or make distributions in
                                    respect of our capital stock or to make
                                    certain other restricted payments;

                                  - incur indebtedness or issue preferred
                                    shares;

                                  - create liens;

                                  - enter into sale and leaseback transactions;

                                  - agree to payment restrictions affecting our
                                    restricted subsidiaries;

                                  - consolidate, merge, sell or lease all or
                                    substantially all of our assets;

                                  - enter into transactions with our affiliates;

                                  - designate our subsidiaries as unrestricted
                                    subsidiaries; and

                                  - dispose of the proceeds of sales of our
                                    assets.

                                  These covenants are subject to important exceptions and qualifications, which are described under "Description of
                                  Notes -- Certain Covenants Applicable Until We Meet the Rating Condition" and "-- Repurchase at the Option of Holders -- Asset Sales."

Restrictive Covenants
Applicable After We Meet the
  Rating Condition............    After we meet the Rating Condition, we are not
                                  required to comply with many of the
                                  restrictions set forth above. The covenants applicable after we meet the Rating Condition will restrict our ability to:
                                  - create liens;
                                  - enter into sale and leaseback transactions;
                                  - consolidate, merge, sell or lease all or
                                    substantially all of our assets; and
                                  - agree to the incurrence of indebtedness by
                                    our restricted subsidiaries.
                                  These covenants are subject to important exceptions and qualifications, which are described under "Description of
                                  Notes -- Certain Covenants Applicable After We
                                  Meet the Rating Condition."

Transfer Restrictions.........    The Original Notes have not been registered
                                  under the Securities Act and are subject to restrictions on transfer. The Exchange Notes have been registered under the Securities Act and will not be subject to those transfer restrictions.

Exchange Offer; Registration
Rights........................    In the Registration Rights Agreement executed
                                  as part of the offering of the Original Notes we agreed to file with the SEC one or more registration statements with respect to an offer to exchange the notes for substantially similar notes that are registered under the Securities Act. Alternatively, if the exchange offer cannot be completed or some holders are not able to participate in the exchange offer, we agreed to file one or more registration statements to cover resales of the Original
                                  Notes under the Securities Act. If we do not comply with these obligations, we will be required to pay liquidated damages to the holders of the Original Notes in the form of higher interest rates, but this provision does not apply to the Exchange Notes. This offering of the Exchange Notes is being made, and the registration statement of which this prospectus is a part has been filed with the SEC, to satisfy these requirements of the Registration Rights Agreement. See "Exchange
                                  Offer and Registration Rights."

No Public Market..............    The Original Notes are and the Exchange Notes
                                  will be a new issue of securities and will not be listed on any securities exchange or included in any automated quotation system.
                                  The Initial Purchasers have advised us that they intend to make a market in the Original
                                  Notes and, if issued, the Exchange Notes. The
                                  Initial Purchasers are not obligated, however, to make a market in the notes, and any such market-making may be discontinued by them in their discretion at any time without notice.
                                  We do not intend to apply for a listing of the Original Notes, or the Exchange Notes on any securities exchange or any automated dealer quotation system. The Original Notes are eligible for trading in the PORTAL Market of the National Association of Securities
                                  Dealers, Inc., but the Exchange Notes will not be eligible for trading in that market.

                                  RISK FACTORS

     You should consider carefully the information set forth in the section of this prospectus entitled "Risk Factors" beginning on page 10 and all other information provided to you or incorporated by reference in this prospectus in deciding whether to exchange your Original Notes for Exchange Notes.

       SUMMARY HISTORICAL AND PRO FORMA COMBINED CONDENSED FINANCIAL DATA

     We present below our summary historical and pro forma combined condensed financial data as of and for the periods indicated. The historical financial data for the nine-month periods ended April 1, 2001 and March 26, 2000 are unaudited and, in our opinion, reflect all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the financial results for such periods. We derived the historical financial data for each of the three years presented from our audited financial statements. Results for the interim periods are not necessarily indicative of the results for the full fiscal year.

     The summary pro forma combined condensed financial data give effect to:

     - our issuance and sale on May 14, 2001 of $275.0 million principal amount of Original Notes and our issuance and sale in our concurrent offering of $140.0 million principal amount of convertible senior notes and the application of the net proceeds from these offerings as described in "Use of Proceeds;" and

     - our acquisition of the stock of Generac for a cash purchase price of approximately $48.5 million (including $3.5 million of Generac's transaction expenses paid by us), replacing Generac's indebtedness and retiring the common stock warrants for a total of $215.7 million, and paying approximately $4.0 million of transaction expenses.

For purposes of the pro forma financial data, we have assumed that there will be no earnout payment to the Generac stockholders.

     The unaudited pro forma combined condensed financial data are based on the estimates and assumptions described in the notes to the unaudited pro forma combined condensed financial statements. The unaudited pro forma combined condensed financial data were prepared using the purchase method of accounting in which the total cost of the Generac acquisition is allocated to the tangible and intangible assets acquired and liabilities assumed based on their respective fair market values at the effective date of the acquisition, assumed for purposes of the pro forma information to be approximated by historical values. Such allocations ultimately will be based on further management studies and due diligence and consequently are preliminary and subject to revision. We do not expect the final allocation of purchase price to differ materially from that presented in the pro forma data.

     We combined our consolidated statements of income for the nine months ended April 1, 2001 (unaudited) and for the year ended July 2, 2000 with Generac's consolidated statements of income for the nine months ended March 31, 2001 (unaudited) and for the year ended June 30, 2000 (unaudited). Our 2000 fiscal year ended on July 2, 2000, while the Generac 2000 fiscal year ended on December 31, 2000. In order to present Generac's historical consolidated statements of income in accordance with our fiscal year, we reorganized Generac's financial data for the appropriate periods. We also combined our April 1, 2001 unaudited consolidated balance sheet with Generac's March 31, 2001 unaudited consolidated balance sheet.

     The unaudited pro forma combined condensed statements of income reflect our acquisition of Generac and issuance of both the Original Notes and the $140.0 million principal amount of convertible senior notes that were issued on May 14, 2001 as though those transactions occurred on June 28, 1999, the beginning of our 2000 fiscal year. The unaudited pro forma combined condensed balance sheet assumes that the acquisition and these issuances occurred on April 1, 2001.

     The unaudited pro forma combined condensed financial data have been adjusted to eliminate intercompany accounts between Briggs & Stratton and Generac. No pro forma effect has been given to any operational or other synergies that may be realized from the acquisition.

     The unaudited pro forma combined condensed financial data are presented for illustrative purposes only and are not necessarily indicative of the operating results or financial position that might have been achieved had the transactions occurred as of an earlier date, and they are not necessarily indicative of future operating results or financial position. These pro forma amounts do not, therefore, project our financial position or results of operations for any future date or period.

     You should read the historical and pro forma financial data together with "Management's Discussion and Analysis of Financial Condition and Results of Operations," our historical consolidated financial statements and related notes incorporated by reference in this prospectus and "Unaudited Pro Forma Combined Condensed Financial Data."

                                    NINE MONTHS ENDED                              YEAR ENDED
                            ----------------------------------    ---------------------------------------------
                            PRO FORMA                             PRO FORMA
                            APRIL 1,     APRIL 1,    MARCH 26,     JULY 2,     JULY 2,     JUNE 27,    JUNE 28,
                              2001         2001        2000         2000         2000        1999        1998
                            ---------    --------    ---------    ---------    --------    --------    --------
                                                           (DOLLARS IN MILLIONS)
Income statement data:
  Net sales...............  $1,105.2     $  978.9    $1,189.8     $1,911.2     $1,590.6    $1,501.7    $1,327.6
  Income from
    operations............      76.2         81.8       160.8        231.1        205.3       180.1       124.7
  Interest expense........     (39.9)       (21.7)      (15.2)       (47.7)       (21.3)      (17.0)      (19.4)
  Net income..............      27.6         43.5       108.9(1)     135.3(1)     136.5(1)    106.1        70.6
Balance sheet data (at end
  of period):
  Plant and equipment,
    net...................  $  426.4     $  399.5    $  392.8     $    N/A     $  395.6    $  404.5    $  391.9
  Total assets............   1,557.1      1,255.9     1,196.4          N/A        930.2       875.9       793.4
  Long-term debt..........     509.4         98.7       113.5          N/A         98.5       113.3       128.1
  Total debt..............     728.3        449.4       363.6          N/A        160.7       146.5       162.1
  Shareholders'
    investment............     425.4        425.4       417.7          N/A        409.5       365.9       316.5
Other operating data:
  EBITDA(2)...............  $  135.8     $  132.4    $  209.6(3)  $  309.5(3)  $  272.7(3) $  236.4    $  180.2
  Depreciation and
    amortization..........      51.4         41.7        38.2         63.7         51.4        49.6        47.7
  Working capital.........     377.3        160.2       189.8          N/A        159.2       160.4       149.8
  Expenditures for plant
    and equipment.........  $   49.5     $   48.6    $   53.9     $   79.8     $   71.4    $   66.0    $   45.9
  Ratio of earnings to
    fixed charges(4)......       2.1x         4.2x       12.3x         5.5x        11.1x       10.8x        6.7x
  Ratio of total debt to
    EBITDA(2)(5)..........       N/A          2.3x        1.3x(3)      N/A          0.6x(3)      0.6x       0.9x
  Ratio of EBITDA to
    interest
    expense(2)(5).........       N/A          7.0x       14.9x(3)      6.5x(3)     12.8x(3)     13.9x       9.3x
  Total debt to total
    capitalization........        63%          51%         47%         N/A           28%         29%         34%

---------------
(1) Includes $10.4 million after-tax gain on disposition of foundry assets.

(2) EBITDA is calculated as earnings before interest expense, provision for income taxes, depreciation and amortization. EBITDA is presented because it is a widely accepted financial indicator of a company's ability to service and incur debt. You should not consider EBITDA as an alternative to net income or as an indicator of our operating performance or cash flows.

(3) Does not include $16.5 million pre-tax gain on disposition of foundry assets.

(4) The ratio of earnings to fixed charges is computed by dividing income before income taxes plus fixed charges by fixed charges. Fixed charges consist of interest expense plus interest expense of unconsolidated subsidiaries.

(5) The ratios of total debt to EBITDA and EBITDA to interest expense are computed using 12-month trailing amounts for EBITDA and interest expense.

                                  RISK FACTORS

     An investment in the notes involves risks. You should consider carefully the information set forth in this section and all the other information provided to you or incorporated by reference in this prospectus before deciding whether to exchange your Original Notes for Exchange Notes.

RISK FACTORS RELATING TO THE EXCHANGE OFFER

YOU MUST CAREFULLY FOLLOW THE REQUIRED PROCEDURES IN ORDER TO EXCHANGE YOUR ORIGINAL NOTES.

     The Exchange Notes will be issued in exchange for Original Notes only after timely receipt by the Exchange Agent of a duly executed letter of transmittal and all other required documents. Therefore, if you wish to tender your Original Notes, you must allow sufficient time to ensure timely delivery. Neither the Exchange Agent nor we have any duty to notify you of defects or irregularities with respect to tenders of Original Notes for exchange. Any holder of Original Notes who tenders in the exchange offer for the purpose of participating in a distribution of the Exchange Notes will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker or dealer that receives Exchange Notes for its own account in exchange for Original Notes that were acquired in market-making or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of the Exchange Notes. See "Plan of Distribution."

IF YOU DO NOT EXCHANGE ORIGINAL NOTES FOR EXCHANGE NOTES, TRANSFER RESTRICTIONS WILL CONTINUE AND TRADING OF THE ORIGINAL NOTES MAY BE ADVERSELY AFFECTED.

     The Original Notes have not been registered under the Securities Act and are subject to substantial restrictions on transfer. Original Notes that are not tendered for exchange for Exchange Notes or are tendered but are not accepted will, following completion of the exchange offer, continue to be subject to existing restrictions upon transfers. We do not currently expect to register the Original Notes under the Securities Act. To the extent that Original Notes are tendered and accepted in the exchange offer, the trading market for Original Notes could be adversely affected. See "The Exchange Offer -- Consequences of Failure to Exchange."

RISKS RELATING TO OUR BUSINESS

DEMAND FOR LAWN AND GARDEN EQUIPMENT, AND CONSEQUENTLY FOR OUR PRODUCTS, FLUCTUATES SIGNIFICANTLY DUE TO SEASONALITY. IN ADDITION, CHANGES IN THE WEATHER, THE LEVEL OF HOUSING STARTS AND CONSUMER DISPOSABLE INCOME IMPACT DEMAND.

     Consumer demand for lawn and garden equipment is highest in the spring, and lower throughout the rest of the year. In addition, consumer demand for lawn and garden equipment can be reduced by a cold or dry spring in North America, a reduction in single family housing starts and reductions in the level of disposable income. These factors in turn reduce demand from the retailers who purchase products from the original equipment manufacturers to whom we sell our engines.

     We manufacture throughout the year although our sales are concentrated in the second half of our fiscal year. This operating method requires us to anticipate demand of our customers and retail purchasers of lawn and garden equipment many months in advance. If we overestimate or underestimate demand during a given year we may not be able to adjust our production quickly enough to avoid excess or insufficient inventories, and that may in turn limit our ability to maximize our potential sales.

WE HAVE ONLY A LIMITED ABILITY TO PASS THROUGH COST INCREASES IN OUR RAW MATERIALS TO OUR CUSTOMERS DURING THE YEAR.

     We generally enter into annual purchasing plans with our largest customers, so our ability to raise our prices during a particular year to reflect increased raw materials costs is limited.

A SIGNIFICANT PORTION OF OUR NET SALES COMES FROM THREE MAJOR CUSTOMERS, AND THE LOSS OF ANY OF THESE CUSTOMERS WOULD NEGATIVELY IMPACT OUR FINANCIAL RESULTS.

     Our three largest customers are AB Electrolux, MTD Products Inc. and Murray, Inc. Sales to these three customers combined were 45% of our net sales in fiscal 2000. The loss of a significant portion of the business of one or more of these key customers would significantly impact our net sales and profitability.

CHANGES IN ENVIRONMENTAL OR OTHER LAWS COULD REQUIRE EXTENSIVE CHANGES IN OUR OPERATIONS OR TO OUR PRODUCTS.

     Our operations and products are subject to a variety of foreign, federal, state and local laws and regulations governing, among other things, emissions to air, discharges to water, noise, the generation, handling, storage, transportation, treatment and disposal of waste and other materials and health and safety matters. New engine emission regulations are being phased in between 2000 and 2008 by the federal government and the State of California and our customers will be subject to the noise reduction directive applicable to outdoor equipment sold in the European Union after January 1, 2002. We do not expect these changes to have a material adverse effect on us, but we cannot be certain that these or other proposed changes in applicable laws or regulations will not adversely affect our business or financial condition in the future.

FOREIGN ECONOMIC CONDITIONS AND CURRENCY RATE FLUCTUATIONS CAN REDUCE OUR SALES.

     In fiscal 2000, we derived approximately 21% of our net sales from international markets, primarily Europe. We sell our domestically produced engines to foreign customers in U.S. dollars when we can, but we share some currency risk with customers. In fiscal 2001 we began selling some products to European customers for which we receive payments in Euros. Weak economic conditions in Europe could reduce our sales and currency fluctuations could adversely affect our sales or profit levels in U.S. dollar terms.

ACTIONS OF OUR COMPETITORS COULD REDUCE OUR SALES OR PROFITS.

     The small gasoline engine industry is highly competitive and we have a number of significant competitors in each of our markets. Because the lawn and garden equipment market is mature, meaning that most households that need a lawn mower already have one, and because we hold a substantial market share in this market, our competitors are more likely to focus on reducing our market share to improve their results. In addition, the mature nature of the market means that actions by our competitors to reduce their costs, lower their prices or introduce innovative products could hurt our sales or profits.

DISRUPTIONS CAUSED BY LABOR DISPUTES OR ORGANIZED LABOR ACTIVITIES COULD HARM OUR BUSINESS.

     About 28% of our workforce is currently represented by labor unions. In addition, we may from time to time experience union organizing activities in our non-union facilities. Disputes with the current labor unions or new union organizing activities could lead to work slowdowns or stoppages and make it difficult or impossible for us to meet scheduled delivery times for product shipments to our customers, which could result in loss of business. In addition, union activity could result in higher labor costs, which could harm our financial condition, results of operations and competitive position.

RISKS RELATING TO THE GENERAC ACQUISITION

WE MIGHT NOT BE ABLE TO SUCCESSFULLY INTEGRATE GENERAC INTO OUR OPERATIONS.

     The integration process could disrupt the activities of the two businesses and will require, among other things, coordination of administrative and other functions. If we fail to overcome these challenges or any other problems encountered in connection with the acquisition, our financial condition, results of operations and competitive position could suffer.

GENERAC'S HISTORICAL FINANCIAL RESULTS SHOULD BE VIEWED CAUTIOUSLY, BECAUSE DEMAND CREATED IN ANTICIPATION OF YEAR 2000 CONCERNS WAS ABNORMAL.

     Generator sales to retailers were abnormally high in 1999, primarily in anticipation of retail purchases due to concerns among consumers about potential disruptions associated with Year 2000 issues. Retail sales of generators were much lower throughout 2000 and continuing into 2001, as demand fell off dramatically and existing inventory was gradually reduced to more normal levels.

GENERATOR DEMAND DEPENDS IN LARGE PART UPON MAJOR WEATHER EVENTS, WHICH ARE DIFFICULT TO FORECAST.

     Because demand for generators depends in large part upon unpredictable weather events, we could produce either too many or too few generators in any particular period, resulting in excess costs or lost sales opportunities.

RISKS RELATING TO INVESTMENT IN THE NOTES

WE CURRENTLY HAVE APPROXIMATELY $508.1 MILLION OF LONG-TERM DEBT, IN ADDITION TO THE SEASONAL BORROWINGS WE INCUR UNDER OUR WORKING CAPITAL FACILITIES. THIS LEVEL OF DEBT COULD ADVERSELY AFFECT OUR OPERATING FLEXIBILITY AND PUT US AT A COMPETITIVE DISADVANTAGE.

     Our level of debt and the limitations imposed on us by the Indenture for the notes and our other credit agreements could have important consequences for you, including the following:

     - we will have to use a portion of our cash flow from operations for debt service rather than for our operations;

     - we may not be able to obtain additional debt financing for future working capital, capital expenditures or other corporate purposes or may have to pay more for such financing;

     - some or all of the debt under our current or future revolving credit facilities will be at a variable interest rate, making us more vulnerable to increases in interest rates;

     - we could be less able to take advantage of significant business opportunities, such as acquisition opportunities, and to react to changes in market or industry conditions;

     - we will be more vulnerable to general adverse economic and industry conditions; and

     - we may be disadvantaged compared to competitors with less leverage.

     The terms of the indentures do not fully prohibit us from incurring substantial additional debt in the future and our revolving credit facilities permit additional borrowings, subject to certain conditions. If new debt is added to our current debt levels, the related risks we now face could intensify.

     We expect to obtain the money to pay our expenses and to pay the principal and interest on the notes, the convertible senior notes, the credit facilities and other debt primarily from our operations. Our ability to meet our expenses thus depends on our future performance, which will be affected by financial, business, economic and other factors. We will not be able to control many of these factors, such as economic conditions in the markets where we operate and pressure from competitors. We cannot be certain that the money we earn will be sufficient to allow us to pay principal and interest on our debt, including the notes, and meet our other obligations. If we do not have enough money, we may be required to refinance all or part of our existing debt, including the notes, sell assets or borrow more money. We cannot guarantee that we will be able to do so on terms acceptable to us. In addition, the terms of existing or future debt agreements, including the revolving credit facilities and our indentures, may restrict us from adopting any of these alternatives. The failure to generate sufficient cash flow or to achieve these alternatives could significantly adversely affect the value of the notes and our ability to pay principal of and interest on the notes. See "Description of Notes."

WE ARE SUBSTANTIALLY RESTRICTED BY THE TERMS OF THE NOTES AND OUR OTHER DEBT, WHICH COULD ADVERSELY AFFECT US AND INCREASE YOUR CREDIT RISK.

     The indentures relating to the notes and the convertible senior notes and our revolving credit agreements each include a number of significant financial and operating restrictions, which may prevent us from capitalizing on business opportunities and taking some corporate actions. Most of the restrictions under the Indenture will cease to apply as soon as the notes are rated "Investment Grade" by S&P and Moody's with at least a stable outlook and there is no event of default with respect to the notes. These covenants could adversely affect us by limiting our ability to plan for or react to market conditions or to meet our capital needs. These covenants include, among other things, restrictions on our ability to:

     - pay dividends or make distributions in respect of our capital stock or to make certain other restricted payments;

     - incur indebtedness or issue preferred shares;

     - create liens;

     - make loans or investments;

     - enter into sale and leaseback transactions;

     - agree to payment restrictions affecting our restricted subsidiaries;

     - consolidate, merge, sell or lease all or substantially all of our assets;

     - enter into transactions with affiliates;

     - designate our subsidiaries as unrestricted subsidiaries; and

     - dispose of assets or the proceeds of sales of our assets.

In addition, our revolving credit facility contains financial covenants that, among other things, require us to maintain a minimum interest coverage ratio and impose a maximum leverage ratio. These covenants will continue even if the notes are rated "Investment Grade." See "Description of Notes -- Certain Covenants Applicable Until We Meet the Rating Condition" and "-- Repurchase at the Option of Holders -- Asset Sales."

OUR FAILURE TO COMPLY WITH RESTRICTIVE COVENANTS UNDER THE INDENTURE AND OUR REVOLVING CREDIT FACILITIES COULD TRIGGER PREPAYMENT OBLIGATIONS.

     Our failure to comply with the restrictive covenants described above could result in an event of default, which, if not cured or waived, could result in us being required to repay these borrowings before their due date. If we are forced to refinance these borrowings on less favorable terms, our results of operations and financial condition could be adversely affected by increased costs and rates.

THE NOTES ARE UNSECURED, AND THEREFORE ARE EFFECTIVELY SUBORDINATED TO ANY SECURED DEBT, AND THE SUBSIDIARY GUARANTEES OF THE NOTES ARE UNSECURED AND EFFECTIVELY SUBORDINATED TO THE SECURED DEBT OF THE GUARANTORS.

     The notes and guarantees are not secured by any of our assets or those of our subsidiaries. As a result, the notes and any guarantees are effectively subordinated to any secured debt we may incur and to the secured debt of our guarantor subsidiaries to the extent of the value of the assets securing such debt. In any liquidation, dissolution, bankruptcy or other similar proceeding, the holders of our secured debt or the debt of our guarantor subsidiaries may assert rights against the secured assets in order to receive full payment of their debt before the assets may be used to pay the holders of the notes.

THE SUBSIDIARY GUARANTEES MAY RAISE FRAUDULENT TRANSFER ISSUES, WHICH COULD IMPAIR THE ENFORCEABILITY OF THE SUBSIDIARY GUARANTEES.

     Upon completion of the acquisition of Generac, Generac and its subsidiaries became guarantors of the notes. If any of our other domestic subsidiaries becomes a significant subsidiary, it will also guarantee the notes. Under U.S. bankruptcy law and comparable provisions of state fraudulent transfer laws, a court could subordinate or void any guarantee if it found that the guarantee was incurred with actual intent to hinder, delay or defraud creditors or the guarantor did not receive fair consideration or reasonably equivalent value for the guarantee and the guarantor:

     - was insolvent or was rendered insolvent because of the guarantee and the application of proceeds of the notes or the guarantee;

     - was engaged in a business or transaction for which its remaining assets constituted unreasonably small capital to carry on its business;

     - intended to incur, or believed that it would incur, debts beyond its ability to pay at maturity; or

     - was a defendant in an action for money damages, or had a judgment for money damages docketed against it, if, in either case, after final judgment the judgment is unsatisfied.

     We cannot be sure as to the standard that a court would use to determine whether or not the guarantors were solvent at the relevant time, or that the issuance of the guarantees would not be voided or the guarantees would not be subordinated to the guarantors' other debt. A guarantee could also be subject to the claim that, because the guarantee was incurred for the benefit of Briggs & Stratton, and only indirectly for the benefit of the guarantor, the obligations of the applicable guarantor were incurred for less than fair consideration. If a court voided a guarantee as a result of fraudulent conveyance, or held it unenforceable for any other reason, note holders would cease to have a claim against the guarantor and would be solely creditors of Briggs & Stratton and any remaining guarantors.

WE MAY NOT HAVE SUFFICIENT FUNDS TO PURCHASE NOTES UPON A CHANGE OF CONTROL.

     If there is a change of control under the terms of the Indenture governing the notes, each holder of notes may require us to purchase all or a portion of its notes at a purchase price equal to 101% of the principal amount thereof, plus accrued interest. Our ability to purchase the notes upon a change of control event may be limited by the terms of our other debt agreements at that time. In order to purchase any outstanding notes, we might have to refinance our outstanding indebtedness, which we might not be able to do. In addition, even if we were able to refinance our other indebtedness, any financing may be on terms unfavorable to us. See "Description of Notes -- Repurchase at the Option of Holders -- Change of Control."

THERE ARE RESTRICTIONS ON TRANSFERS OF THE ORIGINAL NOTES.

     We relied upon an exemption from registration under the Securities Act and applicable state securities laws in offering the Original Notes. The Original Notes may be transferred or resold only in transactions registered, or exempt from registration, under the Securities Act and applicable state securities laws. The exchange of the Exchange Notes for the Original Notes has been registered under the Securities Act.

INVESTORS MAY FIND IT DIFFICULT TO TRADE THE NOTES.

     There is currently no public market for the Original Notes. The Exchange Notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any securities exchange. Although the Initial Purchasers have informed us that they intend to make a market in the notes, they are under no obligation to do so and may discontinue any market-making activities at any time without notice. Any such market-making will be subject to the limitations imposed by the Securities Act and the Exchange Act and may be limited during the exchange offer. The Original Notes are eligible for trading in The PORTAL Market of the National Association of Securities Dealers, Inc., but the Exchange Notes will not be eligible for trading in that market. The Original Notes have not been registered under the Securities

Act or any state securities laws and, unless registered, may not be sold except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

     We also cannot assure you that you will be able to sell your Original Notes or Exchange Notes at a particular time or that the prices that you receive when you sell will be favorable. We also cannot assure you as to the level of liquidity of the trading market for the Exchange Notes or, in the case of any holders of the Original Notes that do not exchange them, the trading market for the Original Notes following the offer to exchange the Original Notes for Exchange Notes. Future trading prices of the Original Notes and Exchange Notes will depend on many factors, including:

     - our operating performance and financial condition;

     - our ability to complete the offer to exchange the Original Notes for the Exchange Notes;

     - the interest of securities dealers in making a market for the Original Notes and Exchange Notes; and

     - the market for similar securities.

     Historically, the market for non-investment grade debt has been subject to disruptions that have caused volatility in prices. It is possible that the market for the Original Notes and, if issued, the Exchange Notes will be subject to disruptions. Any disruptions may have a negative effect on the holders of the notes, regardless of our prospects and financial performance.

                CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES

     The consolidated ratios of our earnings to fixed charges are set forth below for the periods indicated.

                                           NINE MONTHS ENDED                             FISCAL YEAR ENDED
                        --------------------------------------------------------   -----------------------------
                        APRIL 1,   MARCH 26,   MARCH 28,   MARCH 29,   MARCH 30,   JULY 2,   JUNE 27,   JUNE 28,
                          2001       2000        1999        1998        1997       2000       1999       1998
                        --------   ---------   ---------   ---------   ---------   -------   --------   --------
Ratio of earnings to
  fixed charges.......    4.2x       12.3x*      9.5x        5.6x        13.4x      11.1x*    10.8x       6.7x

                         FISCAL YEAR ENDED
                        -------------------
                        JUNE 29,   JUNE 30,
                          1997       1996
                        --------   --------
Ratio of earnings to
  fixed charges.......   10.4x      15.0x

---------------
* Includes $16.5 million pretax gain on disposition of our foundry assets.

     For the purpose of calculating these ratios, we define earnings as income before income taxes plus fixed charges. We define fixed charges as the sum of interest expense plus interest expense of unconsolidated subsidiaries.

                             ACQUISITION OF GENERAC

     On March 21, 2001, we entered into an Agreement and Plan of Merger with Generac Portable Products, Inc., a Delaware corporation, and The Beacon Group III -- Focus Value Fund, L.P., the majority stockholder of Generac, providing for the merger of our newly formed acquisition subsidiary into Generac. The acquisition of Generac was completed on May 15, 2001, and Generac and its subsidiaries are now wholly owned subsidiaries of ours.

     Generac is a leading designer, manufacturer and marketer of engine-powered tools and related accessories for use in both consumer and commercial applications. Generac's two principal product lines are portable generators and pressure washers.

     Generac or its predecessor has been a major supplier of portable generators to Sears, Roebuck and Co. since 1961 and is the primary supplier to Sears of pressure washers, both marketed under the Craftsman(TM) label. In addition, Generac is a major supplier of products under the Generac label for many of the leading retail home centers and do-it-yourself retailers. Generac estimates that, by dollar volume, it accounted for 32% of all portable generator sales and 37% of all pressure washer sales in the United States during calendar 2000.

     In addition to manufacturing portable generators and pressure washers, Generac also manufactures core components for those products, including alternators and pressure washer pumps, in cases where such integration improves operating profitability by providing lower costs and streamlined production processes. Generac has manufacturing operations located in Jefferson, Wisconsin and the United Kingdom.

     We believe that the acquisition of Generac provides us with an important opportunity to leverage our strong brand equity with only limited risk of channel conflicts with our OEM customers. The generator and pressure washer markets currently have lower market penetration among consumers than other home related products such as snow throwers and home security systems. As a result, we believe this acquisition provides the opportunity to enhance our revenue and earnings growth rates. In addition, we believe the acquisition will allow us to gain experience with vertical integration which will help us better serve the increasing number of customers who are considering more integrative relationships for engine supply. We intend to operate Generac as a separate business unit with the current management team in place.

     Under the merger agreement, at the time of the merger, the stockholders of Generac and the holders of warrants to purchase Generac common stock, whom we refer to collectively as the Generac stockholders, were entitled to receive $55.0 million, less the sum of:

     - any purchase price adjustment related to the failure, if any, to meet specified targets for stockholders' equity and working capital; plus

     - the transaction costs incurred by Generac and its stockholders.

     The former Generac stockholders will be entitled to receive an earnout payment in the third or fourth calendar quarter of 2002, equal to the excess, if any, of:

     - 40% of the excess, if any, of six times Generac's consolidated earnings before interest, taxes, depreciation and amortization, excluding unusual gains and losses, for the 12-month period ended June 30, 2002, over the sum of:

      -- $55.0 million minus any purchase price adjustment related to the failure, if any, to meet specified targets for stockholders' equity and working capital (the "cash payment"), plus

      -- the aggregate amount of Generac indebtedness on a consolidated basis at the effective time of the merger, including any such indebtedness replaced by us in connection with the merger (the "Generac debt"); over

     - the amount, if any, payable to former holders of options for Generac common stock, which options were cancelled in connection with the merger (the "option payment").

This earnout payment is limited such that the sum of the earnout payment, the cash payment, the Generac debt and the option payment may not exceed $350.0 million.

     In connection with the merger, subsidiaries of Generac made a tender offer for $110.0 million aggregate principal amount of their outstanding notes. All of the notes were tendered pursuant to the offer and accepted for payment on May 15, 2001. Under the merger agreement, the after-tax expenses, using our effective tax rate at the time, relating to this tender offer were paid 75% by the Generac stockholders and 25% by us.

     The aggregate amount paid to the Generac stockholders at closing was approximately $45.0 million, of which $8.1 million was placed in escrow, leaving a cash payment of approximately $36.9 million. This amount was derived as follows: stated price of $55.0 million, minus a working capital adjustment of $6.5 million, and minus Generac transaction costs (including the Generac stockholders' portion of the tender offer fees and premium) of approximately $3.5 million.

     Debt repaid at closing equaled approximately $218.5 million, composed of $115.7 million for the tendered Generac notes (including $1.1 million of premium and $4.6 million of accrued interest), $15.3 million to retire Generac's zero coupon notes, and $87.5 million to retire Generac's senior debt.

     We intend to continue the primary business operations of Generac and to continue to use the physical assets of those primary business operations for that purpose. We are undertaking a thorough review of Generac's operations and studying the manner in which the operations of the combined companies can best be integrated, including an integrated approach to product design and marketing.

                               THE EXCHANGE OFFER

PURPOSES AND EFFECTS OF THE EXCHANGE OFFER

     We sold the Original Notes on May 14, 2001 to the Initial Purchasers, who resold the Original Notes to "qualified institutional buyers" (as defined in Rule 144A under the Securities Act) in a private offering. In the Registration Rights Agreement we agreed to file with the SEC a registration statement (the "Exchange Registration Statement") with respect to an offer to exchange the Exchange Notes for Original Notes within 60 days following the issuance of the Original Notes. In addition, we agreed to use our best efforts to cause the Exchange Registration Statement to become effective under the Securities Act within 180 days after the issuance of the Original Notes and to offer the Exchange Notes pursuant to the exchange offer. A copy of the Registration Rights Agreement has been filed as an exhibit to the registration statement of which this prospectus is a part.

     This prospectus is a part of the Exchange Registration Statement that we have filed with the SEC. The exchange offer is being made pursuant to the Registration Rights Agreement to satisfy our obligations thereunder. You are a "holder" with respect to the exchange offer, if your Original Notes are registered in your name on our books or if you have obtained a properly completed bond power from the registered holder, or any person whose Original Notes are held of record by the Depository. Upon completion of the exchange offer we generally will not be required to file any registration statement to register any outstanding Original Notes. If you do not tender your Original Notes or your Original Notes are tendered but not accepted, you generally will have to rely on exemptions to registration requirements under the securities laws, including the Securities Act, if you wish to sell your Original Notes.

     Based on interpretations by the staff of the SEC set forth in no-action letters issued to third parties unrelated to Briggs & Stratton, we believe that you may offer for resale, resell or otherwise transfer the Exchange Notes issued to you, unless you are an "affiliate" of Briggs & Stratton within the meaning of Rule 405 under the Securities Act and except as set forth in the next paragraph, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that you acquire the Exchange Notes in the ordinary course of business and you are not engaged, do not intend to engage, and have no arrangement or understanding with any person to engage, in the distribution of the Exchange Notes.

     If you participate in the exchange offer for the purpose of distributing securities in a manner not permitted by the SEC's interpretation, (a) the position of the staff of the SEC enunciated in the interpretive letters is inapplicable to you and (b) you are required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives Exchange Notes for its own account as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the Exchange Notes. See "Plan of Distribution."

     The exchange offer is not being made to you, and you may not participate in the exchange offer in any jurisdiction in which the exchange offer or the acceptance thereof would not be in compliance with the securities laws of that jurisdiction. Prior to the exchange offer, however, we will use our best efforts to register or qualify the Exchange Notes for offer and sale under the securities laws of any jurisdictions necessary to permit completion of the exchange offer and do any and all other acts or things necessary or advisable to enable the offer and sale of the Exchange Notes in those jurisdictions.

TERMS OF THE EXCHANGE OFFER

     Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, we will accept any and all Original Notes validly tendered prior to 5:00 p.m., New York City time, on the Expiration Date. We will issue up to $275.0 million aggregate principal amount of Exchange Notes in exchange for a like principal amount of outstanding Original Notes that are validly tendered and accepted in the exchange offer. Subject to the conditions of the exchange offer described below, we will accept any and all Original Notes that are validly tendered. You may tender some or all of your Original Notes pursuant to the exchange offer.

     The exchange offer is not conditioned upon any number of Original Notes being tendered.

     The form and terms of the Exchange Notes will be the same in all material respects as the form and terms of the Original Notes, except that the Exchange Notes will be registered under the Securities Act and hence will not bear legends restricting their transfer. The Exchange Notes will not represent additional indebtedness of Briggs & Stratton and will be entitled to the benefits of the Indenture, which is the same Indenture under which the Original Notes were issued. Original Notes that are accepted for exchange will be cancelled and retired.

     Interest on the Exchange Notes will accrue from the most recent date to which interest has been paid on the Original Notes or, if no interest has been paid, from May 14, 2001. Accordingly, registered holders of Exchange Notes on the relevant record date for the first interest payment date following the completion of the exchange offer will receive interest accruing from the most recent date to which interest has been paid or, if no interest has been paid, from May 14, 2001. Original Notes accepted for exchange will cease to accrue interest from and after the date the exchange offer closes. If your Original Notes are accepted for exchange, you will not receive any payment in respect of interest on the Original Notes for which the record date occurs on or after completion of the exchange offer.

     You do not have any appraisal or dissenters' rights under the Indenture in connection with the exchange offer. We intend to conduct the exchange offer in accordance with the provisions of the Registration Rights Agreement. If you do not tender for exchange or if your tender is not accepted, the Original Notes will remain outstanding and you will be entitled to the benefits of the Indenture, but generally will not be entitled to any registration rights under the Registration Rights Agreement.

     We will be deemed to have accepted validly tendered Original Notes when, as and if we have given oral or written notice of acceptance to the Exchange Agent for the exchange offer. The Exchange Agent will act as agent for the tendering holders for the purpose of receiving the Exchange Notes from us.

     If any tendered Original Notes not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, we will return the certificates (if any) for the unaccepted Original Notes to the tendering holder of that note, without expense, as promptly as practicable after the Expiration Date.

     If you tender your Original Notes in the exchange offer, you will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of Original Notes pursuant to the exchange offer. We will pay all charges and expenses, other than certain applicable taxes described below, in connection with the exchange offer. See "Fees and Expenses" below.

CONDITIONS OF THE EXCHANGE OFFER

     Notwithstanding any other term of the exchange offer, we will not be required to accept for exchange any Original Notes tendered and may terminate or amend the exchange offer as provided herein before the acceptance of any Original Notes, if any of the following conditions exist:

     - any action or proceeding is instituted or threatened in any court or by or before any governmental agency or regulatory authority with respect to the exchange offer which, in our judgment, could reasonably be expected to materially impair our ability to proceed with the exchange offer or have a material adverse effect on the contemplated benefits of the exchange offer; or

     - there shall have been proposed, adopted or enacted any law, statute, rule, regulation or order which, in our judgment, could reasonably be expected to materially impair our ability to proceed with the exchange offer or have a materially adverse effect on the contemplated benefits of the exchange offer.

     The foregoing conditions are for our sole benefit and may be asserted regardless of the circumstances giving rise to the conditions or may be waived by us in whole or in part at any time and from time to time in our sole discretion. If we waive or amend the foregoing conditions, we will, if required by applicable law, extend the exchange offer for a minimum of five business days from the date that we first give notice, by public announcement or otherwise, of such waiver or amendment, if the exchange offer would otherwise expire within that five business-day period. Our determination concerning the events described above will be final and binding upon all parties.

EXPIRATION DATE; EXTENSION; TERMINATION; AMENDMENTS

     The exchange offer will expire at 5:00 p.m., New York City time, on
            , 2001, unless extended (the "Expiration Date"). We reserve the right to extend the exchange offer at our discretion, in which event the term "Expiration Date" shall mean the time and date on which the exchange offer as so extended shall expire. We will notify the Exchange Agent of any extension by oral or written notice and will make a public announcement to that effect, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.We reserve the right, in our sole discretion, to:

     - delay accepting for exchange any Original Notes for Exchange Notes or to extend or terminate the exchange offer and not accept for exchange any Original Notes for Exchange Notes if any of the events set forth under the caption "Conditions of the Exchange Offer" occur and we do not waive the condition by giving oral or written notice of the delay or termination to the Exchange Agent, or

     - amend the terms of the exchange offer in any manner.

     Any delay in acceptance for exchange, extension or amendment will be followed as promptly as practicable by a public announcement of the delay. If we amend the exchange offer in a manner we determine constitutes a material change, we will promptly disclose the amendment in a manner reasonably calculated to inform the holders of Original Notes of the amendment and we will extend the exchange offer for a period of five to ten business days, depending upon the significance of the amendment and the manner of disclosure to the holders of the Original Notes, if the exchange offer would otherwise expire during that five to ten business day period. The rights we have reserved in this paragraph are in addition to our rights set forth under the caption "Conditions of the Exchange Offer."

PROCEDURES FOR TENDERING

     Only a holder of Original Notes may tender them in the exchange offer. To tender in the exchange offer, you must complete, sign and date the letter of transmittal, or a facsimile of it, have the signatures guaranteed if required by the letter of transmittal, and mail or otherwise deliver the letter of transmittal or the facsimile together with the Original Notes (unless the tender is being effected pursuant to the procedure for book entry transfer described below) and any other required documents to the Exchange Agent prior to 5:00 p.m., New York City time, on the Expiration Date.

     Any financial institution that is a participant in the Depository's Book-Entry Transfer Facility system may make book-entry delivery of the Original Notes by causing the Depository to transfer the Original Notes into the Exchange Agent's account in accordance with the Depository's procedure for transfer. Although delivery of Original Notes may be effected through book-entry transfer into the Exchange Agent's account at the Depository, the letter of transmittal (or facsimile thereof), with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received or confirmed by the Exchange Agent at its addresses set forth in "Exchange Agent" below prior to 5:00 p.m., New York City time, on the Expiration Date. DELIVERY OF DOCUMENTS TO THE DEPOSITORY IN ACCORDANCE WITH ITS PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

     If you tender an Original Note, and do not validly withdraw your tender, your actions will constitute an agreement with us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

     The method of delivery of your Original Notes and the letter of transmittal and all other required documents to the Exchange Agent is at your election and risk. Instead of delivery by mail, we recommend that you use an overnight or hand delivery service. In all cases, you should allow sufficient time to assure delivery to the Exchange Agent before the Expiration Date. No letter of transmittal or Original Note should be sent to Briggs & Stratton; instead, they should be sent to the Exchange Agent. You may request that your broker, dealer, commercial bank, trust company or nominee effect the tender for you.

     Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an Eligible Institution (as defined below) unless the Original Notes are being tendered (a) by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal, or (b) for the account of an Eligible Institution. If signatures on a letter of transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, the guarantee must be by a member of a signature guarantee program within the meaning of Rule 17Ad-15 under the Exchange Act (an "Eligible Institution").

     If the letter of transmittal or any Original Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, those persons should so indicate when signing, and unless we waive it, evidence satisfactory to us of their authority to act must be submitted with the letter of transmittal.

     We will determine, in our sole discretion, all questions as to the validity, form, eligibility (including time of receipt) and acceptance and withdrawal of tendered Original Notes. Our determination will be final and binding. We reserve the absolute right to reject any and all Original Notes not properly tendered or any Original Notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular Original Notes. Our interpretation of the terms and conditions of the exchange offer (including the instructions in the letter of transmittal) will be final and binding on all parties.

     Unless waived, you must cure any defects or irregularities in connection with tenders of your Original Notes within a time period we will determine. Although we intend to request that the Exchange Agent notify you of defects or irregularities with respect to your tender of Original Notes, neither we, the Exchange Agent nor any other person will incur any liability for failure to give you any notification. Tenders of Original Notes will not be deemed to have been made until any defects or irregularities have been cured or waived. Any Original Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering holders, unless otherwise provided in the letter of transmittal, as soon as practicable following the Expiration Date.

     In addition, we reserve the right in our sole discretion (subject to the limitations contained in the Indenture) (a) to purchase or make offers for any Original Notes that remain outstanding after the Expiration Date and (b) to the extent permitted by applicable law, to purchase Original Notes in the open market, in privately negotiated transactions or otherwise. The terms of any purchases or offers could differ from the terms of the exchange offer.

     By tendering, you represent to us, among other things, that:

     - you are obtaining the Exchange Notes in the ordinary course of business whether or not you are the holder,

     - you do not have an arrangement or understanding with any person to participate in the distribution of the Exchange Notes, and

     - you are not an "affiliate," as defined in Rule 405 under the Securities Act, of Briggs & Stratton or, if you are an affiliate of Briggs & Stratton, that you will comply with the registration and prospectus delivery requirements of the Securities Act, to the extent applicable.

     If you are a broker-dealer that will receive Exchange Notes for your own account in exchange for Original Notes that were acquired as a result of market-making activities or other trading activities, you must acknowledge that you will deliver a prospectus in connection with any resale of the Exchange Notes.

GUARANTEED DELIVERY PROCEDURES

     If you wish to tender your Original Notes and either your Original Notes are not immediately available, or you cannot deliver your Original Notes and other required documents to the Exchange Agent, or cannot complete the procedure for book-entry transfer prior to the Expiration Date, you may effect a tender if:

     - You make a tender through an Eligible Institution;

     - Prior to the Expiration Date, the Exchange Agent receives from the Eligible Institution a properly completed and duly executed notice of guaranteed delivery (by facsimile transmission, mail or hand delivery) setting forth your name and address, the certificate number(s) of the Original Notes (if available) and the principal amount of Original Notes tendered together with a duly executed letter of transmittal (or a facsimile thereof), stating that the tender is being made thereby and guaranteeing that, within three business days after the Expiration Date, the certificate(s) representing the Original Notes to be tendered, in proper form for transfer (or a confirmation of a book-entry transfer into the Exchange Agent's account at the Depository of Original Notes delivered electronically) and any other documents required by the letter of transmittal, will be deposited by the Eligible Institution with the Exchange Agent; and

     - The certificate(s) representing all tendered Original Notes in proper form for transfer (or confirmation of a book-entry transfer into the Exchange Agent's account at the Depository of Original Notes delivered electronically) and all other documents required by the letter of transmittal are received by the Exchange Agent within three business days after the Expiration Date.

     Upon request to the Exchange Agent, you will be sent a notice of guaranteed delivery if you wish to tender your Original Notes according to the guaranteed delivery procedures set forth above.

WITHDRAWAL OF TENDERS

     Except as otherwise provided herein, you may withdraw any tenders of Original Notes at any time prior to 5:00 p.m., New York City time, on the Expiration Date, unless previously accepted for exchange.

     For your withdrawal to be effective, the Exchange Agent must receive a written or facsimile transmission notice of withdrawal at its address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date, and prior to acceptance for exchange thereof by Briggs & Stratton. Any notice of withdrawal must:

     - specify the name of the person having deposited the Original Notes to be withdrawn,

     - identify the Original Notes to be withdrawn (including the certificate number or numbers, if applicable, and principal amount of the Original Notes)

     - be signed by the depositor in the same manner as the original signature on the letter of transmittal by which the Original Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee with respect to the Original Notes register the transfer of the Original Notes into the name of the person withdrawing the tender, and

     - specify the name in which any Original Notes are to be registered, if different from that of the depositor.

     We will determine all questions as to the validity, form and eligibility (including time of receipt) of withdrawal notices. This determination shall be final and binding on all parties. Any Original Notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer and no Exchange Notes will be issued with respect to them unless the Original Notes so withdrawn are validly re-tendered. Any Original Notes which have been tendered but which are not accepted for exchange or which are withdrawn will be returned to you, without cost, as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. You may re-tender properly withdrawn Original Notes by following one of the procedures described above under "Procedures for Tendering" at any time prior to the Expiration Date.

FEES AND EXPENSES

     We will bear the expenses of soliciting tenders pursuant to the exchange offer. The principal solicitation for tenders pursuant to the exchange offer is being made by mail; however, additional solicitation may be made by telegraph, telephone or in person by our officers and regular employees and by officers and employees of our affiliates.

     We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. However, we will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses. We may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus, letters of transmittal and related documents to the beneficial owners of the Original Notes and in handling or forwarding tenders for exchange. We will pay the other expenses incurred in connection with the exchange offer, including fees and expenses of the Trustee, accounting and legal fees and printing costs.

     We will pay all transfer taxes, if any, applicable to the exchange of Original Notes pursuant to the exchange offer. If, however, certificates representing Exchange Notes or Original Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the Original Notes tendered, or if tendered Original Notes are registered in the name of any person other than the person signing the letter of transmittal, or if a transfer tax is imposed for any reason other than the exchange of Original Notes pursuant to the exchange offer, then the amount of any transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of any taxes or exemption therefrom is not submitted with the letter of transmittal, the amount of any transfer taxes will be billed directly to the tendering holder.

RESALE OF EXCHANGE NOTES

     Based on an interpretation by the staff of the SEC set forth in no-action letters issued to third parties, we believe that, unless you are a broker-dealer or an affiliate of Briggs & Stratton, you may offer for resale, resell or otherwise transfer the Exchange Notes issued to you pursuant to the exchange offer without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that you acquire the Exchange Notes in the ordinary course of business and you do not intend to participate and have no arrangement or understanding with any person to participate in the distribution of the Exchange Notes. If you are an affiliate of Briggs & Stratton or if you tender in the exchange offer with the intention to participate, or for the purpose of participating, in a distribution of the Exchange Notes, you may not rely on the position of the staff of the SEC enunciated in Exxon Capital Holdings Corporation (available May 13, 1988) and Morgan Stanley & Co., Incorporated (available June 5, 1991), or similar no-action letters, but rather must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. In addition, any such resale transaction should be covered by an effective registration statement containing the selling security holders information required by Item 507 of Regulation S-K of the Securities Act. Each broker-dealer that receives Exchange Notes for its own account in exchange for Original Notes, where the Original Notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the Exchange Notes. See "Plan of Distribution."

     By tendering in the exchange offer, you represent to us that, among other things:

     - you are obtaining the Exchange Notes in the ordinary course of business,

     - you do not have an arrangement or understanding with any person to participate in the distribution of the Exchange Notes, and

     - you acknowledge that if you participate in the exchange offer for the purpose of distributing the Exchange Notes,

      -- you must, in the absence of an exemption therefrom, comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the Exchange Notes and you cannot rely on the no-action letters described above, and

      -- your failure to comply with those requirements could result in you incurring liability under the Securities Act for which you are not indemnified by us.

      -- Further, if you are an "affiliate" (as defined under Rule 405 of the Securities Act) of Briggs & Stratton, by tendering in the exchange offer you will represent to us that you understand and acknowledge that the Exchange Notes may not be offered for resale, resold or otherwise transferred by you without registration under the Securities Act or an exemption from registration.

CONSEQUENCES OF FAILURE TO EXCHANGE

     As a result of making of this exchange offer, we will have fulfilled one of our obligations under the Registration Rights Agreement. You generally will not have any further registration rights under the Registration Rights Agreement or otherwise if you do not tender your Original Notes. Accordingly, if you do not exchange your Original Notes for Exchange Notes, you will continue to hold your untendered Original Notes and will be entitled to all the rights and limitations applicable thereto under the Indenture, except to the extent of those rights or limitations that, by their terms, terminate or cease to have further effectiveness as a result of the exchange offer (including the right to receive additional interest, under certain circumstances, as additional interest as described under "Exchange Offer and Registration Rights."

     The Original Notes that are not exchanged for Exchange Notes pursuant to the exchange offer will remain restricted securities. Accordingly, you may only resell the Original Notes:

     - to us (upon redemption thereof or otherwise),

     - pursuant to an effective registration statement under the Securities Act,

     - so long as the Original Notes are eligible for resale pursuant to Rule 144A, to a qualified institutional buyer within the meaning of Rule 144A under the Securities Act in a transaction meeting the requirements of 144A,

     - outside the United States to a foreign person pursuant to the exemption from the registration requirements of the Securities Act provided by Regulation S under the Securities Act,

     - to an institutional accredited investor that, prior to such transfer, furnishes to the Trustee a signed letter containing certain representations and agreements relating to the restrictions on transfer of the Original Notes (the form of which letter can be obtained from the Trustee), or

     - pursuant to another available exemption from the registration requirements of the Securities Act,

In each case in accordance with any applicable securities laws of any state of the United States.

     To the extent that any Original Notes are tendered and accepted in the exchange offer, the trading market for the untendered Original Notes could be adversely affected. See "Termination of Certain Rights."

TERMINATION OF CERTAIN RIGHTS

     You will not be entitled to certain rights under the Registration Rights Agreement following the completion of the exchange offer. The rights that generally will terminate are the rights:

     - to have Briggs & Stratton file with the SEC and use its best efforts to have declared effective a shelf registration statement to cover resales of the Original Notes by the holders thereof, and

     - to receive additional interest as Special Interest if the registration statement of which this prospectus is a part or the shelf registration statement are not filed with, or declared effective by, the SEC within certain specified time periods or the exchange offer is not consummated within a specified time period.

OTHER

     Participation in the exchange offer is voluntary and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your decision on what action to take.

     No person has been authorized to give any information or to make any representations in connection with the exchange offer other than those contained in this prospectus. If given or made, that information or those representations should not be relied upon as having been authorized by us. Neither the delivery of this prospectus nor any exchange made pursuant to the exchange offer, will, under any circumstances, create any implication that there has been no change in our affairs or those of our subsidiaries since the respective dates as of which the information contained in this prospectus is given. The exchange offer is not being made to (and tenders will not be accepted from or on behalf of) holders of Original Notes in any jurisdiction in which the making of the exchange offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. However, we intend to take any action we deem necessary to permit the completion of the exchange offer in any jurisdiction and to extend the exchange offer to holders of Original Notes in that jurisdiction.

     We may in the future seek to acquire Original Notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any Original Notes that are not tendered in the exchange offer nor to file a registration statement to permit resales of any Original Notes except to the extent that we may be required to do so under the Registration Rights Agreement.

ACCOUNTING TREATMENT

     The Exchange Notes will be recorded at the same carrying value as the Original Notes, as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes upon the completion of the exchange offer. The expenses of the exchange offer will be amortized over the term of the Exchange Notes under generally accepted accounting principles.

EXCHANGE AGENT

     Bank One Trust Company, N.A. has been appointed as Exchange Agent for the exchange offer. All correspondence in connection with the exchange offer and the letter of transmittal should be addressed to the Exchange Agent, as follows:

     By Mail, Hand or Overnight Courier:             For Information or Confirmation by
         Bank One Trust Company, N.A                             Telephone:
   One North State Street, 9th Floor, Suite                   1-(800) 524-9472
                    IL1-0814
           Chicago, Illinois 60602                                   or
             Attention: Exchanges                              1-800-346-5153

Requests for additional copies of this prospectus or the letter of transmittal should be directed to the Exchange Agent.

                                USE OF PROCEEDS

     The exchange offer is intended to satisfy certain agreements we made with the Initial Purchasers of the Original Notes. We will not receive any cash proceeds from the issuance of the Exchange Notes offered in this prospectus. In consideration for issuing the Exchange Notes contemplated by this prospectus, we will receive the Original Notes in like principal amount, the form and terms of which are substantially the same as the form and terms of the Exchange Notes (which replace the Original Notes, except as otherwise described herein, and which represent the same indebtedness). The Original Notes surrendered in exchange for the Exchange Notes will be retired and canceled and cannot be reissued. Accordingly, the issuance of the Exchange Notes will not result in any increase or decrease in our indebtedness.

     We received approximately $263.9 million of net proceeds from the offering of the Original Notes (after deducting the offering discount, the Initial Purchasers' discount and the estimated offering expenses). We received approximately $136.3 million of additional proceeds from the concurrent offering of the convertible senior notes. We used approximately $271.0 million of the net proceeds from these offerings to fund our acquisition of Generac. We used approximately $218.5 million of this amount to repay all of Generac's outstanding debt, except $1.2 million of capital lease obligations, and we incurred approximately $4.0 million in transaction costs. We used the remaining net proceeds from the sale of the Original Notes and the convertible senior notes to repay a portion of the outstanding balance of our unrated commercial paper and short-term borrowings under our credit facilities, which were incurred to fund our working capital needs. At May 27, 2001, we had an aggregate of approximately $27.0 million of outstanding commercial paper and short-term borrowings under our credit facilities, bearing interest at a weighted average interest rate of 4.4% per annum and having a latest maturity date of June 4, 2001.

                                 CAPITALIZATION

     The following table sets forth our consolidated capitalization at April 1, 2001:

     - on an actual basis; and

     - as adjusted to give effect to our acquisition of Generac, this offering and our concurrent offering of $140.0 million principal amount of convertible senior notes and the application of the net proceeds of these offerings as described under "Use of Proceeds," as if these events occurred at April 1, 2001.

                                                                 APRIL 1, 2001
                                                           --------------------------
                                                           ADJUSTMENTS    ADJUSTMENTS
                                                               FOR            FOR
                                                ACTUAL     ACQUISITION     OFFERINGS     AS ADJUSTED
                                                -------    -----------    -----------    -----------
                                                                   (IN MILLIONS)
Short-term debt and current maturities of
  long-term debt..............................  $ 350.7      $ 92.7         $(224.5)      $  218.9
                                                -------      ------         -------       --------
Long-term debt:
  7.25% notes due 2007 (net of unamortized
     discount of $1.3)........................     98.7          --              --           98.7
  8.875% senior notes due 2011 (net of
     unamortized discount of $5.5)............       --          --           269.5          269.5
  5.00% convertible senior notes due 2006.....       --          --           140.0          140.0
  Generac 11 1/4% notes due 2006..............       --       110.0          (110.0)            --
  Generac senior zero coupon notes............       --        10.9           (10.9)            --
  Generac capital lease obligations...........       --         1.2              --            1.2
                                                -------      ------         -------       --------
          Total long-term debt................     98.7       122.1           288.6          509.4
Generac common stock warrants.................       --         2.1            (2.1)            --
Shareholders' investment:(1)
  Common stock................................      0.3          --              --            0.3
  Authorized 60.0 shares, $.01 par value,
     issued 28.9 shares
  Additional paid-in capital..................     36.0          --              --           36.0
  Retained earnings...........................    745.4          --              --          745.4
  Accumulated other comprehensive loss........     (5.7)         --              --           (5.7)
  Unearned compensation on restricted stock...     (0.3)         --              --           (0.3)
  Treasury stock..............................   (350.3)         --              --         (350.3)
                                                -------      ------         -------       --------
          Total shareholders' investment......    425.4          --              --          425.4
                                                -------      ------         -------       --------
Total capitalization..........................  $ 874.8      $216.9         $  62.0       $1,153.7
                                                =======      ======         =======       ========

---------------
(1) Does not include shares of common stock issuable upon exercise of options to purchase common stock or shares of common stock issuable upon the conversion of the convertible senior notes.

           SELECTED HISTORICAL CONSOLIDATED CONDENSED FINANCIAL DATA

     We present below our selected historical consolidated financial data. The financial data for the nine-month periods ended April 1, 2001 and March 26, 2000 are unaudited and, in our opinion, reflect all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the financial results for such periods. We derived the financial data for each of the five years in the period ended July 2, 2000 from our audited financial statements. Results for the interim periods are not necessarily indicative of the results for the full fiscal year. You should read the financial data together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our audited consolidated financial statements and related notes incorporated by reference into this prospectus.

                              NINE MONTHS ENDED                             YEAR ENDED
                            ---------------------    --------------------------------------------------------
                            APRIL 1,    MARCH 26,    JULY 2,     JUNE 27,    JUNE 28,    JUNE 29,    JUNE 30,
                              2001        2000         2000        1999        1998        1997        1996
                            --------    ---------    --------    --------    --------    --------    --------
                                              (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
  Net sales...............  $  978.9    $1,189.8     $1,590.6    $1,501.7    $1,327.6    $1,316.4    $1,287.0
  Gross profit on sales...     181.8       256.9        339.5       305.4       254.7       221.2       261.7
  Income from
    operations............      81.8       160.8        205.3       180.1       124.7       103.7       153.4
  Interest expense........     (21.7)      (15.2)       (21.3)      (17.0)      (19.4)       (9.9)      (10.1)
  Provision for income
    taxes.................      25.6        64.0         80.2        63.7        42.5        37.7        56.6
  Net income..............      43.5       108.9(1)     136.5(1)    106.1        70.6        61.6        92.4
  Per share of common
    stock
    Basic earnings........      2.01        4.73         5.99        4.55        2.86        2.16        3.19
    Diluted earnings......      2.01        4.71         5.97        4.52        2.85        2.15        3.18
BALANCE SHEET DATA
  (AT END OF PERIOD):
  Plant and equipment,
    net...................  $  399.5    $  392.8     $  395.6    $  404.5    $  391.9    $  396.3    $  374.2
  Total assets............   1,255.9     1,196.4        930.2       875.9       793.4       842.2       838.2
  Long-term debt..........      98.7       113.5         98.5       113.3       128.1       142.9        60.0
  Total debt..............     449.4       363.6        160.7       146.5       162.1       176.3        94.9
  Shareholders'
    investment............     425.4       417.7        409.5       365.9       316.5       351.1       500.5
OTHER OPERATING DATA:
  EBITDA(2)...............  $  132.4    $  209.6(3)  $  272.7(3) $  236.4    $  180.2    $  152.5    $  202.2
  Depreciation and
    amortization..........      41.7        38.2         51.4        49.6        47.7        43.4        43.0
  Working capital.........     160.2       189.8        159.2       160.4       149.8       199.0       258.8
  Expenditures for plant
    and equipment.........      48.6        53.9         71.4        66.0        45.9        71.3        77.7
  Ratio of total debt to
    EBITDA(2)(4)..........       2.3x        1.3x(3)      0.6x(3)      0.6x       0.9x        1.2x        0.5x
  Ratio of EBITDA to
    interest
    expense(2)(4).........       7.0x       14.9x(3)     12.8x(3)     13.9x       9.3x       15.4x       20.0x
  Total debt to total
    capitalization........        51%         47%          28%         29%         34%         33%         16%

---------------
(1) Includes $10.4 million after-tax gain on disposition of foundry assets.

(2) EBITDA is calculated as earnings before interest expense, provision for income taxes, depreciation and amortization. EBITDA is presented because it is a widely accepted financial indicator of a company's ability to service and incur debt. You should not consider EBITDA as an alternative to net income or as an indicator of our operating performance or cash flows.

(3) Does not include $16.5 million pre-tax gain on disposition of foundry assets.

(4) The ratios of total debt to EBITDA and EBITDA to interest expense are computed using 12-month trailing amounts for EBITDA and interest expense.

             UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL DATA

     We present below our historical and pro forma combined condensed financial data as of and for each of the periods indicated. The unaudited pro forma combined condensed financial data give effect to:

     - our issuance and sale on May 14, 2001 of $275.0 million principal amount of Original Notes and our issuance and sale in our concurrent offering of $140.0 million principal amount of convertible senior notes and the application of the estimated net proceeds from these offerings as described under "Use of Proceeds;" and

     - our acquisition of all of the stock of Generac for a cash purchase price of approximately $48.5 million (including $3.5 million of Generac's transaction expenses paid by us), replacing Generac's indebtedness and retiring the common stock warrants for a total of $215.7 million, and paying approximately $4.0 million of transaction expenses.

For purposes of the pro forma financial data, we have assumed that there will be no earnout payment with respect to the Generac acquisition. The convertible senior notes are convertible into our common stock at the conversion rate of
20.1846 shares for each $1,000 principal amount of convertible notes, subject to adjustment in certain circumstances.

     The unaudited pro forma combined condensed financial data are based on the estimates and assumptions included in the notes to the unaudited pro forma combined condensed financial statements. The unaudited pro forma combined condensed financial data have been prepared using the purchase method of accounting in which the total cost of the Generac acquisition is allocated to the tangible and intangible assets acquired and liabilities assumed based on their respective fair market values at the effective date of the acquisition, assumed for purposes of the pro forma information to be approximated by historical values. Such allocations ultimately will be based on further management studies and due diligence and consequently are preliminary and subject to revision. We do not expect the final allocation of purchase price to differ materially from that presented in the pro forma data.

     We combined our consolidated statements of income for the nine months ended April 1, 2001 (unaudited) and for the year ended July 2, 2000 with Generac's consolidated statements of income for the nine months ended March 31, 2001 (unaudited) and for the year ended June 30, 2000 (unaudited). Our 2000 fiscal year ended on July 2, 2000, while Generac's 2000 fiscal year ended on December 31, 2000. In order to present Generac's historical consolidated statements of income in accordance with our fiscal year, we combined financial data for the appropriate periods derived from the financial results reported by Generac. We also combined our April 1, 2001 unaudited consolidated balance sheet with Generac's March 31, 2001 unaudited consolidated balance sheet.

     The unaudited pro forma combined condensed statements of income assume that our acquisition of Generac and the issuance of the $275.0 million principal amount of Original Notes and the $140.0 million principal amount of convertible senior notes occurred on June 28, 1999, the beginning of our 2000 fiscal year. The unaudited pro forma combined condensed balance sheet assumes that the acquisition and these issuances occurred on April 1, 2001.

     The unaudited pro forma combined condensed financial data have been adjusted to eliminate intercompany accounts between Briggs & Stratton and Generac. No pro forma effect has been given to any operational or other synergies that may be realized from the acquisition.

     The unaudited pro forma combined condensed financial data are presented for illustrative purposes only and are not necessarily indicative of the operating results or financial position that might have been achieved had the transactions occurred as of an earlier date, and they are not necessarily indicative of future operating results or financial position. These pro forma amounts do not, therefore, project our financial position or results of operations for any future date or period. You should read the unaudited pro forma combined condensed financial data with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our historical consolidated financial statements and related notes incorporated by reference in this prospectus.

              UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET
                                 APRIL 1, 2000
                                 (IN MILLIONS)

                                                                                                             PRO FORMA
                                                                                                             COMBINED
                                                               PRO FORMA                                  STATEMENT AFTER
                                 BRIGGS &    ADJUSTMENTS    STATEMENT AFTER             ADJUSTMENTS FOR    OFFERINGS AND
                                 STRATTON   FOR OFFERINGS      OFFERINGS      GENERAC     ACQUISITION       ACQUISITION
                                 --------   -------------   ---------------   -------   ---------------   ---------------
Current assets
  Cash and cash equivalents....  $   30.1      $ 268.2(a)      $  298.3       $  0.9        $(268.2)(b)      $   31.0
  Accounts receivable, net.....     386.6           --            386.6         33.6           (0.6)(c)         419.6
  Inventories..................     294.9           --            294.9         64.7             --             359.6
  Other........................      61.3           --             61.3          6.6             --              67.9
                                 --------      -------         --------       ------        -------          --------
          Total current
            assets.............     772.9        268.2          1,041.1        105.8         (268.8)            878.1
Other assets, net..............      83.5          9.5(a)          93.0        206.5          (46.9)(d)         252.6
Plant and equipment, net.......     399.5           --            399.5         26.9             --             426.4
                                 --------      -------         --------       ------        -------          --------
          Total assets.........  $1,255.9      $ 277.7         $1,533.6       $339.2        $(315.7)         $1,557.1
                                 ========      =======         ========       ======        =======          ========
Current liabilities
  Accounts payable.............  $  106.0      $    --         $  106.0       $ 10.7        $  (0.6)(c)      $  116.1
  Short-term debt and current
     maturities of long-term
     debt......................     350.7       (131.8)(a)        218.9         92.7          (92.7)(b)         218.9
  Accrued liabilities..........     156.0           --            156.0          9.8             --             165.8
                                 --------      -------         --------       ------        -------          --------
          Total current
            liabilities........     612.7       (131.8)           480.9        113.2          (93.3)            500.8
Deferred revenue on sale of
  plant and equipment..........      15.6           --             15.6           --             --              15.6
Deferred income tax
  liability....................      12.2           --             12.2          1.2             --              13.4
Other long-term obligations....      91.3           --             91.3          1.2             --              92.5
Long-term debt.................      98.7        409.5(a)         508.2        122.1         (120.9)(b)         509.4
                                 --------      -------         --------       ------        -------          --------
          Total liabilities....     830.5        277.7          1,108.2        237.7         (214.2)          1,131.7
Generac common stock
  warrants.....................        --           --               --          2.1           (2.1)(b)            --
Shareholders' investment
  Common stock and additional
     paid-in capital...........      36.3           --             36.3        112.5         (112.5)(d)          36.3
  Retained earnings............     745.4           --            745.4          1.3           (1.3)(d)         745.4
  Accumulated other
     comprehensive loss........      (5.7)          --             (5.7)        (2.7)           2.7(d)           (5.7)
  Unearned compensation on
     restricted stock..........      (0.3)          --             (0.3)          --             --              (0.3)
  Treasury stock at cost, 7,328
     shares....................    (350.3)          --           (350.3)          --             --            (350.3)
  Excess of purchase price over
     book value of net assets
     acquired from entities
     partially under common
     control...................        --           --               --        (11.7)          11.7(d)             --
                                 --------      -------         --------       ------        -------          --------
          Total shareholders'
            investment.........     425.4           --            425.4         99.4          (99.4)            425.4
                                 --------      -------         --------       ------        -------          --------
          Total liabilities and
            shareholders'
            investment.........  $1,255.9      $ 277.7         $1,533.6       $339.2        $(315.7)         $1,557.1
                                 ========      =======         ========       ======        =======          ========

---------------
(a) Reflects the portion of the $415.0 million debt offerings (net of $5.5 million discount) to be used to (i) replace $131.8 million of short-term debt; (ii) fund $268.2 million of cash for payment of the Generac acquisition; and

    (iii) pay the estimated $9.5 million of offering issuance costs (including underwriting discount), which are reflected as deferred financing costs in other assets.

(b) Reflects the use of cash to (i) purchase the Generac common stock for $48.5 million; (ii) pay the estimated $4.0 million of transaction fees; and (iii) repay Generac debt and retire the common stock warrants for a total of $215.7 million.

(c) Reflects the elimination of intercompany accounts from sales to Generac.

(d) Represents the purchase price allocation for the Generac acquisition and the elimination of the related investment. The adjustment to Generac's historical goodwill to reflect the purchase price allocation is as follows:

Net assets acquired.........................................  $99.4
Consideration paid plus related transaction fees............   52.5
                                                              -----
Goodwill adjustment.........................................  $46.9
                                                              =====

           UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME
                        NINE MONTHS ENDED APRIL 1, 2001
                  (IN MILLIONS, EXCEPT PER SHARE INFORMATION)

                                                                                                             PRO FORMA
                                                                                                              COMBINED
                                                               PRO FORMA                                  STATEMENTS AFTER
                                 BRIGGS &    ADJUSTMENTS    STATEMENT AFTER             ADJUSTMENTS FOR    OFFERINGS AND
                                 STRATTON   FOR OFFERINGS      OFFERINGS      GENERAC     ACQUISITION       ACQUISITION
                                 --------   -------------   ---------------   -------   ---------------   ----------------
Net sales......................   $978.9       $   --           $978.9        $143.9        $(17.6)(c)        $1,105.2
Cost of goods sold.............    797.1           --            797.1         116.5         (17.7)(c)           895.9
                                  ------       ------           ------        ------        ------            --------
  Gross profit on sales........    181.8           --            181.8          27.4           0.1               209.3
Engineering, selling, general
  and administrative
  expenses.....................    100.0           --            100.0          31.4           1.7(d)            133.1
                                  ------       ------           ------        ------        ------            --------
Income (loss) from
  operations...................     81.8           --             81.8          (4.0)         (1.6)               76.2
Interest expense...............    (21.7)       (18.2)(a)        (39.9)        (16.5)         16.5(e)            (39.9)
Other income/(expense)(f)......      9.0           --              9.0          (0.8)           --                 8.2
                                  ------       ------           ------        ------        ------            --------
  Income (loss) before income
    taxes......................     69.1        (18.2)            50.9         (21.3)         14.9                44.5
Income tax provision
  (benefit)....................     25.6         (6.7)(b)         18.9          (7.5)          5.5(b)             16.9
                                  ------       ------           ------        ------        ------            --------
Net income (loss)..............   $ 43.5       $(11.5)          $ 32.0        $(13.8)       $  9.4            $   27.6
                                  ======       ======           ======        ======        ======            ========
Earnings per share:
  Basic........................   $ 2.01                        $ 1.48                                        $   1.28
  Diluted......................   $ 2.01                        $ 1.45(g)                                     $   1.27(g)
Weighted average shares
  outstanding:
  Basic........................     21.6                          21.6                                            21.6
  Diluted......................     21.6                          24.3(g)                                         24.3(g)

---------------
(a) Reflects the interest expense on the proceeds of the offerings used to fund the Generac acquisition and the incremental interest expense related to the portion of the offering proceeds used to replace short-term debt. The interest rate is 8.875% on the $275 million of long term debt and 5.0% interest on the $140.0 million of long term convertible debt, and includes amortization of debt issuance costs and discounts.

(b) Reflects the related tax impact of the pro forma adjustments assuming a 37% effective tax rate.

(c) Reflects the elimination of intercompany sales and intercompany profit on sales to Generac. Intercompany profit was determined based on the overall gross profit percentage of Briggs & Stratton.

(d) Reflects incremental amortization of goodwill as adjusted for the acquisition over a 20 year life.

(e) Reflects the elimination of Generac's historical interest expense assuming the repayment of historical Generac debt.

(f) Additional interest income of $0.3 million for the nine months ended April 1, 2001 would have resulted from the investment of excess funds during non-peak borrowing periods during the nine month period assuming a 5% interest rate on invested funds. This income is not reflected in the pro forma combined condensed statement of income.

(g) Reflects the dilution of earnings per share assuming conversion of $140.0 million of the convertible notes.

           UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME
                            YEAR ENDED JULY 2, 2000
                  (IN MILLIONS, EXCEPT PER SHARE INFORMATION)

                                                                                                            PRO FORMA
                                                                                                             COMBINED
                                                              PRO FORMA                                  STATEMENTS AFTER
                                BRIGGS &    ADJUSTMENTS    STATEMENT AFTER             ADJUSTMENTS FOR    OFFERINGS AND
                                STRATTON   FOR OFFERINGS      OFFERINGS      GENERAC     ACQUISITION       ACQUISITION
                                --------   -------------   ---------------   -------   ---------------   ----------------
Net sales.....................  $1,590.6      $   --          $1,590.6       $352.2        $(31.6)(c)        $1,911.2
Cost of goods sold............   1,251.1          --           1,251.1        265.2         (30.7)(c)         1,485.6
                                --------      ------          --------       ------        ------            --------
  Gross profit on sales.......     339.5          --             339.5         87.0          (0.9)              425.6
Engineering, selling, general
  and administrative
  expenses....................     134.2          --             134.2         58.0           2.3(d)            194.5
                                --------      ------          --------       ------        ------            --------
Income from operations........     205.3          --             205.3         29.0          (3.2)              231.1
Interest expense..............     (21.3)      (26.4)(a)         (47.7)       (20.9)         20.9(e)            (47.7)
Other income/(expense)(f).....      32.7          --              32.7         (1.5)           --                31.2
                                --------      ------          --------       ------        ------            --------
Income before income taxes....     216.7       (26.4)            190.3          6.6          17.7               214.6
Income tax provision..........      80.2        (9.8)(b)          70.4          2.4           6.5(b)             79.3
                                --------      ------          --------       ------        ------            --------
Net income....................  $  136.5      $(16.6)         $  119.9       $  4.2        $ 11.2            $  135.3
                                ========      ======          ========       ======        ======            ========
Earnings per share:
  Basic.......................  $   5.99                      $   5.26                                       $   5.93
  Diluted.....................  $   5.97                      $   4.87(g)                                    $   5.48(g)
Weighted average shares
  outstanding:
  Basic.......................      22.8                          22.8                                           22.8
  Diluted.....................      22.8                          25.5(g)                                        25.5(g)

---------------
(a) Reflects the interest expense on the proceeds of the offerings used to fund the Generac acquisition and the incremental interest expense related to the portion of the offering proceeds used to replace short-term debt. The interest rate is 8.875% on the $275.0 million of long term debt and 5.0% interest on the $140.0 million of long term convertible debt, and includes amortization of debt issuance costs and discounts.

(b) Reflects the related tax impact of the pro forma adjustments assuming a 37% effective tax rate.

(c) Reflects the elimination of intercompany sales and intercompany profit on sales to Generac. Intercompany profit was determined based on the overall gross profit percentage of Briggs & Stratton.

(d) Reflects incremental amortization of goodwill as adjusted for the acquisition over a 20 year life.

(e) Reflects the elimination of Generac's historical interest expense assuming the repayment of historical Generac debt.

(f) Additional interest income of $2.2 million for the year ended July 2, 2000 would have resulted from the investment of excess funds during non-peak borrowing periods during the fiscal year assuming a 5% interest rate on invested funds. This income is not reflected in the pro forma combined condensed statement of income.

(g) Reflects the dilution of earnings per share assuming conversion of $140.0 million of the convertible notes.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     We are the world's largest producer of air-cooled gasoline engines for outdoor power equipment. We design, manufacture, market and service these products for original equipment manufacturers worldwide. We believe our sales represent approximately 50% of the worldwide unit sales of 3 to 25 horsepower, four cycle engines for outdoor power equipment applications.

     Our fiscal year consists of 52 or 53 weeks, ending on the Sunday nearest to June 30 each year. We encourage you to review our consolidated financial statements, including the related notes, which are incorporated by reference in this prospectus.

RESULTS OF OPERATIONS

  Nine Months Ended April 1, 2001 Compared to Nine Months Ended March 26, 2000

     Sales. Our net sales for the nine months ended April 1, 2001 totaled $979 million, a decrease of $211 million or 18% compared to the first nine months of the prior fiscal year. This decline resulted from an unfavorable mix change in engines sold of $93 million, a 7% decrease in engine unit sales amounting to $80 million, a weaker Euro which reduced sales by $21 million and lower service parts and replacement engines sales of $18 million. The unfavorable mix and volume decrease were caused by the lower sales of larger horsepower units for riding mowers and lower sales of engines for generator applications. The generator market remains weak due to excess inventories left over from the buildup in anticipation of Year 2000.

     Gross Profit. The gross profit rate for the nine-month period decreased to 19% in the current year from 22% in the preceding year. This resulted in $75 million less gross profit. The major reasons for the decrease were the $21 million reduction in revenue attributed to the weak Euro and an 8% decrease in engine unit production resulting in $15 million of lower spending efficiencies and $12 million of lower absorption. Offsetting the reduction in gross profit was the recognition of $10 million more pension income because of the favorable performance in our over-funded pension plan and $6 million of lower profit sharing expenses compared to the prior period.

     Engineering, Selling, General and Administrative Expenses. Our engineering, selling, general and administrative expenses increased $4 million, or 4%, in the current nine-month period compared to the prior nine-month period. This increase was primarily the result of an increase of about $13 million for additional staff and expenditures for business development and introduction of new products. Offsetting these increases were lower costs in labor benefits resulting from lower profit sharing expenses of $7 million and higher pension income of $3 million.

     Income from Operations. Our income from operations for the first nine months of fiscal 2001 was $82 million, a decrease of $79 million or 49% over the prior year. This decrease was the result of the decreased net sales, reduced gross profit rate and increased engineering, selling, general and administrative expenses discussed above.

     Interest Expense. Interest expense increased 43% or $7 million in the current nine-month period compared to the prior year period. This increase was the result of our higher level of short-term borrowings to fund increased seasonal working capital needs.

     Gain on Disposition of Foundry Assets. At the end of August 1999, we contributed our two ductile iron foundries to Metal Technologies Holding Company
(MTHC) in exchange for $24 million in cash and $45 million aggregate par value convertible preferred stock which was recorded at $22 million. The transaction resulted in a $17 million pre-tax gain ($10 million after-tax). The provisions of the preferred stock include a 15% cumulative dividend and conversion rights into a minimum of 31% of MTHC common stock. Pursuant to Emerging Issues Task Force Abstract No. 86-29, we considered this contribution to be a monetary transaction, given the significant amount of cash received, and recorded the consideration received at fair value. The preferred stock received was determined to have a fair value of $22 million based on provisions of the stock and the prevailing market returns for similar investments, estimated to be 30%, as of the date of the transaction.

     Provision for Income Taxes. Our effective tax rate used in the current nine-month period was 37%, the same as in the prior year nine-month period. We estimate the rate will be the same for the entire 2001 fiscal year.

  Fiscal 2000 Compared to Fiscal 1999

     Sales. Our net sales for fiscal 2000 totaled $1,591 million, an increase of $89 million or 6% compared to the preceding year. The primary factors were a $104 million increase in sales dollars related to a 6% increase in engine unit shipments, a favorable mix of engines sold amounting to $24 million, and $9 million from increased prices. Offsetting these factors was a $48 million decrease of castings sales resulting from the disposition of our ductile iron foundries in the first quarter of fiscal 2000.

     Gross Profit. Our gross profit rate increased to 21% in fiscal 2000 from 20% in fiscal 1999. Favorable factors to the gross profit were $18 million attributed to the benefit of higher production during the year and $9 million of price increases. Offsetting these improvements were $6 million of higher costs for purchased items including increased costs for imported engines due to currency exchange rates.

     Engineering, Selling, General and Administrative Expenses. Engineering, selling, general and administrative expenses increased $9 million or 7% compared to fiscal 1999. This increase was primarily from a $6 million increase in research and development costs and a $3 million increase in profit sharing expenses due to improved results. These increases were offset by a $2 million decrease in costs related to our POWERCOM software business that was sold in the first quarter of the preceding year.

     Income from Operations. Our income from operations for fiscal 2000 was $205 million, an increase of $25 million or 14% over the prior year. This increase was primarily the result of the increased net sales and improved gross profit rate discussed above.

     Interest Expense. Interest expense increased $4 million or 25% in fiscal 2000 compared to fiscal 1999. These increases were the results of our higher level of short-term borrowing during the year to fund working capital needs.

     Gain on Disposition of Foundry Assets. At the end of August 1999, we contributed our two ductile iron foundries to Metal Technologies Holding Company
(MTHC) in exchange for $24 million in cash and $45 million aggregate par value convertible preferred stock which was recorded at $22 million. The transaction resulted in a $17 million pre-tax gain ($10 million after-tax). The provisions of the preferred stock include a 15% cumulative dividend and conversion rights into a minimum of 31% of MTHC common stock. Pursuant to Emerging Issues Task Force Abstract No. 86-29, we considered this contribution to be a monetary transaction, given the significant amount of cash received, and recorded the consideration received at fair value. The preferred stock received was determined to have a fair value of $22 million based on provisions of the stock and the prevailing market returns for similar investments, estimated to be 30%, as of the date of the transaction.

     Other Income. Other income increased $9 million in fiscal 2000 compared to fiscal 1999. This increase is primarily attributed to increased equity income from joint ventures.

     Provision for Income Taxes. Our effective tax rate in fiscal 2000 was 37.0% compared with 37.5% in fiscal 1999.

  Fiscal 1999 Compared to Fiscal 1998

     Sales. Our net sales for fiscal 1999 totaled $1,502 million, an increase of $174 million or 13% when compared to the prior year. This was due to a $120 million increase in sales dollars resulting from an 8% increase in unit shipments, a favorable mix change in engines sold of $38 million and $16 million from increased prices.

     Gross Profit. Our gross profit rate increased to 20% in the 1999 fiscal year from 19% in the preceding year. This increase resulted primarily from the following factors: $16 million of price increases, $15 million attributed to the benefit of higher production during the year and $14 million in lower costs for purchased parts and engines and raw material. Lower aluminum costs, the major raw material used in our engines, accounted for $8 million of the lower raw material costs. Offsetting these improvements were a mix shift to lower margin engines of $22 million and inefficiencies of $3 million caused by operating plants at full capacity.

     Engineering, Selling, General and Administrative Expenses. Engineering, selling, general and administrative expenses for fiscal 1999 decreased 4% or $5 million compared to fiscal 1998. This decrease was primarily due to a $10 million decrease in costs related to our POWERCOM software business that was sold in the first quarter of fiscal year 1999. Costs related to implementing our new enterprise-wide information system decreased $2 million between the fiscal years. Offsetting these reductions in costs was a $4 million increase in profit sharing expenses due to improved results and a $1 million increase in research and development expenses.

     Income from Operations. Our income from operations for fiscal 1999 was $180 million, an increase of $55 million or 44% over the prior year. This increase was the result of the increased net sales, improved gross profit rate and reduced engineering, selling, general and administrative expenses discussed above.

     Interest Expense. Interest expense decreased 12% or $2 million for the 1999 fiscal year compared to the 1998 fiscal year. This decrease was the result of a $15 million repayment of long-term debt at the end of the 1998 fiscal year and lower average interest rates on working capital borrowings throughout the year.

     Provision for Income Taxes. Our effective tax rate decreased to 37.5% in 1999 from 37.6% in the previous year due to lower state income taxes and reductions in other related items.

LIQUIDITY AND CAPITAL RESOURCES

  Nine Months Ended April 1, 2001 and March 26, 2000

     Cash flows used in operating activities for the nine-month periods of fiscal 2001 and fiscal 2000 were $205 million and $179 million, respectively, a $25 million increase in requirements between the years.

     The fiscal 2001 cash flow from operating activities reflects decreased net income of $65 million, including lower gains on the disposition of plant and equipment of $17 million. The lower gains on disposition of plant and equipment resulted from the nonrecurring disposition of the foundry assets in the prior period. The increase in inventories was $67 million less in the fiscal 2001 period compared to the fiscal 2000 period. This decrease was the result of planned inventory increases in fiscal 2000 to replenish abnormally low inventories to more normal levels. The increase in accounts payable and accrued liabilities was $45 million less in the fiscal 2001 period compared to the fiscal 2000 period. This decrease was due to timing of payments in accounts payable, accrued salaries, accrued payroll taxes and lack of accruals for profit sharing due to lower performance. The $12 million increase in pre-paid pension is attributable to our over-funded pension plan. The $10 million increase in accounts receivable in the fiscal 2001 period compared to the fiscal 2000 period was the result of timing of payments.

     Net cash used in investing activities totaled $43 million and $25 million in the fiscal 2001 period and the fiscal 2000 period, respectively. The $18 million increase is attributed primarily to $24 million of cash received from the foundry transaction in fiscal 2000, offset by a $5 million decrease in capital expenditures in fiscal 2001. The decrease is due to timing of capital expenditures during the fiscal years.

     Net cash provided by financing activities amounted to $263 million and $159 million in the fiscal 2001 period and the fiscal 2000 period, respectively, an increase of $104 million. These financing activities reflect higher levels of short-term borrowings in the fiscal 2001 period to fund seasonal working capital requirements, causing a $72 million increase in debt between the periods. Also, we repurchased fewer common shares in the fiscal 2001 period compared to the prior period.

  Fiscal Years 2000, 1999 and 1998

     Cash flow from operating activities was $77 million, $116 million and $136 million, in fiscal 2000, 1999 and 1998, respectively.

     The fiscal 2000 cash flow from operating activities decreased $39 million. This reflects increased net income of $30 million offset by the gain on disposition of foundry assets of $17 million and an increased requirement for operating capital of $43 million caused by increases in inventories at the end of fiscal 2000 offset by lower accounts receivable. The increase in inventories was planned as inventories at the end of fiscal 1999 were unusually low. Lower accounts receivable was caused by lower sales in June 2000 compared to June 1999.

     The fiscal 1999 cash flow from operating activities declined $20 million. This reflects improved net income of $35 million, offset by an increased requirement for operating capital of $53 million, caused primarily by strong fourth quarter business which increased year-end receivables and a restoration of inventories to higher year-end levels.

     The fiscal 1998 cash flow from operating activities reflects a $7 million increase in accounts receivable and an $18 million decrease in inventories resulting from increased sales late in the last fiscal quarter.

     Net cash used in investing activities amounted to $43 million, $67 million and $45 million in fiscal 2000, 1999 and 1998, respectively. These cash flows included additions to plant and equipment of $71 million, $66 million and $46 million in fiscal 2000, 1999 and 1998, respectively. The fiscal 2000 capital expenditures related primarily to reinvestment in equipment, capacity additions and new products. The fiscal 1999 capital expenditures related primarily to reinvestment in equipment and new products. The fiscal 1998 capital expenditures principally related to reinvestment in equipment. The fiscal 2000 cash used in investing activities is net of $24 million of proceeds received on the disposition of plant and equipment.

     Net cash used in financing activities amounted to $77 million, $73 million and $119 million in fiscal 2000, 1999 and 1998, respectively. These financing activities included the repurchase of our common stock, totaling $69 million in 2000, $75 million in 1999 and $86 million in 1998. During fiscal 2000, we repaid the remaining $30 million on the 9.21% senior notes due 2001. There was no gain or loss associated with this repayment. In fiscal 1999 and 1998, we paid $15 million on these notes. These uses of cash resulted in higher borrowings at July 2, 2000 of $44 million. Proceeds from the exercise of stock options amounted to $45 million in 1999, substantially higher than in fiscal 2000 and 1998 due to increased option activities.

FUTURE LIQUIDITY AND CAPITAL RESOURCES

     We have remaining authorization to buy up to 1.8 million shares of our common stock in open market or private transactions under the June 2000 Board of Directors' authorization to repurchase up to 2.0 million shares. Stock repurchases totaling 0.2 million shares were made in open market transactions in the first quarter of fiscal 2001. We did not repurchase any shares in the second or third fiscal quarters of 2001 and do not anticipate repurchasing additional shares for the remainder of fiscal 2001 or fiscal 2002.

     We arranged for $140 million as an additional line of credit during the second fiscal quarter of 2001 to support working capital needs. This line was cancelled on May 15, 2001. In connection with the acquisition of Generac, we issued the convertible senior notes and the Original Notes to make the acquisition, we repaid the outstanding Generac debt and we replaced the existing credit line. We also plan to operate in the first half of fiscal 2002 with working capital requirements that are lower than those in the comparable period of fiscal 2001.

     The increased debt that resulted from the Generac acquisition and the replacement of the expiring credit line is presently expected to increase interest expense by $12 million in fiscal 2002. Total interest expense for fiscal 2002 is expected to be approximately $44 million.

     We expect cash flows for capital expenditures to total approximately $65 million in fiscal 2001, of which approximately $49 million had been expended as of April 1, 2001. This capital expenditure level provides for base replacement, new product, and capacity and cost reduction requirements. We anticipate funding these expenditures with available cash and short-term borrowings.

     We currently intend to increase future cash dividends per share at a rate approximating the inflation rate, subject to the discretion of our Board of Directors, any applicable restrictions on the payment of dividends and requirements of applicable law.

     We believe that available cash, cash generated from operations, existing lines of credit and access to debt markets will be adequate to fund our capital requirements for the foreseeable future.

OUTLOOK

     We project fourth quarter net sales for fiscal 2001 for our engine business to be down 5-8% between years. Generac sales after the completion of the acquisition are anticipated to add $50 to $55 million of sales in the fourth quarter of fiscal 2001, assuming the acquisition closes as scheduled. The gross profit percentage is expected to be in the 15.5% to 16.5% range, lower than last year's fourth quarter percentage. This is driven by an estimate of 35% to 45% lower engine production as we reflect weaker shipments and bring inventories to a level lower than they were last fiscal year-end. Our engineering, selling and administrative expenses for the fourth quarter of fiscal 2001 are projected to decrease around 15% from last year's level because of lower benefit costs in fiscal 2001. However, Generac is expected to add $9 to $10 million of expenses to this category. Finally, interest expense is anticipated to be higher than last year by $5 million. About $4 million of this increase is due to the debt associated with the Generac acquisition.

     Our projections for the fourth quarter of fiscal 2001 should result in a range of net income for the full year that we now expect to be $55 to $60 million.

     Fiscal 2002 will be the first full year combining Generac's and our results. At the current time consolidated net sales for fiscal 2002 are estimated to approach $1.7 billion. This number reflects our belief that both generator sales and engine sales for generators will return to a more normal level, and engine sales for lawn and garden equipment will remain stable between fiscal 2001 and 2002. The projection reflects a continued weak Euro. Gross profits are anticipated to improve primarily because of higher engine unit sales, and greater production that will spread fixed costs over more units. Gross profit margins are expected to be approximately 20%. Engineering, selling and administrative expenses are estimated at 11% of net sales. This percentage is higher than our traditional target because of the higher selling expenses at Generac. Depreciation is expected to be $58 million and goodwill amortization $8 million.

                                    BUSINESS

GENERAL

     We are the world's largest producer of air-cooled gasoline engines for outdoor power equipment. We design, manufacture, market and service these products for OEMs worldwide. The majority of the engines we manufacture and sell are 3 to 25 horsepower air-cooled, single cylinder, four cycle aluminum alloy gasoline engines. We also market a selection of two and three cylinder engines up to 31 horsepower, as well as several models of liquid-cooled engines. Our product offering, which we believe is the most comprehensive in the industry, allows us to meet the majority of the customer needs in the worldwide market for small engines.

     Based on industry and market data, we believe that in our fiscal year 2000, the worldwide market for 3 to 25 horsepower, four cycle engines for outdoor power equipment applications was approximately 20 to 22 million units. We accounted for nearly 50% of these worldwide unit sales in fiscal 2000.

     Our engines are used in a wide array of power equipment markets throughout the world. The lawn and garden equipment industry accounted for 79% of our OEM engine sales in fiscal 2000. Major lawn and garden equipment applications include walk-behind lawn mowers, riding lawn mowers and garden tillers. The balance of our OEM engine sales in fiscal 2000 was for engines used in various industrial, construction, agricultural, transportation and consumer power equipment markets.

     We enjoy a market share leadership position in the North American lawn and garden and other consumer power equipment markets and in the European lawn and garden market. Market studies indicate that consumers of lawn and garden products prefer our brand of engine to the competition by a significant margin. Many retailers specify our engines on the power equipment they sell, and our brand is often featured prominently on the products and in their advertisements. Briggs & Stratton engines are marketed under various brand names, including Briggs & Stratton(R), I/C(R), INTEK(TM) and Vanguard(TM).

     Our sales in international markets, primarily Europe, represented approximately 21% of our net sales in fiscal 2000. We serve our key international markets through our European regional office in Switzerland, our distribution center in the Netherlands and our service subsidiaries in Australia, Austria, Canada, the Czech Republic, France, Germany, Mexico, New Zealand, South Africa, Sweden and the United Kingdom. We also export to developing and other nations that do not have an established lawn and garden market where our engines are used in agricultural, marine, construction, transportation and other applications.

     Our engines are sold primarily by our worldwide sales force through direct calls on customers. Our marketing staff and engineers in the United States provide support and technical assistance to our sales force and their customers.

     We also distribute replacement engines and service parts throughout the world in markets where our engines are used. We own our principal international distributors, while in the United States our distributors are independently owned and operated. This worldwide network of distributors supplies service parts and replacement engines directly to the approximately 33,000 independently owned, authorized service dealers throughout the world in markets where our engines are used. These distributors and service dealers implement the support that is our commitment to reliability and service for our customers.

     We believe it is the combination of our broad array of engines, the strength of our brand, the service network supporting the markets we serve and our low cost manufacturing capabilities that makes us a leader in providing engines for power equipment throughout the world.

CUSTOMERS

     Our sales are made primarily to OEMs. Our three largest customers in each of the last three fiscal years were AB Electrolux (principally its Electrolux Home Products group), MTD Products Inc., and Tomkins PLC (principally for its Murray, Inc. subsidiary). Sales to each of these customers were more than 10% of our net sales in each of fiscal 2000, 1999, and 1998. Sales to all three combined were 45% of net sales in fiscal 2000, 42% of net sales in fiscal 1999 and 46% in fiscal 1998. Under purchasing plans available to all of our engine customers, we typically enter into annual engine supply arrangements with these large customers. We have no reason to anticipate a change in this practice. In October 2000, Murray, Inc. was purchased by Summersong Investment, Inc. Sales to Murray have continued without significant change since this transaction.

     Over the past several years, sales in the United States of lawn and garden equipment by mass merchandisers have increased significantly, while sales by independent distributors and dealers have declined. We believe that in fiscal 2000 more than 75% of all lawn and garden equipment sold in the United States was sold through mass merchandisers such as Sears, The Home Depot, Inc., Wal-Mart Stores, Inc., and Lowe's Home Centers, Inc. Given the buying power of the mass merchandisers, we, through our customers, have continued to experience pricing pressure. We expect that this trend will continue in the foreseeable future. We believe that a similar trend has developed for engine products for industrial and consumer applications outside of the lawn and garden market.

PRODUCT INNOVATION

     We continually refine existing products and work to develop new products which we believe will add value for consumers. Our recent product announcements include:

     - the Touch N Mow(R), an innovative starting system;

     - a compact four cycle engine that is a viable substitute for two cycle engines used in hand held power equipment; and

     - the Etek(TM) electric motor system, a compact, innovative electric motor that delivers an efficient combination of high power and torque.

     In fiscal 2000, 1999, and 1998, we spent approximately $24.3 million, $17.9 million and $20.0 million, respectively, on research activities relating to the development of new products or the improvement of existing products.

SEASONALITY

     Sales of engines to lawn and garden equipment manufacturers are highly seasonal because of the buying patterns of retail consumers. The majority of lawn and garden equipment is sold during the spring and summer months when most lawn care and gardening activities are performed. Sales of lawn and garden equipment are also influenced by weather conditions. As our customers prepare for these peak demand periods, we find that sales in our fiscal third quarter have historically been the highest, while sales in the first fiscal quarter have historically been the lowest.

     The sale of lawn and garden equipment has shifted from smaller dealers to large mass merchandisers, who do not wish to carry large inventories. In order to efficiently use our capital investments and meet seasonal demand for engines, we pursue a relatively balanced production schedule throughout the year, subject to ongoing adjustment to reflect changes in estimated demand, customer inventory levels and other matters outside of our control. Accordingly, inventory levels are generally higher during the first and second fiscal quarters in anticipation of increased customer demand in the third fiscal quarter, at which time inventory levels begin to decrease as sales increase. This seasonal pattern, which results in high inventories and low cash flow for us in the second and the beginning of the third fiscal quarters, shifts ultimately to higher cash flow in the latter portion of the third fiscal quarter and in the fourth fiscal quarter as inventories are liquidated and receivables are collected.

     This combination of seasonal demand and balanced production results in substantial variation in our working capital needs to fund inventory and receivables. Our lowest working capital needs occur in May, during our fiscal fourth quarter. Our highest working capital needs occur in late January during the early part of our fiscal third quarter. We fund these working capital needs through short-term credit facilities. Presented below is a table showing our accounts receivable, total inventories and short- and long-term debt at the end of our third fiscal quarters and fiscal years during the indicated periods.

                                       THIRD FISCAL QUARTER ENDED               FISCAL YEAR ENDED
                                   ----------------------------------    -------------------------------
                                   APRIL 1,    MARCH 26,    MARCH 28,    JULY 2,    JUNE 27,    JUNE 28,
                                     2001        2000         1999        2000        1999        1998
                                   --------    ---------    ---------    -------    --------    --------
                                                               (IN MILLIONS)
Accounts receivable..............   $386.6      $433.9       $343.0      $140.1      $194.1      $136.6
Total inventories................   $294.9      $239.9       $127.9      $257.8      $137.4      $107.9
Short-term debt..................   $350.7      $250.1       $115.0      $ 62.2      $ 33.2      $ 34.0
Long-term debt...................     98.7       113.5        128.3        98.5       113.3       128.1
                                    ------      ------       ------      ------      ------      ------
          Total debt.............   $449.4      $363.6       $243.3      $160.7      $146.5      $162.1
                                    ======      ======       ======      ======      ======      ======

     Generac's sales of pressure washers typically are concentrated in the March through July period of each year. As a result, Generac's working capital needs peak in early April and are at their lowest point in December. Although this seasonality is almost the opposite of our typical seasonal variation in working capital requirements, we do not expect the Generac acquisition to materially alter our historical seasonal working capital patterns.

MANUFACTURING

     We manufacture a majority of the structural components used in our engines, including aluminum die castings and a high percentage of other major components, such as carburetors and ignition systems. We purchase various parts such as piston rings, spark plugs, valves, ductile and grey iron castings, zinc die castings and plastic components, some stampings and screw machine parts and smaller quantities of other components. Raw material purchases are principally aluminum and steel. We believe our current sources of supply are adequate.

     We have joint ventures with Daihatsu Motor Company for the manufacture of engines in Japan, with Puling Machinery Works and Yimin Machinery Plant for the production of engines in China, and with Starting Industrial of Japan for the production of rewind starters in the U.S. We also have a joint venture in India with Hero Motors, part of the Hero Group, for the manufacture of engines and transmissions for use in two wheel transportation vehicles.

EXPORT SALES

     Our export sales for fiscal 2000 were $339.4 million (21% of total sales), for fiscal 1999 were $316.1 million (21% of total sales) and for fiscal 1998 were $288.5 million (22% of total sales). These sales were principally to customers in Europe.

OTHER INFORMATION

     We hold various patents on features incorporated in our products; however, we do not consider the success of our business to be primarily dependent upon patent protection. Licenses, franchises and concessions are not a material factor in our business.

     In fiscal 2000, 1999 and 1998, we spent approximately $71.4 million, $66.0 million and $45.9 million, respectively, on plant and equipment.

     Our average number of employees was 7,861 during fiscal 2000. Employment in fiscal 2000 ranged from a high of 8,098 in August 1999 to a low of 7,186 in June 2000.

                              DESCRIPTION OF NOTES

     Briggs & Stratton issued the Original Notes and will issue the Exchange Notes under the Indenture between us and Bank One, N.A., as trustee, as supplemented as of May 15, 2001 to add Generac and its subsidiaries as Guarantors. The terms of the notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939.

     We have summarized selected provisions of the Indenture below. This is a summary and is not complete. It does not describe all exceptions or qualifications contained in the Indenture or the notes. If you would like more information on the provisions of the Indenture, you should review the Indenture. You can obtain a copy of the Indenture from us upon request. Capitalized terms used in this summary have the meanings specified in the Indenture.

     The Original Notes are and the Exchange Notes will be senior unsecured obligations of Briggs & Stratton and will rank equally and ratably with all of our existing and future senior unsecured obligations. When referring to the notes and the Indenture, references in this prospectus to "Briggs & Stratton," "we," "our," or "us" mean Briggs & Stratton Corporation, the parent company, and do not include subsidiaries.

     The notes will mature on March 15, 2011 and are limited to $275,000,000 principal amount. The notes will bear interest at the rate of 8.875% per year. Interest on the notes will accrue from May 14, 2001 or from the most recent date to which interest has been paid or duly provided for. We will pay interest on the notes semiannually on March 15 and September 15 of each year, commencing on September 15, 2001, to the person in whose name the notes are registered at the close of business on March 1 or September 1, as the case may be, immediately preceding an interest payment date. We will compute interest on the notes on the basis of a 360-day year of twelve 30-day months. The notes are not entitled to the benefit of any sinking fund.

GUARANTEES

     The Original Notes were not guaranteed when we initially issued them, but Generac Portable Products, Inc. and its subsidiaries, GPPD, Inc., GPPW, Inc., and Generac Portable Products, LLC, each became a Guarantor shortly after we acquired Generac. Generac and its subsidiaries will also be guarantors of the Exchange Notes. In addition, if at any time a Domestic Subsidiary of Briggs & Stratton constitutes a Significant Domestic Subsidiary, then such Domestic Subsidiary will become a Guarantor and execute a supplemental Indenture and deliver an opinion of counsel satisfactory to the trustee within 10 Business Days of the date when such event occurs.

     Each guarantee of the notes is the obligation of the Guarantor and ranks equally and ratably with all existing and future senior unsecured obligations of that Guarantor. See "-- Subsidiary Guarantees."

BOOK-ENTRY SECURITIES

     The Original Notes were and the Exchange Notes will be issued in book-entry form. This means that the Exchange Notes will be issued in the form of one or more registered notes in global form that will be deposited on the date of the closing of the exchange offer with, or on behalf of, The Depository Trust Company (the "Depository") and registered in the name of a nominee of the Depository.

     Each global Original Note, and any Original Notes issued in exchange therefor, will be subject to certain restrictions on transfer set forth in this prospectus and in the private offering circular under which the Original Notes were issued.

THE DEPOSITORY

     The Depository is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934.

     The Depository holds securities that its participants (the "Direct Participants") deposit with the Depository. The Depository also facilitates the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Direct Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and their organizations. Access to the Depository's system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (the "Indirect Participants," and together with the Direct Participants, the "Participants").

     Upon the issuance by us of notes represented by a global note, purchases of notes within the Depository's system must be made by or through Direct Participants, which will receive a credit for the notes on the Depository's records. The ownership interest of each actual purchaser of each note (a "Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' respective records. Beneficial Owners will not receive written confirmation from the Depository of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the notes are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial owners will not receive certificates representing their ownership interest in the notes, except in the event that use of the book-entry system for the notes is discontinued, an event of default under the Indenture has occurred and is continuing and the registrar has received a request from the Depository to issue notes in definitive form or upon written notice given to the trustee by or on behalf of the Depository in accordance with the Indenture.

     To facilitate subsequent transfers, all notes deposited by Direct Participants with the Depository are registered in the name of a nominee of the Depository. The deposit of the notes with the Depository and their registration in the name of the nominee effect no change in beneficial ownership. The Depository has no knowledge of the actual Beneficial Owners of the notes; the Depository's records reflect only the identity of the Direct Participants to whose accounts such notes are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers. Conveyance of notices and other communications by the Depository to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

     Redemption notices with respect to the notes will be sent by us to the nominee of the Depository. If less than all of the notes are being redeemed, the Depository's practice is to determine by lot the amount of the interest of each Direct Participant in the notes to be redeemed.

     Neither the Depository nor its nominee will consent or vote with respect to the notes. Under its usual procedures, the Depository mails an omnibus proxy (an "Omnibus Proxy") to the Participants as soon as possible after the record date. The Omnibus Proxy assigns the nominee's consenting or voting rights to those Direct Participants to whose accounts the notes are credited on the record date (identified in a listing attached to the Omnibus Proxy).

     Principal, premium, if any, and interest payments (including Special Interest, if any) on the notes represented by the global note will be made by us or the trustee or paying agent under the Indenture to the Depository. We expect that the Depository will credit Direct Participants' accounts on the relevant payment date in accordance with their respective holdings shown on the Depository's records unless the Depository has reason to believe that it will not receive payment on such payment date. We also expect that payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as in the case with securities for the accounts of customers in bearer form or registered in "street-name". These payments will be the responsibility of the applicable Participant and not of the Depository, the Initial Purchasers, or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, and interest to the Depository is our responsibility or that of the trustee. Disbursement of these payments to Direct Participants is the responsibility of the Depository, and disbursement of these payments to the Beneficial Owners is the responsibility of Direct and Indirect

Participants. Registered global notes will settle in immediately available funds in the secondary trading market. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the notes.

     The Depository may discontinue providing its services as securities depository with respect to the notes at any time by giving reasonable notice. Under these circumstances, and if we do not appoint a successor securities depository, certificates representing the notes, which may bear the legend described under "Notice to Investors," are required to be printed and delivered. In addition, we may decide to discontinue use of the system of book-entry transfers through the Depository (or a successor securities depository). In that event, certificates representing the notes will be printed and delivered.

     We will not have any responsibility or obligation to Participants or the persons for whom they act as nominees with respect to the accuracy of the records of the Depository, its nominee or any Direct or Indirect Participant with respect to any ownership interest in the notes, or with respect to payments to or providing of notice for the Direct Participants, the Indirect Participants or the Beneficial Owners.

     So long as a nominee of the Depository is the registered owner of the notes, references herein to holders of the notes shall mean such nominee or the Depository and shall not mean the Beneficial Owners of the notes.

     The information in this section concerning the Depository and the Depository's book-entry system has been obtained from the Depository. Neither we, the trustee nor the Initial Purchasers, dealers or agents take responsibility for the accuracy or completeness thereof.

REDEMPTION AT OUR OPTION

     The notes may be redeemed in whole at any time or in part from time to time, at our option, at a redemption price equal to the greater of:

          (1) 100% of the principal amount of the notes to be redeemed, and

          (2) the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed (exclusive of interest accrued to the date of redemption) discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Rate plus 50 basis points, plus accrued and unpaid interest on the principal amount being redeemed to the redemption date.

     "Treasury Rate" means, with respect to any redemption date,

          (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated "H.15(519)" or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities", for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the Remaining Life, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Treasury Rate will be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or

          (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield-to-maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price on such redemption date. The Treasury Rate will be calculated on the third Business Day preceding the redemption date.

     "Business Day" means any calendar day that is not a Saturday, Sunday or legal holiday in New York, New York and on which commercial banks are open for business in New York, New York.

     "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term ("Remaining Life") of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes.

     "Independent Investment Banker" means Goldman, Sachs & Co. and its successor or an independent investment banking institution of national standing appointed by the trustee after consultation with us.

     "Comparable Treasury Price" means

          (1) the average of five Reference Treasury Dealer Quotations for a redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or

          (2) if the Independent Investment Banker obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such quotations.

     "Reference Treasury Dealer" means any primary U.S. Government securities dealer in the City of New York selected by the Independent Investment Banker after consultation with us.

     "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker at 5:00 p.m., New York City time, on the third Business Day preceding that redemption date.

     Holders of notes to be redeemed as provided above will receive notice thereof by first-class mail at least 30 and not more than 60 days before the date fixed for redemption. If fewer than all of the notes are to be redeemed, and the notes are not then held in global form by a securities depository, the trustee will select, not more than 60 days before the redemption date, the particular notes or portions thereof for redemption from the outstanding notes not previously called by any method that the trustee deems to be fair and appropriate.

     Unless we default in payment of the redemption price, on and after the redemption date interest will cease to accrue on the notes or portions of the notes called for redemption.

REPURCHASE AT THE OPTION OF HOLDERS

  Change of Control

     If a Change of Control occurs, each holder of notes will have the right to require Briggs & Stratton to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000) of that holder's notes pursuant to a Change of Control Offer on the terms set forth in the Indenture. In the Change of Control Offer, Briggs & Stratton will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest, if any, on the notes repurchased, to the date of purchase. Within ten days following any Change of Control, Briggs & Stratton will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the Indenture and described in the notice. Briggs & Stratton will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Indenture, Briggs & Stratton will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the Indenture by virtue of such conflict.

     On the Change of Control Payment Date, Briggs & Stratton will, to the extent lawful:

          (1) accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

          (2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

          (3) deliver or cause to be delivered to the trustee the notes properly accepted together with an officers' certificate stating the aggregate principal amount of notes or portions of notes being purchased by Briggs & Stratton.

     The paying agent will promptly mail to each holder of notes properly tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each new note will be in a principal amount of $1,000 or an integral multiple of $1,000.

     The provisions described above that require Briggs & Stratton to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the holders of the notes to require that Briggs & Stratton repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

     Briggs & Stratton will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by Briggs & Stratton and purchases all notes properly tendered and not withdrawn under the Change of Control Offer.

     The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the properties or assets of Briggs & Stratton and its Restricted Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require Briggs & Stratton to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Briggs & Stratton and its Restricted Subsidiaries taken as a whole to another Person or group may be uncertain.

  Asset Sales

     We must comply with this covenant until we meet the Rating Condition. If we meet the Rating Condition, we will no longer be required to comply with this covenant.

     Briggs & Stratton will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

          (1) Briggs & Stratton (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of;

          (2) the fair market value is determined by Briggs & Stratton's Board of Directors and evidenced by a resolution of the Board of Directors set forth in an officers' certificate delivered to the trustee; and

          (3) at least 75% of the consideration received in the Asset Sale by Briggs & Stratton or such Restricted Subsidiary is in the form of cash. For purposes of this provision, each of the following will be deemed to be cash:

             (a) any liabilities, as shown on Briggs & Stratton's or such Restricted Subsidiary's most recent balance sheet, of Briggs & Stratton or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any Subsidiary Guarantee) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases Briggs & Stratton or such Restricted Subsidiary from further liability; and

             (b) any securities, notes or other obligations received by Briggs & Stratton or any such Restricted Subsidiary from such transferee that are contemporaneously, subject to ordinary settlement periods, converted by Briggs & Stratton or such Restricted Subsidiary into cash, to the extent of the cash received in that conversion.

     Within 360 days after the receipt of any Net Proceeds from an Asset Sale, Briggs & Stratton may apply those Net Proceeds at its option:

          (1) to repay Senior Debt and, if the Senior Debt repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto;

          (2) to acquire all or substantially all of the assets of, or a majority of the Voting Stock of, a Permitted Business so long as such Permitted Business is or becomes a Restricted Subsidiary;

          (3) to make a capital expenditure; or

          (4) to acquire other long-term assets that are used or useful in a Permitted Business.

Pending the final application of any Net Proceeds, Briggs & Stratton may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the Indenture.

     Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $10.0 million, Briggs & Stratton will make an Asset Sale Offer to all holders of notes and all holders of other Indebtedness that is pari passu with the notes containing provisions similar to those set forth in the Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of principal amount plus accrued and unpaid interest, if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, Briggs & Stratton may use those Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the notes and such other pari passu Indebtedness to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

     Briggs & Stratton will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the Indenture, Briggs & Stratton will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the Indenture by virtue of such conflict.

     Any agreements relating to Senior Debt to which Briggs & Stratton becomes a party may contain restrictions and provisions prohibiting Briggs & Stratton from purchasing notes or providing that certain change of control or asset sale events with respect to Briggs & Stratton would constitute a default under these agreements. If a Change of Control or Asset Sale occurs at a time when Briggs & Stratton is prohibited from purchasing notes, Briggs & Stratton could seek the consent of its senior lenders to the purchase of notes or could attempt to refinance the borrowings that contain such prohibition. If Briggs & Stratton does not obtain such a consent or repay such borrowings, Briggs & Stratton will remain prohibited from purchasing notes. In such case, Briggs & Stratton's failure to purchase tendered notes would constitute an Event of Default under the Indenture which would, in turn, likely constitute a default under such Senior Debt.

SUBSIDIARY GUARANTEES

     The Subsidiary Guarantees are full and unconditional joint and several obligations of the Guarantors. The obligations of each Guarantor under its Subsidiary Guarantee will be limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance under applicable law.

     A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person, other than Briggs & Stratton or another Guarantor, unless:

          (1) immediately after giving effect to that transaction, no Default or Event of Default exists; and

          (2) either:

             (a) the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger assumes all the obligations of that Guarantor under the Indenture, its Subsidiary Guarantee and the registration rights agreement pursuant to a supplemental Indenture satisfactory to the trustee; or

             (b) the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the Indenture.

     The Subsidiary Guarantee of a Guarantor will be released:

          (1) in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) a Subsidiary of Briggs & Stratton, if the sale or other disposition complies with the "Asset Sale" provisions of the Indenture; or

          (2) in connection with any sale of all of the Capital Stock of a Guarantor to a Person that is not (either before or after giving effect to such transaction) a Subsidiary of Briggs & Stratton, if the sale complies with the "Asset Sale" provisions of the Indenture.

See "-- Repurchase at the Option of Holders--Asset Sales."

CERTAIN COVENANTS APPLICABLE UNTIL WE MEET THE RATING CONDITION

     We must comply with the covenants described under this heading until we meet the Rating Condition. We expect that upon initial issuance of the notes we will not meet the Rating Condition and therefore will be subject to these covenants.

  Restricted Payments

     Briggs & Stratton will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

          (1) declare or pay any dividend or make any other payment or distribution on account of Briggs & Stratton's or any of its Restricted Subsidiaries' Equity Interests (including any payment in connection with any merger or consolidation involving Briggs & Stratton or any of its Subsidiaries) or to the direct or indirect holders of Briggs & Stratton's or any of its Restricted Subsidiaries' Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of Briggs & Stratton or to Briggs & Stratton or a Restricted Subsidiary of Briggs & Stratton);

          (2) purchase, redeem or otherwise acquire or retire for value (including in connection with any merger or consolidation involving Briggs & Stratton) any Equity Interests of Briggs & Stratton or any direct or indirect parent of Briggs & Stratton;

          (3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the notes or the Subsidiary Guarantees, except a payment of interest or principal at the Stated Maturity thereof; or

          (4) make any Restricted Investment (all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as "Restricted Payments"),

unless, at the time of and after giving effect to such Restricted Payment:

          (1) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment; and

          (2) Briggs & Stratton, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, would have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock;" and

          (3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Briggs & Stratton and its Restricted Subsidiaries after the date of the Indenture (excluding Restricted Payments permitted by clauses (2), (3) and (4) of the next succeeding paragraph), is less than the sum, without duplication, of:

             (a) 50% of the Consolidated Net Income of Briggs & Stratton for the period (taken as one accounting period) from January 1, 2001 to the end of Briggs & Stratton's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

             (b) 100% of the aggregate net cash proceeds received by Briggs & Stratton since the date of the Indenture as a contribution to its common equity capital or from the issue or sale of Equity Interests of Briggs & Stratton (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of Briggs & Stratton that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Restricted Subsidiary of Briggs & Stratton), plus

             (c) the amount by which Indebtedness of Briggs & Stratton or its Restricted Subsidiaries (other than Indebtedness owed to Briggs & Stratton or a Restricted Subsidiary) is reduced on Briggs & Stratton's balance sheet upon the conversion or exchange (other than by a Subsidiary of Briggs & Stratton) subsequent to the date of the Indenture of any Indebtedness of Briggs & Stratton or any of its Restricted Subsidiaries convertible into or exchangeable for Capital Stock (other than Disqualified Stock) of Briggs & Stratton (less the amount of any cash, or the fair value of any other property, distributed by Briggs & Stratton upon such conversion or exchange), plus

             (d) an amount equal to the sum of (i) the net reduction in Investments in Unrestricted Subsidiaries resulting from dividends, repayments of loans or advances or other transfers of assets, in each case to Briggs & Stratton or any of its Restricted Subsidiaries from any of its Unrestricted Subsidiaries, and (ii) the portion (proportionate to Briggs & Stratton's equity interest in such Subsidiary) of the fair market value of the net assets of an Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; provided, however, that the foregoing sum shall not exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously made (and treated as a Restricted Payment) by Briggs & Stratton or any of its Restricted Subsidiaries in such Unrestricted Subsidiary, plus

             (e) to the extent that any Restricted Investment that was made after the date of the Indenture is sold for cash or otherwise liquidated or repaid for cash, the lesser of (i) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (ii) the initial amount of such Restricted Investment.

     So long as no Default has occurred and is continuing or would be caused thereby, the covenant in the preceding paragraph will not prohibit:

          (1) the payment of any dividend within 60 days after the date of declaration of the dividend, if at the date of declaration the dividend payment would have complied with the provisions of the Indenture;

          (2) the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness of Briggs & Stratton or any Guarantor or of any Equity Interests of Briggs & Stratton in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of Briggs & Stratton) of, Equity Interests of Briggs & Stratton (other than Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition will be excluded from clause (3)(b) of the preceding paragraph;

          (3) the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness of Briggs & Stratton or any Guarantor with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

          (4) the payment of any dividend by a Restricted Subsidiary of Briggs & Stratton to the holders of its Equity Interests on a pro rata basis or the payment of an "earnout" amount payable to the shareholders of Generac pursuant to the Agreement and Plan of Merger dated as of March 21, 2001 among Briggs & Stratton, Generac and The Beacon Group III -- Focus Value Fund, L.P.;

          (5) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Briggs & Stratton or any Restricted Subsidiary of Briggs & Stratton held by any member of Briggs & Stratton's (or any of its Restricted Subsidiaries') management pursuant to any management equity subscription agreement, stock option agreement or similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $1.0 million in any twelve-month period; and

          (6) other Restricted Payments in an aggregate amount not to exceed $50.0 million since the date of the Indenture.

     The amount of all Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Payment of the assets or securities proposed to be transferred or issued by Briggs & Stratton or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant will be determined by the Board of Directors whose resolution with respect thereto will be delivered to the trustee. Not later than the date of making any Restricted Payment, Briggs & Stratton will deliver to the trustee an officers' certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this covenant were computed.

  Incurrence of Indebtedness and Issuance of Preferred Stock

     Briggs & Stratton will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired
Debt), and Briggs & Stratton will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that Briggs & Stratton may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock if the Fixed Charge Coverage Ratio for Briggs & Stratton's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred (taken as one accounting period) or such Disqualified Stock is issued would have been at least 2.0 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period.

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

     The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, "Permitted Indebtedness"):

          (1) the incurrence by Briggs & Stratton of additional Indebtedness and letters of credit under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of Briggs & Stratton and its Restricted Subsidiaries thereunder) not to exceed $400.0 million;

          (2) the incurrence by Briggs & Stratton and its Restricted Subsidiaries of the Existing Indebtedness;

          (3) the incurrence by Briggs & Stratton of:

             (a) Indebtedness represented by the notes to be issued on the date of the Indenture and the exchange notes and the related Subsidiary Guarantees, if any, to be issued pursuant to the Registration Rights Agreement; and

             (b) Indebtedness represented by the convertible senior notes to be issued on the date of the Indenture and any exchange notes related thereto;

          (4) the incurrence by Briggs & Stratton or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of Briggs & Stratton or such Restricted Subsidiary, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (4), not to exceed $15.0 million at any time outstanding;

          (5) Indebtedness of a Restricted Subsidiary of Briggs & Stratton incurred and outstanding on or prior to the date on which such Restricted Subsidiary was acquired by Briggs & Stratton or another Restricted Subsidiary (other than Indebtedness incurred in connection with, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by Briggs & Stratton or other Restricted Subsidiary); provided, however, that on the date of such acquisition, after giving pro forma effect thereto and any related transactions as if the same had occurred at the beginning of the applicable four-quarter period, Briggs & Stratton would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of this covenant;

          (6) the incurrence by Briggs & Stratton or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace, Indebtedness (other than intercompany Indebtedness) that was permitted by the Indenture to be incurred under the first paragraph of this covenant or clauses (2), (3), (4), (5), or (11) of this paragraph;

          (7) the incurrence by Briggs & Stratton or any of its Restricted Subsidiaries of intercompany Indebtedness between or among Briggs & Stratton and any of its Restricted Subsidiaries; provided, however, that:

             (a) if Briggs & Stratton or any Guarantor is the obligor on such Indebtedness, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the notes, in the case of Briggs & Stratton, or the Subsidiary Guarantee, in the case of a Guarantor; and

             (b) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than Briggs & Stratton or a Restricted Subsidiary of Briggs & Stratton and
        (ii) any sale or other transfer of any such Indebtedness to a Person that is not either Briggs & Stratton or a Restricted Subsidiary of Briggs & Stratton will be deemed, in each case, to constitute an incurrence of such Indebtedness by Briggs & Stratton or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (7);

          (8) the incurrence by Briggs & Stratton or any of its Restricted Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of the Indenture to be outstanding or for the purpose of fixing or hedging currency exchange rate risk with respect to any currency exchanges;

          (9) the guarantee by Briggs & Stratton or any of the Restricted Subsidiaries of Indebtedness of Briggs & Stratton or a Restricted Subsidiary of Briggs & Stratton that was permitted to be incurred by another provision of this covenant;

          (10) the accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant; provided, in each such case, that the amount thereof is included in Fixed Charges of Briggs & Stratton as accrued interest or dividends; and

          (11) the incurrence by Briggs & Stratton or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (11), not to exceed $20.0 million.

     For purposes of determining compliance with this "Incurrence of Indebtedness and Issuance of Preferred Stock" covenant, if an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (1) through (11) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, (a) Briggs & Stratton will be permitted to classify such item of Indebtedness on the date of its incurrence in any manner that complies with this covenant; and (b) an item of Indebtedness may be divided and classified in more than one of the types of Indebtedness described above. Indebtedness under Credit Facilities outstanding on the date on which notes are first issued and authenticated under the Indenture will be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Indebtedness.

  Liens

     Briggs & Stratton will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind securing Indebtedness, or trade payables on any asset now owned or hereafter acquired without causing the notes (and, at our election, any other outstanding or future Indebtedness of Briggs & Stratton or any of its Restricted Subsidiaries which is not subordinated to the notes) to be secured equally and ratably with (or prior to) that Indebtedness, provided, however, this restriction will not apply to the following Liens:

          (1) Liens on property, shares of capital stock or indebtedness of any corporation existing at the time it becomes a Restricted Subsidiary;

          (2) Liens on property, shares of capital stock or indebtedness existing at the time it is acquired by Briggs & Stratton or any Restricted Subsidiary or within the 180 day period following that acquisition;

          (3) Liens on property, shares of capital stock or indebtedness acquired or constructed to secure or provide for the payment of all or any part of its cost of acquisition or construction if the Lien is created before or within 270 days after the acquisition or, in the case of constructed property, the later of completion of construction or commencement of commercial operation;

          (4) Liens in favor of Briggs & Stratton or any Restricted Subsidiary;

          (5) Liens in favor of the certain governmental bodies, to secure partial, progress, advance or other payments pursuant to any contract or provisions of any statute;

          (6) Liens securing revenue bonds exempt from Federal income taxation pursuant to Section 103(b) of the Internal Revenue Code;

          (7) Liens made in the ordinary course of business securing the performance of any contract or undertaking made in the ordinary course of business and not relating to borrowing money, obtaining advances or credit or securing Indebtedness;

          (8) Liens which are imposed by law;

          (9) Liens which are imposed on deposits in connection with bids, tenders, or contracts or on deposits to secure public or statutory obligations of Briggs & Stratton or any Restricted Subsidiary;

          (10) Liens which are imposed on deposits of cash or obligations of the United States of America in lieu of or to secure surety and appeal bonds to which Briggs & Stratton or any Restricted Subsidiary are a party;

          (11) Liens which arise out of judgments or awards against Briggs & Stratton or any Restricted Subsidiary pending appeal or review so long as the Liens are subject to a stay of execution pending that appeal or review;

          (12) Liens for taxes not yet subject to penalties for nonpayment or the amount or validity of which is being contested in good faith by Briggs & Stratton or any Restricted Subsidiary;

          (13) Liens which relate to minor survey exceptions, minor encumbrances, easements or reservations for rights of way and utilities, or zoning or other restrictions on the use of real properties, so long as in the aggregate liens, exceptions, encumbrances, easements, reservations, rights and restrictions do not, in the opinion of Briggs & Stratton, materially detract from the value of the affected properties or materially impair their use in the operation of Briggs & Stratton's business;

          (14) Liens incurred to finance all or any portion of the cost of constructing, altering or repairing any property if created before or within 270 days after completion of construction, alteration or repair;

          (15) Liens outstanding on the date of the Indenture;

          (16) any extension, renewal, refunding or replacement of any of the Liens described in clauses (1) through (15) above; or

          (17) Liens securing Indebtedness of Briggs & Stratton and its Restricted Subsidiaries and Liens in connection with Sale and Leaseback Transactions, provided that at the time of the incurrence of such Indebtedness or the entering into of such Sale and Leaseback Transaction, the aggregate amount of Indebtedness, including Attributable Debt (other than Indebtedness secured by Liens described in clauses (1) through (15) above and other than Attributable Debt described in clauses (1) through (6) under "-- Limitation on Sales and Leasebacks"), of Briggs & Stratton and its Restricted Subsidiaries secured by Liens does not exceed 15% of Consolidated Net Tangible Assets of Briggs & Stratton.

  Limitation on Sales and Leasebacks

     Briggs & Stratton will not, and will not permit any of its Restricted Subsidiaries to, enter into any lease of any property which has been or is to be sold or transferred by us or any Restricted Subsidiary to the lessor (a "Sale and Leaseback Transaction"). This restriction will not apply to any Sale and Leaseback Transaction if:

          (1) Briggs & Stratton or any Restricted Subsidiary would be permitted to create a Lien pursuant to clauses (1) through (16) under "-- Liens" above on the property to be leased to secure Indebtedness in an amount equal to the Attributable Debt with respect to that Sale and Leaseback Transaction, without equally and ratably securing the notes;

          (2) within 270 days after the Sale and Leaseback Transaction we or any Restricted Subsidiary prepay Secured Indebtedness held by persons other than us and any Restricted Subsidiary (which prepayments may not be at maturity or pursuant to mandatory prepayment or sinking fund provisions) in an amount equal to the greater of the net proceeds of the Sale and Leaseback Transaction or the fair market value of the property subject to the Sale and Leaseback Transaction at the time of the transaction (as determined by our chief executive officer, president, chief financial officer, treasurer or controller);

          (3) within 270 days after the Sale and Leaseback Transaction we or any Restricted Subsidiary invest the proceeds of the Sale and Leaseback Transaction in other property, but only if the investment does not exceed the costs incurred by us or any Restricted Subsidiary for acquiring, repairing, altering or constructing the other property, less the amount of any purchase money or construction mortgage on that property;

          (4) the effective date of the Sale and Leaseback Transaction is within 270 days of the acquisition of the property or, if later, the completion of construction and commencement of operation of the property;

          (5) the lease in the Sale and Leaseback Transaction is for a term, including renewals, of not more than three years;

          (6) the Sale and Leaseback Transaction is entered into between us and a Restricted Subsidiary or between Restricted Subsidiaries; or

          (7) immediately after the Sale and Leaseback Transaction, the aggregate amount of Indebtedness, including Attributable Debt (other than Attributable Debt described in clauses (1) through (6) above and other than Indebtedness secured by Liens described in clauses (1) through (16) under "-- Liens"), of Briggs & Stratton and its Restricted Subsidiaries secured by Liens does not exceed 15% of Consolidated Net Tangible Assets of Briggs & Stratton.

  Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

     Briggs & Stratton will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

          (1) pay dividends or make any other distributions on its Capital Stock to Briggs & Stratton or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to Briggs & Stratton or any of its Subsidiaries;

          (2) make loans or advances to Briggs & Stratton or any of its Restricted Subsidiaries; or

          (3) transfer any of its properties or assets to Briggs & Stratton or any of its Restricted Subsidiaries.

     However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

          (1) agreements governing Existing Indebtedness and Credit Facilities as in effect on the date of the Indenture and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements, provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the date of the Indenture;

          (2) the Indenture, the notes and the Subsidiary Guarantees and the convertible senior notes;

          (3) applicable law;

          (4) any instrument governing Indebtedness or Capital Stock of a Person acquired by Briggs & Stratton or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred;

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

          (5) customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices;

          (6) purchase money obligations for property acquired in the ordinary course of business that impose restrictions on that property of the nature described in clause (3) of the preceding paragraph;

          (7) any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale or other disposition;

          (8) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

          (9) Liens securing Indebtedness otherwise permitted to be incurred under the provisions of the covenant described above under the caption "-- Liens" that limit the right of the debtor to dispose of the assets subject to such Liens;

          (10) provisions with respect to the disposition or distribution of assets or property in joint venture agreements, assets sale agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business; or

          (11) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

 Merger, Consolidation or Sale of Assets

     Briggs & Stratton may not, directly or indirectly: (a) consolidate or merge with or into another Person (whether or not Briggs & Stratton is the surviving corporation); or (b) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of Briggs & Stratton and its Subsidiaries taken as a whole, in one or more related transactions, to another Person; unless:

          (1) either: (a) Briggs & Stratton is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than Briggs & Stratton)or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

          (2) the Person formed by or surviving any such consolidation or merger (if other than Briggs & Stratton)or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of Briggs & Stratton under the notes, the Indenture and the Registration Rights Agreement pursuant to agreements reasonably satisfactory to the trustee;

          (3) immediately after such transaction no Default or Event of Default exists; and

          (4) Briggs & Stratton or the Person formed by or surviving any such consolidation or merger (if other than Briggs & Stratton), or to which such sale, assignment, transfer, conveyance or other disposition has been made:

             (a) will have Consolidated Net Worth immediately after the transaction equal to or greater than the Consolidated Net Worth of Briggs & Stratton immediately preceding the transaction; and

             (b) will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock."

     In addition, Briggs & Stratton may not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person. This "Merger, Consolidation or Sale of Assets" covenant will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among Briggs & Stratton and any of the Guarantors.
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

  Transactions with Affiliates

     Briggs & Stratton will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an "Affiliate Transaction"), unless:

          (1) the Affiliate Transaction is on terms that are no less favorable to Briggs & Stratton or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Briggs & Stratton or such Restricted Subsidiary with an unrelated Person; and

          (2) Briggs & Stratton delivers to the trustee:

             (a) with respect to a transaction or series of related transactions involving aggregate payments or value equal to or greater than $5.0 million, Briggs & Stratton shall have delivered an officers' certificate to the trustee certifying that such transaction or transactions comply with the preceding clause (1); and

             (b) with respect to a transaction or series of related transactions involving aggregate payments or value equal to or greater than $10.0 million, such transaction or transactions shall have been approved by a majority of the disinterested members of the Board of Directors of Briggs & Stratton;

provided, that Briggs & Stratton shall not be required to comply with this clause (2) in connection with transactions in the ordinary course of business between Briggs & Stratton or one of its Restricted Subsidiaries with any of Daihatsu-Briggs & Stratton Co., Ltd., or Starting USA Corporation, which are joint ventures in which Briggs & Stratton has a 50% equity interest, and Metal Technologies Holding Company, Inc., which is the party that purchased the foundries of Briggs & Stratton in August 1999.

     The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

          (1) any employment agreement entered into by Briggs & Stratton or any of its Restricted Subsidiaries in the ordinary course of business and consistent with the past practice of Briggs & Stratton or such Restricted Subsidiary;

          (2) transactions between or among Briggs & Stratton and/or its Restricted Subsidiaries;

          (3) transactions with a Person that is an Affiliate of Briggs & Stratton solely because Briggs & Stratton controls such Person;

          (4) payment of reasonable directors fees to Persons who are not otherwise Affiliates of Briggs & Stratton;

          (5) sales of Equity Interests (other than Disqualified Stock) to Affiliates of Briggs & Stratton; and

          (6) Restricted Payments that are permitted by the provisions of the Indenture described above under the caption "-- Restricted Payments."

  Limitation on Designations of Unrestricted Subsidiaries

     Briggs & Stratton may designate after the date the notes were issued any Restricted Subsidiary as an "Unrestricted Subsidiary" under the Indenture (a "Designation") only if:

          (1) no Default shall have occurred and be continuing at the time of or after giving effect to such Designation;

          (2) Briggs & Stratton would be permitted to make an Investment (other than a Permitted Investment, except a Permitted Investment covered by clause (8) or (9) of the definition thereof) at the time of Designation (assuming the effectiveness of such Designation) pursuant to the first paragraph of "-- Restricted Payments" above in an amount (the "Designation Amount") equal to the Fair Market

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

     Value of Briggs & Stratton's interest in such Subsidiary on such date calculated in accordance with GAAP; and

          (3) Briggs & Stratton would be permitted under the Indenture to incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the covenant described under "-- Incurrence of Indebtedness and Issuance of Preferred Stock" at the time of such Designation (assuming the effectiveness of such Designation).

     In the event of any such Designation, Briggs & Stratton shall be deemed to have made an Investment constituting a Restricted Payment pursuant to the covenant "-- Restricted Payments" for all purposes of the Indenture in the Designation Amount.

     Briggs & Stratton shall not, and shall not cause or permit any Restricted Subsidiary to, at any time:

          (1) provide credit support for or subject any of its property or assets (other than the Capital Stock of any Unrestricted Subsidiary) to the satisfaction of, any Indebtedness of any Unrestricted Subsidiary (including any undertaking, agreement or instrument evidencing such Indebtedness),

          (2) be directly or indirectly liable for any Indebtedness of any Unrestricted Subsidiary; or

          (3) be directly or indirectly liable for any Indebtedness which provides that the holder thereof may (upon notice, lapse of time or both) declare a default thereon or cause the payment thereof to be accelerated or payable prior to its final scheduled maturity upon the occurrence of a default with respect to any Indebtedness of any Unrestricted Subsidiary (including any right to take enforcement action against such Unrestricted Subsidiary), except any non-recourse guarantee given solely to support the pledge of Briggs & Stratton or any Restricted Subsidiary of the Capital Stock of an Unrestricted Subsidiary.

     All Subsidiaries of Unrestricted Subsidiaries shall automatically be deemed to be Unrestricted Subsidiaries.

     Briggs & Stratton may revoke any Designation of a Subsidiary as an Unrestricted Subsidiary (a "Revocation") if:

          (1) no Default shall have occurred and be continuing at the time of and after giving effect to such Revocation; and

          (2) all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately following such Revocation would, if incurred at such time, have been permitted to be incurred for all purposes of the Indenture.

     All Designations and Revocations must be evidenced by resolutions of the Board of Directors of Briggs & Stratton delivered to the trustee certifying compliance with the foregoing provisions.

  Payments for Consent

     Briggs & Stratton will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the notes unless such consideration is offered to be paid and is paid to all holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

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

CERTAIN COVENANTS APPLICABLE AFTER WE MEET THE RATING CONDITION

     After we have met the Rating Condition, we will not be subject to the covenant under "Repurchase at the Option of Holders -- Asset Sales" or the covenants described in the following headings under "-- Certain Covenants Applicable Until We Meet the Rating Condition":

     - Restricted Payments

     - Incurrence of Indebtedness and Issuance of Preferred Stock

     - Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

     - Paragraph (4) of Merger, Consolidation or Sale of Assets

     - Transactions with Affiliates

     - Limitation on Designations of Unrestricted Subsidiaries and

     - Payments for Consents.

     After we have met the Rating Condition, we will remain subject to the following covenants:

     - Liens

     - Limitation on Sales and Leasebacks

     - Paragraphs (1), (2) and (3) of Merger, Consolidation or Sale of Assets

As a result, after we have met the Rating Condition, the notes will be entitled to substantially less covenant protection.

     In addition, after we have met the Rating Condition, we will also be subject to the following covenant:

  Restrictions on Indebtedness of Restricted Subsidiaries

     Briggs & Stratton will not permit any Restricted Subsidiary to incur any Indebtedness.

     This restriction will not apply to:

          (1) Indebtedness of any corporation existing at the time it becomes a Restricted Subsidiary;

          (2) Indebtedness among us and our Restricted Subsidiaries and Indebtedness between our Restricted Subsidiaries; or

          (3) the incurrence by a Restricted Subsidiary of Briggs & Stratton of Indebtedness for working capital purposes if after giving effect to such incurrence, the aggregate outstanding principal amount of all such Indebtedness of Restricted Subsidiaries of Briggs & Stratton does not exceed $25.0 million.

     In addition, this restriction will not prohibit the incurrence of Indebtedness in connection with any initial or successive extension, renewal, refinancing, replacement or refunding, in whole or in part, of any Indebtedness of the Restricted Subsidiaries, so long as there is no increase in the principal amount of the Indebtedness (or, in the case of a revolving credit facility, no increase in the commitment thereunder).

REPORTS

     Whether or not required by the SEC, so long as any notes are outstanding, Briggs & Stratton will furnish to the holders of notes, within the time periods specified in the SEC's rules and regulations:

          (1) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if Briggs & Stratton were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report on the annual financial statements by Briggs & Stratton's certified independent accountants; and

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

          (2) all current reports that would be required to be filed with the SEC on Form 8-K if Briggs & Stratton were required to file such reports.

     In addition, whether or not required by the SEC, Briggs & Stratton will file a copy of all of the information and reports referred to in clauses (1) and
(2) above with the SEC for public availability within the time periods specified in the SEC's rules and regulations (unless the SEC will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, Briggs & Stratton has agreed, and any Guarantors will agree, that, for so long as any notes remain outstanding, they will furnish to the holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

EVENTS OF DEFAULT AND REMEDIES

     Each of the following is an Event of Default:

          (1) default for 30 days in the payment when due of interest on the notes;

          (2) default in payment when due of the principal of, or premium, if any, on the notes;

          (3) failure by Briggs & Stratton or any of its Restricted Subsidiaries to comply with the provisions described under the captions "-- Repurchase at the Option of Holders -- Change of Control," or "-- Repurchase at the Option of Holders -- Asset Sales";

          (4) failure by Briggs & Stratton or any of its Restricted Subsidiaries for 60 days after notice to comply with any of the other agreements in the Indenture;

          (5) default under any mortgage, Indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Briggs & Stratton or any of its Restricted Subsidiaries (or the payment of which is guaranteed by Briggs & Stratton or any of its Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the Indenture, if that default:

             (a) is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default"); or

             (b) results in the acceleration of such Indebtedness prior to its express maturity,

     and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $10.0 million or more;

          (6) failure by Briggs & Stratton or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $10.0 million, which judgments are not paid, discharged or stayed for a period of 60 days;

          (7) except as permitted by the Indenture, any Subsidiary Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Subsidiary Guarantee; and

          (8) certain events of bankruptcy or insolvency described in the Indenture with respect to Briggs & Stratton or any of its Restricted Subsidiaries.

     In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to Briggs & Stratton, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the then outstanding notes may declare all the notes to be due and payable immediately.
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

     Holders of the notes may not enforce the Indenture or the notes except as provided in the Indenture. Subject to certain limitations, holders of a majority in principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the notes notice of any continuing Default or Event of Default if it determines that withholding notes is in their interest, except a Default or Event of Default relating to the payment of principal or interest.

     The holders of a majority in aggregate principal amount of the notes then outstanding by notice to the trustee may on behalf of the holders of all of the notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the notes.

     Briggs & Stratton is required to deliver to the trustee annually a statement regarding compliance with the Indenture. Upon becoming aware of any Default or Event of Default, Briggs & Stratton is required to deliver to the trustee a statement specifying such Default or Event of Default.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

     No director, officer, employee, incorporator or stockholder of Briggs & Stratton or any Guarantor, as such, will have any liability for any obligations of Briggs & Stratton or the Guarantors under the notes, the Indenture, the Subsidiary Guarantees, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

     Briggs & Stratton may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding notes and all obligations of the Guarantors discharged with respect to their Subsidiary Guarantees ("Legal Defeasance") except for:

          (1) the rights of holders of outstanding notes to receive payments in respect of the principal of, or interest or premium, if any, on such notes when such payments are due from the trust referred to below;

          (2) Briggs & Stratton's obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

          (3) the rights, powers, trusts, duties and immunities of the trustee, and Briggs & Stratton's and the Guarantor's obligations in connection therewith; and

          (4) the Legal Defeasance provisions of the Indenture.

     In addition, Briggs & Stratton may, at its option and at any time, elect to have the obligations of Briggs & Stratton and the Guarantors released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the notes. If Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "-- Events of Default and Remedies" will no longer constitute an Event of Default with respect to the notes.

     In order to exercise either Legal Defeasance or Covenant Defeasance:

          (1) Briggs & Stratton must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, or interest and premium, if any, on the outstanding notes on the stated maturity;

          (2) in the case of Legal Defeasance, Briggs & Stratton has delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) Briggs & Stratton has received from, or
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

     there has been published by, the Internal Revenue Service a ruling or (b) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

          (3) in the case of Covenant Defeasance, Briggs & Stratton has delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

          (4) no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit);

          (5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which Briggs & Stratton or any of its Subsidiaries is a party or by which Briggs & Stratton or any of its Subsidiaries is bound;

          (6) Briggs & Stratton must deliver to the trustee an officers' certificate stating that the deposit was not made by Briggs & Stratton with the intent of preferring the holders of notes over the other creditors of Briggs & Stratton with the intent of defeating, hindering, delaying or defrauding creditors of Briggs & Stratton or others; and

          (7) Briggs & Stratton must deliver to the trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

AMENDMENT, SUPPLEMENT AND WAIVER

     Except as provided in the next two succeeding paragraphs, the Indenture or the notes may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the notes then outstanding (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing default or compliance with any provision of the Indenture or the notes may be waived with the consent of the holders of a majority in principal amount of the then outstanding notes (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

     Without the consent of each holder affected, an amendment or waiver may not (with respect to any notes held by a non-consenting holder):

          (1) reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver;

          (2) reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes (other than provisions relating to the covenants described above under the caption "-- Repurchase at the Option of Holders");

          (3) reduce the rate of or change the time for payment of interest on any note;

          (4) waive a Default or Event of Default in the payment of principal of, or interest or premium, if any, on the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from such acceleration);

          (5) make any note payable in money other than that stated in the notes;

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

          (6) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of holders of notes to receive payments of principal of, or interest or premium, if any, on the notes;

          (7) waive a redemption payment with respect to any note (other than a payment required by one of the covenants described above under the caption "-- Repurchase at the Option of Holders");

          (8) release any Guarantor from any of its obligations under its Subsidiary Guarantee or the Indenture, except in accordance with the terms of the Indenture; or

          (9) make any change in the preceding amendment and waiver provisions.

     Notwithstanding the preceding, without the consent of any holder of notes, Briggs & Stratton, the Guarantors and the trustee may amend or supplement the Indenture or the notes:

          (1) to cure any ambiguity, defect or inconsistency;

          (2) to provide for uncertificated notes in addition to or in place of certificated notes;

          (3) to provide for the assumption of Briggs & Stratton's obligations to holders of notes in the case of a merger or consolidation or sale of all or substantially all of Briggs & Stratton's assets;

          (4) to make any change that would provide any additional rights or benefits to the holders of notes or that does not adversely affect the legal rights under the Indenture of any such holder; or

          (5) to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

SATISFACTION AND DISCHARGE

     The Indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

          (1) either:

             (a) all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to Briggs & Stratton, have been delivered to the trustee for cancellation; or

             (b) all notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and Briggs & Stratton or any Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the notes not delivered to the trustee for cancellation for principal, premium and accrued interest to the date of maturity;

          (2) no Default or Event of Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which Briggs & Stratton or any Guarantor is a party or by which Briggs & Stratton or any Guarantor is bound;

          (3) Briggs & Stratton or any Guarantor has paid or caused to be paid all sums payable by it under the Indenture; and

          (4) Briggs & Stratton has delivered irrevocable instructions to the trustee under the Indenture to apply the deposited money toward the payment of the notes at maturity.

     In addition, Briggs & Stratton must deliver an officers' certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

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CONCERNING THE TRUSTEE

     Bank One, N.A. is the trustee under the Indenture, the indenture under which our 7.25% notes due 2007 are outstanding and the indenture under which the convertible senior notes were issued. Affiliates of the trustee perform services for us in the ordinary course of business and an affiliate of the trustee is a lender bank under our credit facility. Bank One Trust Company, N.A., the Exchange Agent, is also an affiliate of the trustee. Frederick P. Stratton, Jr., our Chairman of the Board and former Chief Executive Officer, is a director of Bank One Corporation. Bank One Corporation is the corporate parent of the trustee, the affiliate of the trustee that is a lender bank under the credit facility and the Exchange Agent.

     If the trustee becomes a creditor of Briggs & Stratton or any Guarantor, the Indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

     The holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of notes, unless such holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

CERTAIN DEFINITIONS

     Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

     "Acquired Debt" means, with respect to any specified Person:

          (1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

          (2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

     "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control," as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms "controlling," "controlled by" and "under common control with" have correlative meanings.

     "Asset Sale" means:

          (1) the sale, lease, conveyance or other disposition of any assets or rights, other than sales of inventory in the ordinary course of business consistent with past practices; provided that the sale, conveyance or other disposition of all or substantially all of the assets of Briggs & Stratton and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption
     "-- Repurchase at the Option of Holders -- Change of Control" and/or the provisions described above under the caption "-- Certain Covenants Applicable Until We Meet the Rating Condition -- Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant; and

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          (2) the issuance of Equity Interests by any of Briggs & Stratton's
     Restricted Subsidiaries or the sale of Equity Interests in any of its Restricted Subsidiaries.

     Notwithstanding the preceding, the following items will not be deemed to be Asset Sales:

          (1) any single transaction or series of related transactions that involves assets having a fair market value of less than $5.0 million;

          (2) a transfer of assets between or among Briggs & Stratton and its Restricted Subsidiaries,

          (3) an issuance of Equity Interests by a Restricted Subsidiary to Briggs & Stratton or to another Restricted Subsidiary;

          (4) the sale or lease of equipment, inventory, accounts receivable or other assets in the ordinary course of business;

          (5) the sale or other disposition of cash or Cash Equivalents; and

          (6) a Restricted Payment or Permitted Investment that is permitted by the covenant described above under the caption "-- Certain Covenants Applicable Until We Meet the Rating Condition -- Restricted Payments."

     "Attributable Debt" at any date, means the present value of all remaining rental payments under leases with an initial term of more than one year under which we or any of our Restricted Subsidiaries is liable as a lessee, including any rental payments during any period for which the lease may be extended at the election of the lessor, discounted on a semi-annual basis at a per annum discount rate equal to the greater of:

          (1) the weighted average Yield to Maturity (as defined in the Indenture) of the notes; and

          (2) the interest rate inherent in such lease.

     "Beneficial Owner" has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular "person" (as that term is used in Section 13(d)(3) of the Exchange Act), such "person" will be deemed to have beneficial ownership of all securities that such "person" has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms "Beneficially Owns" and "Beneficially Owned" have a corresponding meaning.

     "Board of Directors" means:

          (1) with respect to a corporation, the board of directors (or duly authorized committee thereof) of the corporation;

          (2) with respect to a partnership, the Board of Directors of the general partner of the partnership; and

          (3) with respect to any other Person, the board or committee of such Person serving a similar function.

     "Capital Lease Obligation" means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

     "Capital Stock" means:

          (1) in the case of a corporation, corporate stock;

          (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

          (3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

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          (4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

     "Cash Equivalents" means:

          (1) United States dollars;

          (2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than six months from the date of acquisition;

          (3) any certificate of deposit (or time deposits represented by such certificates of deposit) or bankers acceptance, maturing not more than one year after such time, or overnight Federal Funds transactions that are issued or sold by a commercial banking institution that is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $500 million;

          (4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

          (5) commercial paper having the highest rating obtainable from Moody's or S&P and in each case maturing within six months after the date of acquisition; and

          (6) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) above.

     "Change of Control" means the occurrence of any of the following:

          (1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Briggs & Stratton and its Restricted Subsidiaries taken as a whole to any "person" (as that term is used in Section 13(d)(3) of the Exchange Act);

          (2) the adoption of a plan relating to the liquidation or dissolution of Briggs & Stratton;

          (3) the consummation of any transaction (including any merger or consolidation) the result of which is that any "person" (as defined above), becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of Briggs & Stratton, measured by voting power rather than number of shares;

          (4) the first day on which a majority of the members of the Board of Directors of Briggs & Stratton are not Continuing Directors; or

          (5) Briggs & Stratton consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, Briggs & Stratton, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of Briggs & Stratton or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the holders of Voting Stock of Briggs & Stratton outstanding immediately prior to such transaction hold Voting Stock (other than Disqualified Stock) of Briggs & Stratton or the surviving or transferee Person (if not Briggs & Stratton) constituting a majority of the outstanding shares of Voting Stock of Briggs & Stratton or such surviving or transferee Person, as the case may be, immediately after giving effect to such transaction.

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     "Consolidated Cash Flow" means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus:

          (1) an amount equal to any extraordinary loss plus any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus

          (2) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

          (3) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income; plus

          (4) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; minus

          (5) non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business,

in each case, on a consolidated basis and determined in accordance with GAAP.

     Notwithstanding the preceding paragraph, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash expenses of, a Restricted Subsidiary of Briggs & Stratton will be added to Consolidated Net Income to compute Consolidated Cash Flow of Briggs & Stratton only to the extent that a corresponding amount would be permitted at the date of determination to be distributed to Briggs & Stratton by such Restricted Subsidiary by way of dividend without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.

     "Consolidated Net Income" means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

          (1) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

          (2) the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

          (3) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition will be excluded; and

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

          (4) the cumulative effect of a change in accounting principles will be excluded.

     "Consolidated Net Tangible Assets" at any date, means the total assets of Briggs & Stratton and its Restricted Subsidiaries as shown on our consolidated balance sheet, determined in accordance with GAAP, as of the end of our fiscal quarter ending not more than 135 days before such date, less:

          (1) current liabilities (liabilities due within one year) as shown on the balance sheet,

          (2) applicable reserves,

          (3) investments in and advances to Unrestricted Subsidiaries that are consolidated on the balance sheet; and

          (4) Intangible Assets and related liabilities.

     "Consolidated Net Worth" means, with respect to any specified Person as of any date, the sum of:

          (1) the consolidated equity of the common stockholders of such Person and its Restricted Subsidiaries as of such date; plus

          (2) the respective amounts reported on such Person's balance sheet as of such date with respect to any series of preferred stock (other than Disqualified Stock) that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by such Person upon issuance of such preferred stock.

     "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of Briggs & Stratton who:

          (1) was a member of such Board of Directors on the date of the Indenture; or

          (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

     "Credit Agreement" means that certain Credit Agreement, dated as of April 18, 1997, by and among Briggs & Stratton and Bank of America National Trust and Savings Association as Agent, providing for up to $250 million of revolving credit borrowings, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, repaid, replaced or refinanced from time to time.

     "Credit Facilities" means, one or more debt facilities (including the Credit Agreement) or commercial paper facilities, in each case with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

     "Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

     "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require Briggs & Stratton to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that Briggs & Stratton may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption
"-- Certain Covenants Applicable Until We Meet the Rating
Condition -- Restricted Payments."

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     "Domestic Subsidiary" means any Subsidiary of Briggs & Stratton that was formed under the laws of the United States or any state of the United States or the District of Columbia.

     "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

     "Existing Indebtedness" means up to $123.4 million in aggregate principal amount of Indebtedness of Briggs & Stratton and its Restricted Subsidiaries (other than Indebtedness under the Credit Agreement) in existence on the date of the Indenture, until such amounts are repaid.

     "Fair Market Value" means, with respect to any asset, the price which could be negotiated in an arm's length free market transaction, for cash, between a willing seller and a willing buyer, neither of which is under pressure or compulsion to complete the transaction. Fair Market Value shall be determined by the Board of Directors of Briggs & Stratton in good faith.

     "Fixed Charges" means, with respect to any specified Person for any period, the sum, without duplication, of:

          (1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations; plus

          (2) the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

          (3) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

          (4) the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of Briggs & Stratton (other than Disqualified Stock) or to Briggs & Stratton or a Restricted Subsidiary of Briggs & Stratton, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

     "Fixed Charge Coverage Ratio" means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. If the specified Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees, repays, repurchases or redeems any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of the applicable four-quarter reference period.

     In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

          (1) acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect as if they had occurred on the first day of the four-quarter reference

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     period and Consolidated Cash Flow for such reference period will be calculated on a pro forma basis in accordance with Regulation S-X under the Securities Act, but without giving effect to clause (3) of the proviso set forth in the definition of Consolidated Net Income;

          (2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded; and

          (3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date.

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of the Indenture.

     "Guarantee" means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

     "Guarantors" means any Subsidiary that executes a Subsidiary Guarantee in accordance with the provisions of the Indenture and their respective successors and assigns.

     "Hedging Obligations" means, with respect to any specified Person, the obligations of such Person under:

          (1) currency exchange or interest rate swap agreements, currency exchange or interest rate cap agreements and currency exchange or interest rate collar agreements; and

          (2) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange or interest rates.

     "Indebtedness" means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

          (1) in respect of borrowed money;

          (2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

          (3) in respect of banker's acceptances;

          (4) representing Capital Lease Obligations;

          (5) representing the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable; or

          (6) representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term "Indebtedness" includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any indebtedness of any other Person.

     The amount of any Indebtedness outstanding as of any date will be:

          (1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount; and

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          (2) the principal amount of the Indebtedness, together with any interest on the Indebtedness that is more than 30 days past due, in the case of any other Indebtedness.

     "Intangible Assets" at any date, means, the value (net of any applicable reserves), as shown on the most recent consolidated balance sheet of Briggs & Stratton and its Restricted Subsidiaries as at the end of our fiscal quarter ending not more than 135 days prior to such date, prepared in accordance with GAAP, of:

          (1) all trade names, trademarks, licenses, patents, copyrights, service marks, goodwill and other like intangibles,

          (2) organizational and development costs,

          (3) deferred charges (other than prepaid items, such as insurance, taxes, interest, commissions, rents, pensions, compensation and similar items and tangible assets being amortized), and

          (4) unamortized debt discount and expense, less unamortized premium.

     "Investment Grade" means:

          (1) BBB- or above, in the case of S&P (or its equivalent under any successor Rating Categories of S&P) and Baa3 or above, in the case of Moody's (or its equivalent under any successor Rating Categories of Moody's), in each case with at least a stable outlook or

          (2) The equivalent in respect of the Rating Categories of any successor Rating Agencies substituted for S&P or Moody's.

     "Investments" means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If Briggs & Stratton or any Subsidiary of Briggs & Stratton sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of Briggs & Stratton such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of Briggs & Stratton, Briggs & Stratton will be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption "-- Certain Covenants Applicable Until We Meet the Rating Condition -- Restricted Payments." The acquisition by Briggs & Stratton or any Restricted Subsidiary of Briggs & Stratton of a Person that holds an Investment in a third Person will be deemed to be an Investment by Briggs & Stratton or such Restricted Subsidiary in such third Person in an amount equal to the fair market value of the Investment held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant described above under the caption
"-- Certain Covenants Applicable Until We Meet the Rating
Condition -- Restricted Payments."

     "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

     "Moody's" means Moody's Investor Service, Inc. and its successors.

     "Net Income" means, with respect to any specified Person, the net income
(loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

          (1) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with: (a) any Asset Sale; or (b) the disposition of any securities by such Person or

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     any of its Restricted Subsidiaries or the extinguishment of any
     Indebtedness of such Person or any of its Restricted Subsidiaries; and

          (2) any extraordinary gain (but not loss), together with any related provision for taxes on such extraordinary gain (but not loss).

     "Net Proceeds" means the aggregate cash proceeds received by Briggs & Stratton or any of its Restricted Subsidiaries in respect of any Asset Sale (including any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness, other than Senior Debt secured by a Lien on the asset or assets that were the subject of such Asset Sale.

     "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

     "Permitted Business" means any business related to the existing business of Briggs & Stratton or to the business of Generac Portable Products, Inc. (including its subsidiaries) or reasonable extensions of such businesses or businesses related, ancillary or complementary to the business of Briggs & Stratton or Generac Portable Products, Inc., each as determined in good faith by the Board of Directors of Briggs & Stratton.

     "Permitted Investments" means:

          (1) any Investment in Briggs & Stratton or in a Restricted Subsidiary of Briggs & Stratton;

          (2) any Investment in Cash Equivalents;

          (3) any Investment by Briggs & Stratton or any Restricted Subsidiary of Briggs & Stratton in a Person whose primary business is a Permitted Business, if as a result of such Investment:

             (a) such Person becomes a Restricted Subsidiary of Briggs & Stratton; or

             (b) such Person is merged or consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Briggs & Stratton or a Restricted Subsidiary of Briggs & Stratton;

          (4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption
     "-- Repurchase at the Option of Holders -- Asset Sales";

          (5) any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of Briggs & Stratton;

          (6) any Investments received in compromise of obligations of such persons incurred in the ordinary course of trade creditors or customers that were incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer;

          (7) Hedging Obligations;

          (8) any Investment in Permitted Joint Ventures having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (8) since the date of the Indenture, not to exceed 10% of Consolidated Net Tangible Assets of Briggs & Stratton; and

          (9) other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (9) since the date of the Indenture, not to exceed $25.0 million.

     "Permitted Joint Venture" means, with respect to any Person, any corporation, partnership, limited liability company or other business entity of which 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the Restricted Subsidiaries of that Person.

     "Permitted Refinancing Indebtedness" means any Indebtedness of Briggs & Stratton or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund, other Indebtedness of Briggs & Stratton or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

          (1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest on the Indebtedness and the amount of all expenses and premiums incurred in connection therewith);

          (2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

          (3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the notes on terms at least as favorable to the holders of notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

          (4) such Indebtedness is incurred either by Briggs & Stratton or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

     "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

     "Principal Property" means any manufacturing plant located in the United States of America which Briggs & Stratton or a Restricted Subsidiary owns and operates, including all manufacturing equipment (as defined in the Indenture) owned by Briggs & Stratton or a Restricted Subsidiary in such manufacturing plant.

     "Rating Agencies" means:

          (1) S&P and Moody's or

          (2) If S&P or Moody's or both of them are not making ratings of the notes publicly available, a nationally recognized U.S. rating agency or agencies, as the case may be, selected by Briggs & Stratton, which will be substituted for S&P or Moody's or both, as the case may be.

     "Rating Category" means:

          (1) With respect to S&P, any of the following categories (any of which may include a "+" or "-"): AAA, AA, A, BBB, BB, B, CCC, CC, C and D (or equivalent successor categories);

          (2) With respect to Moody's, any of the following categories: Aaa, Aa, A, Baa, Ba, B, Caa, Ca, C and D (or equivalent successor categories); and

          (3) The equivalent of any such categories of S&P or Moody's used by another Rating Agency, if applicable.

     "Rating Condition" means if the notes are rated Investment Grade and no Event of Default or Default shall have occurred and be continuing.

     "Restricted Investment" means an Investment other than a Permitted Investment.

     "Restricted Subsidiary" means each Subsidiary that is not an Unrestricted Subsidiary.

     "S&P" means Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

     "Secured Indebtedness" means Indebtedness which is secured by any pledge of, or mortgage, security interest or other lien on any property (whether owned on the date of the Indenture or thereafter acquired or created), shares of stock owned by us or a Subsidiary in a Restricted Subsidiary or indebtedness of a Restricted Subsidiary.

     "Senior Debt" means:

          (1) all Indebtedness of Briggs & Stratton or any Guarantor outstanding under Credit Facilities and all Hedging Obligations with respect thereto;

          (2) any other Indebtedness of Briggs & Stratton or any Guarantor permitted to be incurred under the terms of the Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the notes or any Subsidiary Guarantee; and

          (3) all Obligations with respect to the items listed in the preceding clauses (1) and (2).

     Notwithstanding anything to the contrary in the preceding, Senior Debt will not include:

          (1) any liability for federal, state, local or other taxes owed or owing by Briggs & Stratton;

          (2) any intercompany Indebtedness of Briggs & Stratton or any of its Subsidiaries to Briggs & Stratton or any of its Affiliates;

          (3) any trade payables; or

          (4) the portion of any Indebtedness that is incurred in violation of the Indenture.

     "Significant Domestic Subsidiary" means any Significant Subsidiary which is a Domestic Subsidiary.

     "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof.

     "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

     "Subsidiary" means, with respect to any specified Person:

          (1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

          (2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or
     (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

     "Unrestricted Subsidiary" means a Subsidiary designated as an Unrestricted Subsidiary from time to time by the Board of Directors of Briggs & Stratton. However, Briggs & Stratton may not:

          (1) designate as an Unrestricted Subsidiary any Subsidiary that owns any Principal Property or stock of a Restricted Subsidiary;

          (2) continue the designation of any Subsidiary as an Unrestricted Subsidiary at any time that the Subsidiary owns any Principal Property; or

          (3) transfer or otherwise dispose of, or permit any Restricted Subsidiary to transfer or otherwise dispose of any Principal Property to an Unrestricted Subsidiary unless the Unrestricted Subsidiary is redesignated as a Restricted Subsidiary and any Lien securing its Indebtedness does not extend to the Principal Property unless it would otherwise be permitted under the Indenture.

     "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

     "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

          (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

          (2) the then outstanding principal amount of such Indebtedness.

                     EXCHANGE OFFER AND REGISTRATION RIGHTS

     As a condition to the initial sale of the Original Notes, we entered into the Registration Rights Agreement with the Initial Purchasers. In that agreement, we agreed to:

     - file with the SEC, no later than 60 days after the date the Original Notes were initially issued an exchange offer registration statement under the Securities Act (the "Exchange Registration Statement") for registered notes, the Exchange Notes, to be exchanged for the Original Notes;

     - use our reasonable best efforts to cause the Exchange Registration Statement to become effective no later than 180 days after the date the Original Notes were issued; and

     - use our reasonable best efforts to commence and complete the exchange offer promptly, but no later than 45 days after the Exchange Registration Statement becomes effective, hold the exchange offer open for at least 30 days and issue Exchange Notes for all Original Notes that have been properly tendered and not withdrawn.

     The registration statement of which this prospectus is a part is the Exchange Registration Statement described above, and the exchange offer described in this prospectus is the exchange offer referred to above. The terms of the Exchange Notes are substantially identical to the terms of the Original Notes, except that the Exchange Notes have been registered and transfer restrictions, registration rights and provisions for additional interest relating to the Original Notes will not apply to the Exchange Notes.

     If:

     - the exchange offer may not be consummated because it would violate applicable law or SEC interpretations;

     - the exchange offer has not been completed within 225 days after the date the Original Notes were issued; or

     - the exchange offer is not available to any holders of the Original Notes,

we will file a shelf registration statement for resale of the Original Notes as soon as practicable, but no later than 30 days, following such event. We will use our reasonable best efforts to cause the shelf registration statement to become effective no later than 120 days after such shelf registration is filed and to keep the registration statement effective for a period ending on the earlier of the second anniversary of its becoming effective or such time as there are no longer outstanding any registrable securities, which we define in the Registration Rights Agreement. We will provide to the holders of the Original Notes copies of the prospectus which is part of the shelf registration statement, notify such holders when the resale registration for the Original Notes becomes effective and take other actions as are required to permit unrestricted sales of the

Original Notes. A holder of the Original Notes that sells such notes pursuant to the shelf registration generally will be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to the purchaser. Such holder will be subject to certain of the civil liability provisions of the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement.

     Under the Registration Rights Agreement, if:

     - we have not filed the Exchange Registration Statement within 60 days following the notes closing date, or such registration statement has not become effective or been declared effective by the SEC on or prior to the 180th day after the notes closing date, or

     - we have not filed the shelf registration statement within 30 days after the obligation to file such registration statement arises, or such shelf registration statement has not become effective or been declared effective by the SEC on or prior to the 120th day after it has been filed, or

     - the exchange offer has not been completed within 45 days after the initial effective date of the Exchange Registration Statement relating to the exchange offer (if the exchange offer is then required to be made), or

     - the Exchange Registration Statement or any shelf registration statement required to be filed is filed and declared effective but is thereafter withdrawn by us or becomes subject to an effective stop order, we must pay additional interest on the Original Notes at a per annum rate of 0.25% for the first 90 days of the default period, at a per annum rate of 0.50% for the second 90 days of the default period, at a per annum rate of 0.75% for the third 90 days of the default period and at a per annum rate of 1.0% thereafter for the remaining portion of the default period.

     The required filing of the Exchange Registration Statement has now been accomplished.

             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of certain of the United States federal income tax consequences of the beneficial ownership of the notes to an original purchaser of notes. This summary is based on the Internal Revenue Code of 1986, as amended to the date hereof (the "Code"), as well as U.S. Treasury Department regulations and administrative and judicial rulings and practice. Legislative, judicial and administrative changes may occur, possibly with retroactive effect, that could alter or modify the continued validity of the statements and conclusions set forth below. This summary is intended as a general explanatory discussion of certain of the consequences of beneficially owning the notes and does not purport to furnish information in the level of detail or with the investor's specific tax circumstances that would be provided by an investor's own tax advisor. Accordingly, each prospective investor is urged to consult with its own tax advisor regarding the application of United States federal income tax laws, as well as any state, local, foreign or other tax laws, to their particular situations.

INTEREST INCOME

     Interest on a note (including any increased interest payable upon a failure to register the notes, as described above under "Exchange Offer and Registration Rights") will be taxable as ordinary income for federal income tax purposes when received or accrued by a beneficial owner in accordance with its method of tax accounting.

EXCHANGE OF ORIGINAL NOTES FOR EXCHANGE NOTES

     Under current federal income tax laws, the exchange of Original Notes for Exchange Notes (as described above under "Exchange Offer and Registration Rights") will not be a taxable event to beneficial owners of notes. The Exchange Notes will be treated for federal income tax purposes as a continuation of the Original Notes. Accordingly, a beneficial owner of an Original Note will have the same adjusted tax basis and holding period in the Exchange Note as the owner had in the Original Note exchanged therefor.

DISPOSITION OF NOTES

     Upon the sale, exchange or retirement of a note, a beneficial owner of a note will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement (not including any amount realized that is attributable to accrued but unpaid interest) and such owner's adjusted tax basis in the note. To the extent attributable to accrued but unpaid interest, the amount realized will be treated as a payment of interest. A beneficial owner's adjusted tax basis in a note will generally equal the cost of the note to such owner, reduced by any principal payments received by the owner.

     Gain or loss realized on the sale, exchange or retirement of a note will generally be capital gain or loss, and will be long-term capital gain or loss if at the time of sale, exchange or retirement the note has been held for more than one year. The excess of net long-term capital gains over net short-term capital losses is generally taxed at a lower rate than ordinary income for individuals. The distinction between capital gain or loss and ordinary income or loss is also relevant for purposes of, among other things, limitations on the deductibility of capital losses.

BACKUP WITHHOLDING

     Under federal income tax law, information reporting requirements apply to interest and principal payments made to, and to the proceeds of sale before maturity by, certain non-corporate owners of notes. In addition, a 31% backup withholding tax applies if:

     - a non-corporate owner fails to furnish the owner's Taxpayer Identification Number ("TIN") to the payor in the manner required,

     - the non-corporate owner furnishes an incorrect TIN and the payor is so notified by the Internal Revenue Service,

     - the payor is notified by the Internal Revenue Service that the non-corporate owner has failed properly to report payments of interest and dividends, or

     - in certain circumstances, the non-corporate owner fails to certify, under penalties of perjury, that the owner has not been notified by the Internal Revenue Service that it is subject to backup withholding for failure properly to report interest and dividend payments.

                              PLAN OF DISTRIBUTION

     Based on interpretations by SEC staff set forth in no-action letters issued to third parties, including the Exxon Capital and Morgan Stanley letters and similar letters, Briggs & Stratton believes that the Exchange Notes to be issued pursuant to the exchange offer in exchange for Original Notes may be offered for resale, resold, and otherwise transferred by any holder thereof (other than any holder which is an "affiliate" of Briggs & Stratton within the meaning of Rule 405 under Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the Exchange Notes are acquired in the ordinary course of the holder's business and the holder has no arrangement with any person to participate in the distribution of the Exchange Notes. Accordingly, any holder using the exchange offer to participate in a distribution of the Exchange Notes will not be able to rely on these no-action letters. Notwithstanding the foregoing, each broker-dealer that receives Exchange Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of those Exchange Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Original Notes where those Original Notes were acquired as a result of market-making activities or other trading activities. For a period of up to 180 days after the Expiration Date, Briggs & Stratton will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests these documents in the letter of transmittal. Briggs & Stratton has agreed to pay certain expenses incident to the exchange offer, other than commissions or concession of any brokers or dealers, and will indemnify the holders of the

Exchange Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

     Briggs & Stratton will not receive any proceeds from any sales of the Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to prevailing market prices or at negotiated prices. Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer and/or the purchasers of any Exchange Notes. Any broker-dealer that resells the Exchange Notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act, and any profit on any such resale of the Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     By acceptance of this exchange offer, each broker-dealer that receives Exchange Notes for its own account pursuant to the exchange offer agrees that, upon receipt of notice from Briggs & Stratton of the happening of any event which makes any statement in this prospectus untrue in any material respect or which requires the making of any changes in this prospectus in order to make the statements herein not misleading (which notice Briggs & Stratton agrees to deliver promptly to such broker-dealer), such broker-dealer will suspend use of this prospectus until Briggs & Stratton has amended or supplemented this prospectus to correct such misstatement or omissions and has furnished copies of the amended or supplemented prospectus to such broker-dealer. If Briggs & Stratton gives any notice to suspend the use of the prospectus, it will extend the period referred to above by the number of days during the period from and including the date of the giving of the notice to and including the date when broker-dealers shall have received copies of the supplemented or amended prospectus necessary to permit resales of the Exchange Notes.

                                 LEGAL MATTERS

     Certain legal matters in connection with the notes offered hereby have been passed upon for Briggs & Stratton by Quarles & Brady LLP, Milwaukee, Wisconsin.

                                    EXPERTS

     The consolidated financial statements of Briggs & Stratton as of July 2, 2000 and for the three years then ended incorporated herein by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts (or, as experts in accounting and auditing) in giving said reports.

     The consolidated financial statements of Generac Portable Products, Inc. incorporated in this prospectus by reference to the Annual Report on Form 10-K of Generac Portable Products, Inc. for the year ended December 31, 2000 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

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                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Disclosure Regarding Forward-Looking
  Statements..........................    i

Industry and Market Data..............    i

Where You Can Find Additional
  Information.........................   ii

Incorporation of Information by
  Reference...........................   ii

Summary...............................    1

Risk Factors..........................   10

Consolidated Ratios of Earnings to
  Fixed Charges.......................   16

Acquisition of Generac................   16

The Exchange Offer....................   18

Use of Proceeds.......................   26

Capitalization........................   27

Selected Historical Consolidated
  Condensed Financial Data............   28

Unaudited Pro Forma Combined Condensed
  Financial Data......................   29

Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   34

Business..............................   39

Description of Notes..................   42

Exchange Offer and Registration
  Rights..............................   74

Certain United States Federal Income
  Tax Consequences....................   75

Plan of Distribution..................   76

Legal Matters.........................   77

Experts...............................   77

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                               BRIGGS & STRATTON
                                  CORPORATION

                               OFFER TO EXCHANGE
                     UP TO $275,000,000 IN PRINCIPAL AMOUNT
                           OF OUR 8.875% SENIOR NOTES
                     DUE MARCH 15, 2011 FOR ANY AND ALL OF
      OUR OUTSTANDING $275,000,000 PRINCIPAL AMOUNT OF 8.875% SENIOR NOTES
                               DUE MARCH 15, 2011

             ------------------------------------------------------
             ------------------------------------------------------

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Pursuant to the provisions of the Wisconsin Business Corporation Law, directors and officers of Briggs & Stratton Corporation (the "Company") are entitled to mandatory indemnification from the Company against certain liabilities and expenses (i) to the extent such officers or directors are successful in the defense of a proceeding and (ii) in proceedings in which the director or officer is not successful in the defense thereof, unless (in the latter case only) it is determined that the director or officer breached or failed to perform his or her duties to the Company and such breach or failure constituted: (a) a willful failure to deal fairly with the Company or its shareholders in connection with a matter in which the director or officer had a material conflict of interest; (b) a violation of the criminal law unless the director or officer had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful;
(c) a transaction from which the director or officer derived an improper personal benefit; or (d) willful misconduct. The Wisconsin Business Corporation Law specifically states that it is the public policy of Wisconsin to require or permit indemnification in connection with a proceeding involving securities regulation, as described therein, to the extent required or permitted as described above. In addition, under the Wisconsin Business Corporation Law, directors of the Company are not subject to personal liability to the Company, its shareholders or any person asserting rights on behalf thereof for certain breaches or failures to perform any duty resulting solely from their status as directors, except in circumstances paralleling those outlined in (a) through (d) above.

         Expenses for the defense of any action for which indemnification may be available may be advanced by the Company under certain circumstances.

         The indemnification provided by the Wisconsin Business Corporation Law is not exclusive of any other rights to which a director or officer of the Company may be entitled.

         Article VIII of the Bylaws of the Company provides for indemnification of directors and officers to the fullest extent permitted by Wisconsin law.

         The Company has purchased insurance as permitted by Wisconsin law on behalf of directors and officers, which may cover liabilities under the Securities Act of 1933.

         The charter documents and applicable state laws provide similar indemnification for the officers and directors of the Guarantors.

         The purchase agreement and the exchange and registration rights agreement entered into by the Company in connection with the offering of the securities being registered provide for indemnification of directors, officers and controlling persons of the Company against certain liabilities, including liabilities under the Securities Act of 1933.

ITEM 21.  EXHIBITS.

         A list of exhibits filed herewith or incorporated by reference is contained in the Exhibit Index, which is incorporated herein by reference.

ITEM 22.  UNDERTAKINGS.

         The undersigned Registrants hereby undertake:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

              (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

              (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (5) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is part of the Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

         (6) That every prospectus: (i) that is filed pursuant to paragraph (5) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post effective amendment shall be deemed to be a new registration statement relating to the securities offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (7) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions described in Item 20, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         The undersigned registrant hereby further undertakes (in accordance with the corresponding lettered undertakings in Item 22 of Form S-4):

         (b) To respond to requests for information that is incorporated by reference into this prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

         (c) To supply by means of a post-effect amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wauwatosa, State of Wisconsin, on July 3, 2001.

                        BRIGGS & STRATTON CORPORATION

                        By:  /s/ JAMES E. BRENN
                           -----------------------------------------------------
                           James E. Brenn
                           Senior Vice President and Chief Financial Officer

                               ------------------

                                POWER OF ATTORNEY

         Each person whose signature appears below hereby constitutes and appoints Thomas R. Savage, James E. Brenn and Robert F. Heath, and each of them, the true and lawful attorneys-in-fact and agents of the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

                                -----------------

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.*

SIGNATURE AND TITLE




   /s/ FREDERICK P. STRATTON, JR.                /s/ DAVID L. BURNER
------------------------------------       ------------------------------------
Frederick P. Stratton, Jr., Chairman             David L. Burner, Director
      of the Board and Director

                                                   /s/ E. MARGIE FILTER
                                           ------------------------------------
                                                E. Margie Filter, Director
         /s/ JAMES E. BRENN
-------------------------------------
James E. Brenn, Senior Vice President             /s/ PETER A. GEORGESCU
     and Chief Financial Officer           ------------------------------------
  (Principal Financial Officer and             Peter A. Georgescu, Director
    Principal Accounting Officer)

                                                   /s/ ROBERT J. O'TOOLE
                                           ------------------------------------
                                                Robert J. O'Toole, Director
          /s/ JAY H. BAKER
-------------------------------------
       Jay H. Baker, Director
                                                    /s/ JOHN S. SHIELY
                                           -------------------------------------
                                               John S. Shiely, President and
                                           Chief Executive Officer and Director
                                               (Principal Executive Officer)

        /s/ MICHAEL E. BATTEN                      /s/ CHARLES I. STORY
-------------------------------------      ------------------------------------
     Michael E. Batten, Director                Charles I. Story, Director







-------------------

*Each of these signatures is affixed as of July 3, 2001.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wauwatosa, State of Wisconsin, on July 3, 2001.

                                       GENERAC PORTABLE PRODUCTS, INC.

                                       By:   /s/ JOHN S. SHIELY
                                          --------------------------------------
                                          John S. Shiely
                                          President

                                -----------------

                                POWER OF ATTORNEY

         Each person whose signature appears below hereby constitutes and appoints Patricia M. Hanz, Gary J. Lato and Carita R. Twinem, and each of them, the true and lawful attorneys-in-fact and agents of the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

                                -----------------

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.*

SIGNATURE AND TITLE

                  /s/ JOHN S. SHIELY
-----------------------------------------------------
              John S. Shiely, President
    (Principal Executive Officer, Principal Financial Officer
    and Principal Accounting Officer) and Director










*This signature is affixed as of July 3, 2001.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wauwatosa, State of Wisconsin, on July 3, 2001.

                                       GPPD, INC.

                                       By:   /s/ JOHN S. SHIELY
                                          --------------------------------------
                                          John S. Shiely
                                          President

                                -----------------

                                POWER OF ATTORNEY

         Each person whose signature appears below hereby constitutes and appoints Patricia M. Hanz, Gary J. Lato and Carita R. Twinem, and each of them, the true and lawful attorneys-in-fact and agents of the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

                                -----------------

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.*


SIGNATURE AND TITLE

                 /s/ JOHN S. SHIELY
-----------------------------------------------------
         John S. Shiely, President
     (Principal Executive Officer, Principal Financial Officer
     and Principal Accounting Officer) and Director









*This signature is affixed as of July  3, 2001.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wauwatosa, State of Wisconsin, on July 3, 2001.

                                       GPPW, INC.

                                       By:   /s/ JOHN S. SHIELY
                                          --------------------------------------
                                          John S. Shiely
                                          President

                                -----------------

                                POWER OF ATTORNEY

         Each person whose signature appears below hereby constitutes and appoints Patricia M. Hanz, Gary J. Lato and Carita R. Twinem, and each of them, the true and lawful attorneys-in-fact and agents of the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

                                -----------------

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.*


SIGNATURE AND TITLE



                  /s/ JOHN S. SHIELY
-----------------------------------------------------
               John S. Shiely, President
     (Principal Executive Officer, Principal Financial Officer
     and Principal Accounting Officer) and Director










*Each of these signatures is affixed as of July 3, 2001.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wauwatosa, State of Wisconsin, on July 3, 2001.

                                       GENERAC PORTABLE PRODUCTS, LLC

                                       By:   /s/ DORRANCE J. NOONAN, JR.
                                          --------------------------------------
                                          Dorrance J. Noonan, Jr.
                                          President and Chief Executive Officer

                                -----------------

                                POWER OF ATTORNEY

         Each person whose signature appears below hereby constitutes and appoints Patricia M. Hanz, Gary J. Lato and Carita R. Twinem, and each of them, the true and lawful attorneys-in-fact and agents of the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

                                -----------------

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.*


SIGNATURE AND TITLE


        /s/ DORRANCE J. NOONAN, JR                    /s/ JOHN S. SHIELY
------------------------------------------     ---------------------------------
    Dorrance J. Noonan Jr., President and          John S. Shiely, Director
           Chief Executive Officer
       (Principal Executive Officer)


             /s/ GARY J. LATO
------------------------------------------
    Gary J. Lato, Chief Financial Officer
       (Principal Financial Officer)

          /s/  CARITA R. TWINEM
------------------------------------------
         Carita R. Twinem, Treasurer
       (Principal Accounting Officer)






*Each of these signatures is affixed as of July 3, 2001.

                          BRIGGS & STRATTON CORPORATION
                                 (the "Company")
                          (Commission File No. 1-1370)

                                  EXHIBIT INDEX
                                       TO
                        FORM S-4 REGISTRATION STATEMENT*


The following exhibits are filed with or incorporated by reference in this Registration Statement:

EXHIBIT
NUMBER                  DESCRIPTION
-------            ---------------------

2 Agreement and Plan of Merger, dated as of March 21, 2001, by and among Briggs & Stratton Corporation, GPP Merger Corporation, Generac
           Portable Products, Inc. and The Beacon Group III - Focus Value Fund,
           L.P.
           (Filed as Exhibit 2 to the Company's Report on Form 8-K dated March
           21, 2001 and incorporated by reference herein.)

3.1        Articles of Incorporation.
           (Filed as Exhibit 3.2 to the Company's Report on Form 10-Q for the quarter ended October 2, 1994, and incorporated by reference herein.)

3.2        Bylaws, as amended and restated June 14, 2001.
           (Filed as Exhibit 99 to the Company's Report on From 8-K dated June
           14, 2001, and incorporated by reference herein.)

4.0        Rights Agreement dated as of August 7, 1996, between Briggs &
           Stratton Corporation and Firstar Trust Company, which includes the form of Right Certificate as Exhibit A and the Summary of Rights to Purchase Common Shares as Exhibit B.
           (Filed as Exhibit 4.1 to the Company's Registration Statement on Form
           8-A, dated as of August 7, 1996 and incorporated by reference herein.)

4.1        Indenture dated as of June 4, 1997 between Briggs & Stratton
           Corporation and Bank One, N.A., as Trustee (including form of
           Security).
           (Filed as Exhibit 4.1 to the Company's Report on Form 8-K dated May
           30, 1997 and incorporated by reference herein.)

4.2        Form of 7-1/4% Note due September 15, 2007 of Briggs & Stratton
           Corporation issued pursuant to the Indenture dated as of June 4, 1997 between Briggs & Stratton Corporation and Bank One, N.A., as Trustee.
           (Filed as Exhibit 4.2 to the Company's Report on Form 8-K dated May
           30, 1997 and incorporated by referenced herein.)

4.3        Resolutions of the Board of Directors of Briggs & Stratton
           Corporation authorizing the public offering of debt securities of Briggs & Stratton Corporation in an aggregate principal amount of up to $175,000,000.
           (Filed as Exhibit 4.3 to the Company's Report on Form 8-K dated May
           30, 1997 and incorporated by reference herein.)

4.4 Actions of the Authorized Officers of Briggs & Stratton Corporation authorizing the issuance of $100,000,000 aggregate principal amount of 7-1/4% Notes due September 15, 2007.
           (Filed as Exhibit 4.4 to the Company's Report on Form 8-K dated May
           30, 1997 and incorporated by reference herein.)

4.5        Officers' Certificate and Company Order of Briggs & Stratton
           Corporation executed in conjunction with the issuance of $100,000,000 aggregate principal amount of 7-1/4% Notes due September 15, 2007.
           (Filed as Exhibit 4.5 to the Company's Report on Form 8-K dated May
           30, 1997 and incorporated by reference herein.)

4.6        Indenture dated as of May 14, 2001 between Briggs & Stratton
           Corporation, the Guarantors listed on Schedule I thereto and Bank
           One, N.A., as Trustee, providing for 5.00% Convertible Senior Notes due May 15, 2006 (including form of Note, form of Notation of Guarantee and other exhibits).
           (Filed as Exhibit 4.6 to the Company's Registration Statement on Form
           S-3 filed on July 3, 2001, Registration No. 333-64490, and incorporated herein by reference.)

4.7        Form of Supplemental Indenture dated as of May 15, 2001 between
           Subsequent Guarantors (Generac Portable Products, Inc., GPPD, Inc.,
           GPPW, Inc. and Generac Portable Products, LLC), Briggs & Stratton
           Corporation, and Bank One, N.A., as Trustee.
           (Filed as Exhibit 4.7 to the Company's Registration Statement on Form
           S-3 filed on July 3, 2001, Registration No. 333-64490, and incorporated herein by reference.)

4.8        Registration Rights Agreement dated as of May 8, 2001 between Briggs
           & Stratton Corporation and Goldman, Sachs & Co. and Banc of America
           Securities LLC, as Representatives of the Several Purchasers, providing for the registration of the 5.00% Convertible Senior Notes due May 15, 2006.
           (Filed as Exhibit 4.8 to the Company's Registration Statement on Form
           S-3 filed on July 3, 2001, Registration No. 333-64490, and incorporated herein by reference.)

4.9        Indenture dated as of May 14, 2001 between Briggs & Stratton
           Corporation, the Guarantors listed on Schedule I thereto and Bank
           One, N.A., as Trustee, providing for 8.875% Senior Notes due March
           15, 2011 (including form of Note, form of Notation of Guarantee and other exhibits).
           (Filed as Exhibit 4.9 to the Company's Registration Statement on Form
           S-3 filed on July 3, 2001, Registration No. 333-64490, and incorporated herein by reference.)

4.10       Form of Supplemental Indenture dated as of May 15, 2001 between
           Subsequent Guarantors (Generac Portable Products, Inc., GPPD, Inc.,
           GPPW, Inc. and Generac Portable Products, LLC), Briggs & Stratton
           Corporation, and Bank One, N.A., as Trustee.
           (Filed as Exhibit 4.10 to the Company's Registration Statement on
           Form S-3 filed on July 3, 2001, Registration No. 333-64490, and incorporated herein by reference.)

4.11 Exchange and Registration Rights Agreement dated as of May 9, 2001 between Briggs & Stratton Corporation and Goldman, Sachs & Co. and
           Banc of America Securities LLC, as Representatives of the Several
           Purchasers, providing for the registration or exchange of the 8.875%
           Senior Notes due March 15, 2011.
           (Filed as Exhibit 4.11 to the Company's Registration Statement on
           Form S-3, filed on July 3, 2001, Registration No. 333-64490, and incorporated herein by reference.)

4.12       First Supplemental Indenture, dated as of May 14, 2001, between
           Briggs & Stratton Corporation and Bank One, N.A., as Trustee under the Indenture dated as of June 4, 1997.

           (Filed as Exhibit 4.12 to the Company's Registration Statement on
           Form S-3, filed on July 3, 2001, Registration No. 333-64490, and incorporated herein by reference.)

4.13 Form of Indenture Supplement to Add a Subsidiary Guarantor dated as of May 15, 2001 among each Subsidiary Guarantor (Generac Portable
           Products, Inc., GPPD, Inc., GPPW, Inc. and Generac Portable Products,
           LLC), Briggs & Stratton Corporation, and Bank One, N.A., as Trustee.
           (Filed as Exhibit 4.13 to the Company's Registration Statement on
           Form S-3, filed on July 3, 2001, Registration No. 333-64490, and incorporated herein by reference.)

5 Opinion of Quarles & Brady LLP as to the legality of the securities being registered.
           (Filed herewith.)

12         Computation of Ratio of Earnings to Fixed Charges.
           (Filed as Exhibit 12 to the Company's Report on Form 10-Q for the quarter ended April 1, 2001 and as Exhibit 12 to the Company's Annual
           Report on Form 10-K for fiscal year ended July 2, 2000 and incorporated by reference herein.)

23.1       Consent of Arthur Andersen LLP.
           (Filed herewith.)

23.2       Consent of PricewaterhouseCoopers LLP.
           (Filed herewith.)

23.3       Consent of Quarles & Brady LLP (contained in Exhibit 5).

24         Powers of Attorney (contained on the Signatures pages to the initial
           Registration Statement).

25         Form T-1 Statement of Eligibility under the Trust Indenture Act of
           1939 of Bank One, N.A.
           (Filed herewith.)

99.1       Letter of Transmittal.
           (Filed herewith.)



------------------------

* Certain exhibits that are not required in a Form S-4 registration statement prepared at the Form S-3 level have been omitted, as permitted by note 3 to the Exhibit Table in Item 601(a) of Regulation S-K.